Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Among

HOME PROPERTIES, INC.,

HOME PROPERTIES, L.P.,

LSREF4 LIGHTHOUSE ACQUISITIONS, LLC,

LSREF4 LIGHTHOUSE CORPORATE ACQUISITIONS, LLC,

LSREF4 LIGHTHOUSE OPERATING ACQUISITIONS, LLC,

and

UDR, INC.

Dated as of June 22, 2015

i

(Continued)

(Continued)

(Continued)

		Page
Section 11.03	Severability	101
Section 11.04	Amendment	101
Section 11.05	Entire Agreement; Assignment	101
Section 11.06	Remedies	101
Section 11.07	Specific Performance	102
Section 11.08	Parties in Interest	103
Section 11.09	Governing Law; Forum; Limitations on Suits against Parent Parties and Financing Sources	104
Section 11.10	Headings	105
Section 11.11	Counterparts	105
Section 11.12	Waiver	105
Section 11.13	Waiver of Jury Trial	105
Section 11.14	Authorship	106

	EXHIBITS

Exhibit A	Parent Knowledge Persons

Exhibit B	Company Knowledge Persons

Exhibit C	Surviving Partnership Agreement

Exhibit D	Partnership Certificate of Merger

Exhibit E	Company Articles of Merger

Exhibit F	Opinion of Nixon Peabody LLP

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of June 22, 2015 (this “Agreement”), is made and entered into by and among Home Properties, Inc., a Maryland corporation (the “Company”), Home Properties, L.P., a New York limited partnership (the “Partnership” and, together with the Company, the “Company Parties”), LSREF4 Lighthouse Acquisitions, LLC, a Delaware limited liability company (“Parent”), LSREF4 Lighthouse Corporate Acquisitions, LLC, a Maryland limited liability company and wholly owned subsidiary of Parent (“MergerSub”), LSREF4 Lighthouse Operating Acquisitions, LLC, a New York limited liability company and wholly owned subsidiary of MergerSub (“Partnership MergerSub” and, together with Parent and MergerSub, the “Buyer Parties”), and UDR, Inc., a Maryland corporation (“Public REIT”).

WHEREAS, the parties wish to enter into a series of transactions, including to effect a business combination through a merger of the Company with and into MergerSub, with MergerSub surviving the merger (the “Company Merger”), on the terms and subject to the conditions set forth herein and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Maryland Limited Liability Company Act (the “MLLCA”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Partnership, United Dominion Realty, L.P., a Delaware limited partnership (“Public OP”), Public REIT and Parent are executing and delivering a contribution agreement (the “Contribution Agreement”), dated as of the date hereof, pursuant to which DownREIT Partnership (as defined herein) will (i) acquire the Lighthouse Contribution Properties (as defined in the Contribution Agreement) and assume certain outstanding debt from the Partnership in exchange for (x) DownREIT Partnership Units (as defined herein), (y) an amount of cash specified in the Contribution Agreement and (z) the right to subscribe for and purchase such number of shares of Series F Preferred Stock, par value $0.01 per share, of Public REIT (the “Series F Preferred Stock”“) equal to the number of common units of limited partnership interest in DownREIT Partnership (“DownREIT Partnership Units”) received by the Partnership as specified in the Contribution Agreement and (ii) acquire the UDR Contribution Properties (as defined in the Contribution Agreement) from Public REIT, or one or more entities controlled by Public REIT, in exchange for DownREIT Partnership Units (such acquisitions, the “Portfolio Contribution”);

WHEREAS, in connection with the Contribution Agreement, and prior to the consummation of the transactions contemplated by the Contribution Agreement, Public REIT, as a general and a limited partner, and Public OP, as a limited partner, will form a Delaware limited partnership anticipated to be named “UDR Lighthouse DownREIT L.P.” (“DownREIT Partnership” and together with Public REIT and Public OP, the “Public Parties”);

WHEREAS, immediately following completion of the Portfolio Contribution and prior to consummation of the Mergers, the Partnership wishes to redeem from electing eligible Outside Unitholders of the Partnership some or all of their Partnership Units (the “Redemption”) in exchange for DownREIT Partnership Units, cash and the right to subscribe for and purchase shares of Series F Preferred Stock as described herein, subject to and in accordance with the terms hereof, with the eligible Outside Unitholders of the Partnership that properly elect to have some or all of their Partnership Units redeemed in accordance with Section 2.02(b) of this Agreement, and whose Partnership Units are actually redeemed by the Partnership in the Redemption in accordance with Section 2.02 of this Agreement, referred to as the “Redeeming Partnership Unitholders”;

WHEREAS, not sooner than one Business Day following completion of the Redemption and immediately prior to the Company Merger, the Company Parties and the Buyer Parties wish to effect a business combination through a merger of Partnership MergerSub with and into the Partnership, with the Partnership surviving the merger (the “Partnership Merger” and together with the Company Merger, the “Mergers”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the New York State Revised Limited Partnership Act (the “NYRLPA”) and the New York Limited Liability Company Law (the “NYLLCL”);

WHEREAS, not sooner than one Business Day following completion of the Redemption and  immediately following the Partnership Merger, the Company Parties and the Buyer Parties wish to effect the Company Merger on the terms and subject to the conditions set forth in this Agreement and in accordance with the MGCL and the MLLCA;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) declared this Agreement, the Company Merger and the other transactions contemplated by this Agreement to be advisable and in the best interests of the Company and its stockholders on the terms and subject to the conditions set forth herein, (ii) approved this Agreement, the Company Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, (iii) directed that this Agreement, the Company Merger and the other transactions contemplated by this Agreement be submitted for consideration at a meeting of the Company’s stockholders, and (iv) recommended the approval of this Agreement, the Company Merger and the other transactions contemplated by this Agreement by the Company’s stockholders;

WHEREAS, the Company Board, on behalf of the Company as the general partner of the Partnership (the “General Partner”), has (i) approved this Agreement, the Partnership Merger, the Portfolio Contribution, the Redemption and the other transactions contemplated by this Agreement and declared that the Partnership Merger, the Portfolio Contribution, the Redemption and the other transactions contemplated by this Agreement are advisable on the terms and subject to the conditions set forth herein and (ii) directed that the Partnership Merger be submitted for consideration by the Outside Unitholders;

WHEREAS, Parent, as the sole member of MergerSub, has approved this Agreement and the Company Merger and has deemed it advisable and in the best interests of the MergerSub to enter into this Agreement and to consummate the Company Merger on the terms and subject to the conditions set forth herein;

WHEREAS, Parent, as the sole member of MergerSub, on behalf of MergerSub as the sole managing member of Partnership MergerSub, has approved this Agreement and the Partnership Merger and has deemed it advisable and in the best interests of Partnership MergerSub to enter into this Agreement and to consummate the Partnership Merger on the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Lone Star Real Estate Fund IV (U.S.), L.P. (the “Guarantor”) has provided a limited guarantee (the “Limited Guarantee”) to the Company with respect to certain of Parent’s obligations under this Agreement;

WHEREAS, the parties intend that for federal and applicable state and local income tax purposes (i) the Portfolio Contribution will be treated as a non-taxable contribution by the Partnership of the Redemption Property Portfolio to DownREIT Partnership in exchange for partnership interests in DownREIT Partnership, with no gain required to be recognized by the Partnership or any partners in the Partnership as a result thereof; and (ii) the Redemption will be treated as a non-taxable distribution of property by the Partnership to the Redeeming Partnership Unitholders in complete liquidation of their interests in the Partnership, with no gain generally required to be recognized by the Redeeming Partnership Unitholders as a result thereof, subject to each Redeeming Partnership Unitholder continuing to be allocated a portion of the indebtedness of DownREIT Partnership as necessary to avoid income or gain attributable to any “negative tax capital account” attributable to such partner, and except as otherwise described below (except as noted in Section 2.02(e));

WHEREAS, the Company Parties and the Buyer Parties intend that for federal and applicable state and local income tax purposes (i) the Partnership Merger shall be treated as a taxable purchase of Partnership Units directly by MergerSub; and (ii) the Company Merger will be treated as a taxable sale by the Company of all of the Company’s assets to MergerSub in exchange for the Company Merger Consideration and the assumption of all of the Company’s liabilities (including the Company’s share of the Partnership liabilities, as determined under the applicable federal income tax regulations), followed by a distribution of such consideration to the holders of equity interests in the Company in liquidation pursuant to Section 331 and Section 562(b) of the Code, and that this Agreement shall constitute a “plan of liquidation” of the Company for federal income tax purposes; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and also to prescribe various conditions to such transactions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01          Definitions.  For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement with such terms at least as favorable to the Company as the Confidentiality Agreement, provided that such confidentiality agreement shall permit compliance with Section 8.04 of this Agreement and need not contain any standstill or similar provision prohibiting the making of any Acquisition Proposal.

“Accredited Investor” means an “accredited investor” as such term is defined under Rule 501 of Regulation D promulgated under the Securities Act.

“Accredited Investor Questionnaire” means the Accredited Investor Questionnaire provided by Public REIT and reasonably satisfactory to the Company and Parent and set forth as Exhibit F to the Contribution Agreement.

“Acquisition Proposal” means any proposal or offer, whether in one transaction or a series of related transactions, relating to any (a) merger, consolidation, share exchange, business combination or similar transaction involving the Company or any Company Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X), (b) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of the Company or any of the Company Subsidiaries  representing 15% or more of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole, (c) issue, sale or other disposition by the Company or any of the Company Subsidiaries of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the votes associated with the outstanding Company Common Shares, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 15% or more of the votes associated with the outstanding Company Common Shares, (e) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company or the Partnership in which a Third Party shall acquire beneficial ownership of 15% or more of the outstanding Company Common Shares, or (f) transaction that is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include (i) the Mergers or any of the other transactions contemplated by this Agreement or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among the Company and one or more of the Company Subsidiaries or solely among the Company Subsidiaries.

“Action” means any claim, action, suit, proceeding, arbitration, mediation or investigation.

“Affiliate” or “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Aggregate Redemption Value” means the product of (i) the aggregate number of Redemption OP Units held by all Redeeming Partnership Unitholders times (ii) $75.23.

“beneficial owner” has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in the City of New York.

“Cash Redemption Amount” means $1.40, as such amount shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification or other like change with respect to shares of common stock of Public REIT consistently with the adjustments required to be made to the DownREIT Partnership Units pursuant to the terms of the DownREIT Partnership Agreement occurring or having a record date on or after the date hereof and prior to the Redemption Effective Time.

“Company Articles” means the charter of the Company.

“Company Bylaws” means the Third Amended and Restated Bylaws of the Company, adopted on February 1, 2014, as may be amended from time to time.

“Company Common Shares” means shares of the common stock, par value $0.01 per share, of the Company.

“Company Material Adverse Effect” means any effect, event, development or change that, individually or in the aggregate with all other effects, events, developments or changes, (a) is or would be reasonably expected to be materially adverse to the assets, properties, business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, other than any effect, event, development or change arising out of or resulting from (i) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in real estate capitalization rates and interest or exchange rates, (ii) changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which the Company and the Company Subsidiaries conduct their business (unless, and only to the extent, such effect, event, development or change affects the Company and the Company Subsidiaries in a materially disproportionate manner as compared to similarly situated participants in the multifamily residential real estate industry in the United States), (iii) changes in GAAP, (iv) the announcement or pendency of the Mergers or any of the other transactions contemplated by this Agreement or the Contribution Agreement, including the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, lenders, investors, venture partners or employees, (v) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement (unless, and only to the extent, such effect, event, development or change affects the Company and the Company Subsidiaries in a materially disproportionate manner as compared to other similarly situated participants in the multifamily residential real estate industry in the United States), (vi) earthquakes, hurricanes or other natural disasters (unless, and only to the extent, such effect, event, development or change affects the Company and the Company Subsidiaries, in a materially disproportionate manner as compared to similarly situated participants in the multifamily residential real estate industry in the United States), (vii) any suit, claim, Action or proceedings brought, asserted or threatened by or on behalf of any holder or holders of capital stock, units or other equity interests in the Company or the Company Subsidiaries arising out of or relating to the Mergers or any of the other transactions contemplated by this Agreement or the Contribution Agreement, (viii) any failure of the Company to meet any internal or external projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided that any effect, event development or change giving rise to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect), (ix) any effects, events, developments or changes that affect the multifamily residential real estate industry generally (unless, and only to the extent, such effect, event, development or change affects the Company and the Company Subsidiaries in a materially disproportionate manner as compared to similarly situated participants in the multifamily residential real estate industry in the United States), (x) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement or the Contribution Agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of Parent and Public REIT, (xi) any damage or destruction of property of the Company or the Company Subsidiaries for which substantially all of the losses related thereto are covered by insurance, or (xii) any effects, events, developments or changes that, assuming the Closing were to take place, would no longer be materially adverse to the assets, properties, business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, immediately following the Closing, or (b) will prevent, or materially hinder, the Company Parties from performing their material obligations hereunder or consummating the Mergers or any of the other transactions contemplated by this Agreement.  The parties agree that the mere fact of a decrease in the market price of the Company Common Shares shall not, in and of itself, constitute a Company Material Adverse Effect, but any effect, event, development or change underlying such decrease shall be considered in determining whether there has been a Company Material Adverse Effect.

“Company Stockholders” means the holders of the Company Common Shares.

“Company Trust” means Home Properties Trust, a Maryland real estate investment trust.

“Contracts” means any written contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments or other instruments or obligations.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement for which the disclosure of any fact or item in any Section of such disclosure schedule shall, should the existence of such fact or item be relevant to any other Section, be deemed to be disclosed with respect to such other Section so long as the relevance of such disclosure to such other Section is reasonably apparent from the nature of such disclosure (it being understood that to be so reasonably apparent, it is not required that the other Sections be cross-referenced).

“DownREIT Partnership Unit Value” means $35.00; provided, however, that such value shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification or other like change with respect to shares of common stock of Public REIT consistently with the adjustments required to be made to the DownREIT Partnership Units pursuant to the terms of the DownREIT Partnership Agreement occurring or having a record date on or after the date hereof and prior to the Redemption Effective Time.

“Environmental Laws” means any Law relating to (a) releases of Hazardous Substances, (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances, or (c) pollution or protection of the environment, or human health or safety (as such matters relate to Hazardous Substances).

“Financing Sources” means the entities that have committed to provide or to cause to provide, or otherwise entered into agreements in connection with, the Financing or other financings in connection with the transactions contemplated hereby, including the parties to the Financing Commitments and any related commitments to purchase the Debt Financing or any part thereof from such entities (including the Permanent Financing Source), and any joinder agreements, credit agreements, purchase agreements or indentures (including the definitive agreements executed in connection with the Debt Commitment Letter (and the related fee letters), any such related commitments or the Debt Financing)) relating thereto, together with their Affiliates and such Persons’ and their Affiliates’ respective direct or indirect current, former or future directors, officers, employees, partners, attorneys, controlling persons, managers, advisors, agents and representatives and their respective successors and assigns.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Authority” means any national, federal, state, provincial, municipal, local or foreign government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body or self-regulated entity.

“Hazardous Substances” means (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each has been amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, CERCLA, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) polychlorinated biphenyls, asbestos, toxic molds and radon; and (d) any other contaminant, substance, material or waste regulated pursuant to any Environmental Law.

“Hedging Agreement” means any (i) interest rate swaps, interest rate caps, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swaps, cross-currency rate swaps, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., the International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such agreement.

“Incentive Plans” means the Company’s 1994 Stock Benefit Plan, 2000 Stock Benefit Plan, 2003 Stock Benefit Plan, the Amended and Restated 2003 Stock Benefit Plan, 2008 Stock Benefit Plan and 2011 Stock Benefit Plan, in each case as amended.

“Indebtedness” means, with respect to any Person and without duplication, (a) indebtedness for borrowed money (including any accrued but unpaid interest thereon, fees, expenses and other payment obligations (including prepayment penalties, breakage costs, unwind costs, termination costs, redemption costs, charges or other premiums payable as a result of the consummation of the transactions contemplated hereby)), whether secured or unsecured, (b) indebtedness evidenced by any note, bond, debenture or other debt security or similar instrument, whether secured or unsecured, (c) obligations under conditional sale or other title retention agreements relating to property acquired by such person, (d) all obligations under installment sale contracts, (e) reimbursement obligations under any letters of credit or similar instruments, (f) capitalized lease obligations, (g) obligations under any Hedging Agreement (valued at the termination value thereof), and (h) direct or indirect guarantees of (or other contingent liabilities with respect to) any Indebtedness of the foregoing of any other person; provided that, for clarification, Indebtedness shall not include “trade debt.”

“Intellectual Property” means all United States, foreign and international intellectual property, including all (a) patents, patent applications and invention registrations of any type, (b) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (c) published and unpublished works of authorship, copyrightable works, copyrights, and registrations and applications for registration thereof, and (d) confidential and proprietary information, including trade secrets and know-how.

“knowledge of Parent” means the actual knowledge of those individuals listed on Exhibit A.

“knowledge of the Company” means the actual knowledge of those individuals listed on Exhibit B.

“Law” means any national, federal, state, provincial, municipal, local or foreign statute, law (including common law), ordinance, regulation, rule, code, executive order, injunction, judgment, decree, other order or other legally enforceable requirement.

“Liens” means, with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, license, option, right of first refusal or offer, security interest or encumbrance of any kind in respect to such asset.

“Order” means any judgment, order, injunction, decree, ruling, writ, permit or license of any Governmental Authority.

“Outside Date” means December 31, 2015.

“Outside Unitholders” means each of the Partnership Unitholders, other than the Company and any Company Subsidiary that qualifies as a QRS.

“Parent Material Adverse Effect” means any effect, event, development or change that, individually or in the aggregate with all other effects, events, developments or changes, is or would be reasonably expected to prevent, or materially hinder or delay, Parent, MergerSub, or Partnership MergerSub from performing their respective material obligations hereunder or consummating the Mergers or any of the other transactions contemplated by this Agreement.

“Parent Parties” means, collectively, (i) Parent, MergerSub, Partnership MergerSub, the Guarantor, the Financing Sources and any of their respective current, former or future Affiliates and (ii) the current, former or future directors, officers, general or limited partners, shareholders, members, managers, controlling persons, employees, representatives or agents of any of the Persons listed in the foregoing clause (i).

“Partnership Agreement” means that certain Second Amended and Restated Agreement of Limited Partnership of the Partnership, entered into as of September 23, 1997, including all amendments thereto.

“Partnership Certificate” means the Certificate of Limited Partnership of the Partnership dated December 17, 1993 and filed with the Department of State of the State of New York on December 20, 1993.

“Partnership Unitholders” means the holders of the Partnership Units.

“Partnership Units” means the Units (as such term is defined in the Partnership Agreement) of the Partnership.

“Permanent Financing Source” means the institution separately identified to the Company prior to the date hereof.

“Permitted Liens” means (a) Liens for Taxes or governmental assessments, charges or claims for payment not yet subject to penalty or that are being contested in good faith, in each case for which an appropriate reserve has been established in accordance with GAAP on the Company’s balance sheet for the year ended December 31, 2014; (b) inchoate mechanics’ and materialmen’s Liens for construction in progress or that are being contested in good faith; (c) inchoate cashiers’, landlords’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company and the Company Subsidiaries; (d) with respect to real property, zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Authority having jurisdiction thereon or otherwise are typical for the applicable property type and locality; (e) with respect to real property, any tenant leases, any title exception disclosed in any Company Title Insurance Policy (whether material or immaterial), Liens and obligations arising under the Material Contracts (including but not limited to any Lien securing mortgage debt or other Indebtedness disclosed in the Disclosure Schedule), any other Lien that does not interfere materially with the current or proposed use of such property (assuming its use in the manner in which it is currently used or proposed to be used); (f) Liens imposed or promulgated by law or any Governmental Authority or included in any space lease with respect to real property to which the Company or any of the Company Subsidiaries is a party, including easements, rights of way, rights of use and zoning regulations; (g) other Liens being contested in the ordinary course of business in good faith, provided that an appropriate reserve has been established therefore on the Company’s balance sheet for the year ended December 31, 2014; (h) in the case of any real property that is ground leased, any Liens that encumber the fee interest of the owner of such real property;  and (i) with respect to any real property, any other easements, leases, rights-of-way, restrictions, covenants, licenses or other Liens, whether or not of record, or any encroachments or other survey defects that would be disclosed by a current accurate survey or physical inspection of the Company Property or otherwise, to the extent not otherwise included under clauses (a) through (h), but which, individually and in the aggregate (but without including any other Liens otherwise included as Permitted Liens pursuant to any other clauses of this definition), do not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or, with respect to unimproved or vacant real property, interfere materially with the intended use of such property, and will not be removed or otherwise resolved in connection with obtaining development approvals for such property.

“person” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Public REIT Material Adverse Effect” means any effect, event, development or change that, individually or in the aggregate with all other effects, events, developments or changes, (a) is or would be reasonably expected to be materially adverse to the assets, properties, business, results of operations or financial condition of Public REIT and its subsidiaries, taken as a whole, other than any effect, event, development or change arising out of or resulting from (i) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in real estate capitalization rates and interest or exchange rates, (ii) changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which Public REIT and its subsidiaries conduct their business (unless, and only to the extent, such effect, event, development or change affects Public REIT and its subsidiaries in a materially disproportionate manner as compared to similarly situated participants in the multifamily residential real estate industry in the United States), (iii) changes in GAAP, (iv) the announcement or pendency of the Portfolio Contribution or any of the other transactions contemplated by this Agreement or the Contribution Agreement, including the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, lenders, investors, venture partners or employees, (v) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement (unless, and only to the extent, such effect, event, development or change affects Public REIT and its subsidiaries in a materially disproportionate manner as compared to other similarly situated participants in the multifamily residential real estate industry in the United States), (vi) earthquakes, hurricanes or other natural disasters (unless, and only to the extent, such effect, event, development or change affects Public REIT and its subsidiaries, in a materially disproportionate manner as compared to similarly situated participants in the multifamily residential real estate industry in the United States),

(vii) any suit, claim, Action or proceedings brought, asserted or threatened by or on behalf of any holder or holders of capital stock, units or other equity interests in Public REIT or its subsidiaries arising out of or relating to the Portfolio Contribution or any of the other transactions contemplated by this Agreement or the Contribution Agreement, (viii) any failure of Public REIT to meet any internal or external projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided that any effect, event development or change giving rise to such failure may be taken into account in determining whether there has been a Public REIT Material Adverse Effect), (ix) any effects, events, developments or changes that affect the multifamily residential real estate industry generally (unless, and only to the extent, such effect, event, development or change affects Public REIT and its subsidiaries in a materially disproportionate manner as compared to similarly situated participants in the multifamily residential real estate industry in the United States), or (x) any damage or destruction of property of Public REIT or its subsidiaries for which substantially all of the losses related thereto are covered by insurance, or (b) will prevent, or materially hinder, the Public Parties from performing their material obligations hereunder or consummating the Portfolio Contribution or any of the other transactions contemplated by the Contribution Agreement or this Agreement.  The parties agree that the mere fact of a decrease in the market price of the shares of common stock of Public REIT shall not, in and of itself, constitute a Public REIT Material Adverse Effect, but any effect, event, development or change underlying such decrease shall be considered in determining whether there has been a Public REIT Material Adverse Effect.

“Purchase Right” shall have the meaning ascribed to such term in Section 6.08(a) of the Partnership Agreement.

“QRS” means a “qualified REIT subsidiary,” within the meaning of Section 856(i)(2) of the Code.

“Redemption Effective Time” means the time at which the Redemption closes, which time shall be not less than one Business Day prior to the Partnership Merger.

“Redemption Election Documents” means (i) the Required Redemption Election Documents, (ii) the Registration Rights Agreement (as defined in the Contribution Agreement), (iii) the Tax Protection Agreement (as defined in the Contribution Agreement), (iv) the Subscription Agreement (as defined in the Contribution Agreement) and (v) such other documents as Public REIT and DownREIT Partnership reasonably require, including income tax information reporting forms, for the purpose of consummating the Redemption (including any reasonably necessary power of attorney for purposes of perfecting the transactions and agreements contemplated by the foregoing).

“Redemption OP Units” means, with respect to each Redeeming Partnership Unitholder, the aggregate number of Partnership Units held by such Redeeming Partnership Unitholder that such Redeeming Partnership Unitholder has elected to have redeemed pursuant to Section 2.02.

“Redemption Percentage” means, with respect to each Redeeming Partnership Unitholder, a percentage determined by dividing the number of Redemption OP Units held by such holder as of the Redemption Effective Time by the aggregate number of Redemption OP Units held by all Redeeming Partnership Unitholders as of such time.

“Redemption Property Portfolio” means, collectively, all Contribution Properties (as such term is defined in the Contribution Agreement).

“Representative” of a Person means any officer, trustee, director, Affiliate, employee, investment banker, financial advisor, financing source, attorney, accountant, consultant, broker, finder or other agent or representative of such Person.

“Required Redemption Election Documents” means (i) a joinder to the DownREIT Partnership Limited Partnership Agreement, (ii) the Accredited Investor Questionnaire, (iii) a duly completed and executed attestation pursuant to which such Redeeming Partnership Unitholder agrees not to exercise its Purchase Right with respect to its Redemption OP Units prior to the termination of this Agreement and (iv) a duly completed and executed affidavit, dated as of the Redemption Effective Time, that complies with Treasury Regulation Section 1.1445-2(b)(2) of the Code to establish that such holder (or, if such holder is a disregarded entity for U.S. federal income tax purposes, the Person treated as the owner of such holder’s assets for such purposes) is not a “foreign person” within the meaning of Section 1445 and the Treasury Regulations thereunder, along with duly completed and executed counterpart signature pages to the Redemption Election Documents.

“SEC” means the Securities and Exchange Commission.

“Series F Subscription Agreement” means the Series F Subscription Agreement set forth as Exhibit E to the Contribution Agreement.

“Stock Certificate” means any certificate representing Company Common Shares.

“subsidiary” or “subsidiaries” of the Company, Parent, Public REIT or any other Person means a corporation, limited liability company, partnership, joint venture or other organization of which: (a) such party or any other subsidiary of such party is a general partner or managing member; or (b) voting power to elect a majority of the board of directors, trustees or others performing similar functions with respect to such organization is held by such party or by any one or more of such party’s subsidiaries.

“Superior Proposal” means a written Acquisition Proposal made by a Third Party (except for purposes of this definition, the references in the definition of “Acquisition Proposal” to “15%” shall be replaced with “50%”) (a) which the Company Board determines in its good faith judgment (after consultation with its legal and financial advisors and after taking into account all of the terms and conditions of the Acquisition Proposal) to be more favorable from a financial point of view to the Company Stockholders (in their capacities as stockholders) than the Company Merger and the other transactions contemplated by this Agreement (including any alterations to this Agreement agreed to in writing by Parent in response thereto), and (b) the material conditions to the consummation of which are all reasonably capable of being satisfied in the good faith judgment of the Company Board.

“Tax” or “Taxes” means any and all taxes, charges, fees, levies and other assessments, including income, gross receipts, excise, property, sales, withholding (including dividend withholding and withholding required pursuant to Sections 1445 and 1446 of the Code), social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, windfall or other profits, capital stock, employment, worker’s compensation, unemployment or compensation, estimated, excise, ad valorem, stamp, value added, capital gains, duty or custom taxes, fees, charges or assessments, imposed by the United States or any Governmental Authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis, and similar charges of any kind, however denominated (together with any and all interest, penalties, additions to tax and other additional amounts imposed with respect thereto) imposed by any Governmental Authority.

“Tax Protection Contract” means any written or oral agreement to which the Company or any Company Subsidiary is a party pursuant to which: (a) any liability to holders of Partnership Units relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (b) in connection with the deferral of income Taxes of a Partnership Unitholder, the Company or any Company Subsidiary has agreed to, or to use efforts to (or to indemnify any person if it does not) (i) maintain a minimum level of debt or continue a particular debt, (ii) retain or not dispose of one or more assets in a transaction in which gain is recognized to any person or otherwise for any period of time if (A) such period of time has not since expired or (B) any applicable statute of limitations with respect to any Taxes that would result from a disposition of such assets at any time during such period has not since expired, (iii) make or refrain from making Tax elections, (iv) only dispose of assets in a particular manner, and/or (v) permit holders of Partnership Units to guarantee (or have guaranteed) debt of the Company or any Company Subsidiary or restore any deficit in such holder’s capital account; and/or (c) holders of Partnership Units have guaranteed debt of the Partnership.

“Tax Return” means any return, report, declaration, election, estimate, information statement, claim for refund or other document (including any amendment or supplement to any of the foregoing) filed or furnished or required or permitted to be filed or furnished with respect to Taxes.

“Third Party” means an entity other than the Company or any Company Subsidiary.

“TRS” means a “taxable REIT subsidiary” (as defined in Section 856(l) of the Code).

“Unit Certificate” or “Unit Certificates” means any certificate evidencing the Partnership Units.

The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location

Aggregate Redemption Consideration	Section 2.02(b)
Agreement	Background
Alternate Debt Financing	Section 8.09(a)
Blue Sky Laws	Section 4.05(b)
BofA Merrill Lynch	Section 4.18
Buyer Parties	Background
Capital Expenditures	Section 7.01(i)
CERCLA	Section 4.16(a)(iii)

Change in Recommendation	Section 8.04(b)
Change Notice	Section 8.04(e)(iii)
Claim	Section 8.05(a)
Closing	Section 2.06
Closing Date	Section 2.06
Code	Section 4.10(b)
Company	Background
Company Articles of Merger	Section 2.05(b)
Company Board	Recitals
Company Common Share Merger Consideration	Section 3.01(c)
Company Dividend Equivalent Right	Section 3.03(b)
Company Equity Awards	Section 4.03(c)
Company Excess Shares	Section 4.03(a)
Company Insurance Policies	Section 4.20
Company Merger	Recitals
Company Merger Consideration	Section 3.03(b)
Company Merger Effective Time	Section 2.05(b)
Company Option and Stock-Based Consideration	Section 3.03(b)
Company Option Consideration	Section 3.03(a)
Company Organizational Documents	Section 4.02
Company Parties	Background
Company Parties Organizational Documents	Section 4.02
Company Property	Section 4.13(a)
Company Recommendation	Section 8.01(b)
Company Restricted Stock	Section 4.03(a)
Company Restricted Stock Unit	Section 3.03(b)
Company SEC Reports	Section 4.07(a)
Company Stock Option	Section 3.03(a)
Company Stockholder Approval	Section 4.04(a)(i)
Company Stockholders Meeting	Section 8.01(b)
Company Subsidiaries	Section 4.01(b)
Company Termination Fee	Section 10.04(i)(i)
Company Title Insurance Policy	Section 4.13(c)
Company-Owned Partnership Units	Section 3.02(a)
Confidential Offering Memorandum	Section 8.02(a)
Confidentiality Agreement	Section 8.03(b)
Contribution Agreement	Recitals
Controlled Group Liability	Section 4.10(g)
Damages Amount	Section 10.05(a)
Debt Commitment Letter	Section 5.07(b)
Debt Financing	Section 5.07(b)
Dissenting Units	Section 3.06(b)
DownREIT Partnership	Recitals
DownREIT Partnership Agreement	Section 2.01
DownREIT Partnership Units	Recitals
DRIP	Section 3.07

DSSNY	Section 2.05(a)
Election Time	Section 2.02(b)(ii)
Employees	Section 8.16(a)
Environmental Permits	Section 4.16(a)(i)
Equity Commitment Letter	Section 5.07(b)
Equity Financing	Section 5.07(b)
ERISA	Section 4.10(a)
ERISA Affiliate	Section 4.10(f)
Exchange Act	Section 4.05(b)
Exchange Fund	Section 3.04(a)
Exempted Redeeming Unitholder	Section 2.02(c)
Expenses	Section 10.05(a)
Financing	Section 5.07(b)
Financing Commitments	Section 5.07(b)
Financing Failure Event	Section 8.09(a)
Form of Election	Section 2.02(a)(i)
Former Equityholder	Section 3.04(c)
General Partner	Recitals
Go Shop Bidder	Section 8.04(a)
Go Shop Period End Time	Section 8.04(a)
Governmental Order	Section 10.01(b)(ii)
Ground Lease	Section 4.13(f)
Guarantor	Recitals
Houlihan Lokey	Section 4.18
Indemnifiable Expenses	Section 8.05(a)
Indemnified Parties	Section 8.05(a)
Interim Period	Section 7.01
IRS	Section 4.10(a)
Limited Guarantee	Recitals
Maryland Courts	Section 11.07(a)
Material Contract	Section 4.17
Merger Consideration	Section 3.02(a)
Mergers	Recitals
MergerSub	Background
MGCL	Recitals
MLLCA	Recitals
New Debt Commitment Letter	Section 8.09(a)
Note Redemption Price	Section 8.15(a)
Notes	Section 8.15(a)
NYLLCL	Recitals
NYRLPA	Recitals
NYSE	Section 4.05(b)
Organizational Documents	Section 4.02
Other Filings	Section 4.12
Outside Holder Merger Consideration	Section 3.04(a)
Ownership Transfer Waiver	Section 4.04(c)

Parent	Background
Parent Expenses	Section 10.04(i)(ii)
Parent Termination Fee	Section 10.04(i)(iii)
Partnership	Background
Partnership Certificate of Merger	Section 2.05(a)
Partnership Merger	Recitals
Partnership Merger Consideration	Section 3.02(a)
Partnership Merger Effective Time	Section 2.05(a)
Partnership MergerSub	Background
Partnership Organizational Documents	Section 4.02
Partnership Unitholder Approval	Section 4.04(a)(ii)
Partnership Unitholders Meeting	Section 8.02(b)
Paying Agent	Section 3.04(a)
Per Unit Redemption Consideration	Section 2.02(b)
Permanent Debt Commitment Documents	Section 8.09(a)
Permanent Financing	Section 8.09(a)
Permits	Section 4.06(a)
Plans	Section 4.10(a)
Portfolio Contribution	Recitals
Portfolio Contribution Effective Time	Section 2.01
Post-Signing Returns	Section 8.13(b)
Preliminary Permanent Debt Commitment Documents	Section 8.09(a)
Pro Rata Termination Fee	Section 10.04(i)(iv)
Proxy Statement	Section 4.05(b)
Public Confidentiality Agreement	Section 8.03(c)
Public OP	Recitals
Public Parties	Recitals
Public Party Expenses	Section 10.04(i)(v)
Public Party Termination Fee	Section 10.04(i)(vi)
Public REIT	Background
Public SEC Reports	Section 6.05(a)
Qualifying Income	Section 10.05(a)
Redeeming Partnership Unitholders	Recitals
Redemption	Recitals
Redemption Election	Section 2.02(a)
REIT	Section 2.09
Requested Transactions	Section 2.09
Sarbanes-Oxley Act	Section 4.07(d)
SDAT	Section 2.05(b)
Securities Act	Section 4.05(b)
Series F Preferred Stock	Recitals
Surviving Company	Section 2.03(a)
Surviving Company Operating Agreement	Section 2.04b)
Surviving Partnership	Section 2.03(b)
Surviving Partnership Agreement	Section 2.04(c)
Termination Date	Section 10.01

Transfer Taxes	Section 8.07
WARN Act	Section 4.11(b)
Withholding Agent	Section 3.05

Section 1.02                             Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or to the extent the context otherwise requires:

(a)                                       when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement;

(b)                                       the terms “party” and “parties” when used in this Agreement means a party or parties to this Agreement;

(c)                                        the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(d)                                       whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation” unless such phrase or a similar phrase already appears;

(e)                                        the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f)                                         references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section;

(g)                                        all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(h)                                       the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(i)                                           references to the masculine, feminine or neuter gender include all genders;

(j)                                          references to a person are also to its successors and permitted assigns;

(k)                                       the use of “or” is not intended to be exclusive except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives;

(l)                                           any period of time hereunder ending on a day that is not a Business Day is extended to be the next Business Day; and

(m)                                   all uses of currency or the symbol “$” in this Agreement refer to U.S. dollars unless otherwise indicated.

ARTICLE II
 THE PORTFOLIO CONTRIBUTION, THE REDEMPTION AND THE MERGERS

Section 2.01                             Contribution of Redemption Property Portfolio in Exchange for DownREIT Partnership Units.  One Business Day prior to the Partnership Merger Effective Time, the Partnership shall, in accordance with the terms of the Contribution Agreement and subject to the satisfaction or waiver of the conditions precedent to the Portfolio Contribution set forth therein, effect the Portfolio Contribution by contributing the Redemption Property Portfolio to DownREIT Partnership in exchange for a number of DownREIT Partnership Units, cash and rights to subscribe for and purchase shares of Series F Preferred Stock, in each instance to be determined in accordance with the terms of the Contribution Agreement.  The time at which the Portfolio Contribution closes is referred to herein as the “Portfolio Contribution Effective Time.”  Each DownREIT Partnership Unit received by the Partnership in connection with the Portfolio Contribution shall entitle the Partnership to the rights, duties and obligations as a limited partner of DownREIT Partnership as more fully set forth in the Agreement of Limited Partnership of DownREIT Partnership to be entered into prior to the Portfolio Contribution Effective Time and substantially in the form attached to the Contribution Agreement (the “DownREIT Partnership Agreement”); provided that, for the avoidance of doubt, the Partnership shall have the right to distribute such DownREIT Partnership Units to the Redeeming Partnership Unitholders in connection with the Redemption as and to the extent set forth in Section 2.02.  For the avoidance of doubt, the parties acknowledge and agree that in the event the Contribution Agreement is terminated prior to the Portfolio Contribution Effective Time in accordance with its terms, then the obligations of the Public Parties and the Partnership to effectuate the Portfolio Contribution and the other transactions contemplated by this Agreement shall automatically terminate.    The parties intend that for federal and applicable state and local income tax purposes, the Portfolio Contribution will be treated as a non-taxable contribution by the Partnership of the Redemption Property Portfolio to DownREIT Partnership in exchange for partnership interests in DownREIT Partnership, with no gain required to be recognized by the Partnership or any partners in the Partnership as a result thereof.

Section 2.02                             Redemption of Partnership Units for DownREIT Partnership Units.

(a)                                       Subject to the requirements set forth in this Section 2.02(a), each eligible holder of Partnership Units shall be entitled, with respect to all or any portion of such holder’s Partnership Units, to elect to have his, her or its Partnership Units redeemed in exchange for his, her or its respective Per Unit Redemption Consideration pursuant to Section 2.02(b) (a “Redemption Election”) as follows:

(i)                                     the Partnership shall prepare and mail to the holders of Partnership Units a form of election with respect to each Partnership Unitholder’s option to elect to make a Redemption Election (the “Form of Election”) (which shall state therein the date and time that constitutes the Election Time) in accordance with Section 8.02(a);

(ii)                                  a Redemption Election by a Partnership Unitholder shall be deemed to have been properly made only if the Partnership shall have received at its principal executive office, not later than the time of the Partnership Unitholders Meeting (the “Election Time”), a properly completed and signed Form of Election specifying that such holder elects to make a Redemption Election and properly completed and signed Required Redemption Election Documents;

(iii)                               a Redemption Election and the Form of Election (A) may be revoked by any holder of a Partnership Unit only by written notice received by the Partnership prior to the Election Time, and (B) shall be irrevocable by any holder of Partnership Units if delivered to the Partnership prior to the Election Time and not timely revoked in accordance with the foregoing clause (A) (provided that all Forms of Election shall automatically be revoked if the Partnership Unitholder Approval is not obtained at the Partnership Unitholders Meeting (including any adjournment thereof));

(iv)                              the Partnership, Parent and Public REIT by mutual agreement shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity and implementation of Forms of Election and the distribution and delivery of DownREIT Partnership Units, as shall be necessary or desirable to fully effect such elections, and if the Partnership and DownREIT Partnership by mutual agreement determine that any Redemption Election was not properly made, the Partnership Units with respect to which such election was not properly made, other than the Dissenting Units, shall be converted into Partnership Merger Consideration in accordance with Section 3.02(a), and such determination shall be binding;

(v)                                 each holder of Partnership Units, as a condition to making a Redemption Election with respect to such holder’s Partnership Units, shall represent to the Partnership and DownREIT Partnership that such holder is an Accredited Investor, and such representation shall be in the form of the Accredited Investor Questionnaire and shall be effective only if received by the Partnership prior to the Election Time; provided that, for the avoidance of doubt, any holder of Partnership Units that makes a Redemption Election to receive DownREIT Partnership Units that is not an Accredited Investor or has failed to represent that it is an Accredited Investor shall only be entitled to receive the Partnership Merger Consideration;

(vi)                              notwithstanding anything to the contrary in this Agreement, no holder of Partnership Units shall be entitled to be redeemed in exchange for its respective Per Unit Redemption Consideration in connection with the Redemption unless such holder provides the Partnership and DownREIT Partnership, prior to the Election Time, with duly completed and executed Required Redemption Election Documents; and

(vii)                           the Partnership shall, and Public REIT shall cause DownREIT Partnership to, reasonably cooperate with each holder of Partnership Units who validly elects to be redeemed in exchange for its respective Per Unit Redemption Consideration in connection with the Redemption to take all other reasonable and necessary steps so that such holders shall enjoy the full rights and benefits of the DownREIT Partnership Units.

(b)                                 Immediately following the Portfolio Contribution Effective Time, all holders of Partnership Units (other than the Company or any of the Company Subsidiaries, and subject to

Section 2.02(c)) who qualify as Accredited Investors and who shall have properly submitted and not have subsequently withdrawn Forms of Election or the Required Redemption Election Documents in accordance with the procedures and time periods specified in Section 2.02(a), all in accordance with the terms and conditions hereof and as contemplated hereby, electing to have their Partnership Units (or a portion thereof) redeemed in exchange for DownREIT Partnership Units, shall, to the extent so elected, have their Partnership Units redeemed (with an aggregate value equal to the Aggregate Redemption Value (as defined below)) by the Partnership, and the Partnership agrees to redeem such Partnership Units, in exchange for (i) a number of DownREIT Partnership Units equal to, in the aggregate, the quotient determined by dividing the Aggregate Redemption Value by the DownREIT Partnership Unit Value, (ii) cash in the amount equal to the number of DownREIT Partnership Units to be received by the Redeeming Partnership Unitholders in connection with the Redemption, as provided in clause (i), multiplied by the Cash Redemption Amount and (iii) the right to subscribe for and purchase a number of shares of Series F Preferred Stock equal to the number of DownREIT Partnership Units to be received by the Redeeming Partnership Unitholders in connection with the Redemption, as provided in clause (i), in accordance with the terms of the Series F Subscription Agreement (collectively, the “Aggregate Redemption Consideration”).  Such redemption distributions shall be made to the individual Redeeming Partnership Unitholders in proportion to their respective Redemption Percentages (each Redeeming Partnership Unitholder’s respective Redemption Percentage of the Aggregate Redemption Consideration, the “Per Unit Redemption Consideration”).  No fractional DownREIT Partnership Units shall be distributed to any Redeeming Partnership Unitholder in the Redemption.  Instead, the number of DownREIT Partnership Units (and the rights to subscribe for Series F Preferred Stock) to be distributed to the Redeeming Partnership Unitholders in the Redemption shall be rounded to the nearest whole number of DownREIT Partnership Units (or the nearest whole number of shares of Series F Preferred Stock), with one-half of a DownREIT Partnership Unit (or share of Series F Preferred Stock, as applicable) being rounded up to a whole DownREIT Partnership Unit (or to a whole share of Series F Preferred Stock); provided, however, that, for the avoidance of doubt, the Partnership shall in no event distribute more DownREIT Partnership Units to the Redeeming Partnership Unitholders than the number of DownREIT Partnership Units issued to the Partnership in the Portfolio Contribution.  Each DownREIT Partnership Unit distributed to the Redeeming Partnership Unitholders in connection with the Redemption shall entitle the Redeeming Partnership Unitholders to the rights, duties and obligations as a limited partner of DownREIT Partnership as more fully set forth in the DownREIT Partnership Agreement.  Promptly following the Redemption Effective Time, DownREIT Partnership shall, and Public REIT shall cause DownREIT Partnership to, deliver to each Redeeming Partnership Unitholder a notice confirming such holder’s record ownership of the DownREIT Partnership Units distributed to such holder pursuant hereto in respect of such holder’s Partnership Units.  Each Redeeming Partnership Unitholder shall automatically be admitted as a limited partner of DownREIT Partnership at the Redemption Effective Time.  If immediately following the Portfolio Contribution Effective Time, the Partnership does not have enough available cash to fund the entirety of the cash portion of the Aggregate Redemption Consideration, Parent shall loan to the Partnership an amount in cash necessary to fund such shortfall on terms reasonably acceptable to Parent and the Partnership.

(c)                                  Notwithstanding anything to the contrary in Section 2.02(b), if (i) there shall have been entered an Order by which the Redemption Election Documents delivered by an electing

Partnership Unitholder shall have become invalidated or the effectiveness thereof stayed (including, without limitation, as a result of the entry of an order for relief with respect to such electing Partnership Unitholder under the United States Bankruptcy Code of 1978, as amended), or (ii) the Redemption of an electing Partnership Unitholder’s Partnership Units becomes impossible because, due to circumstances specific to such Partnership Unitholder, the electing Partnership Unitholder’s Redemption Election has, as a matter of applicable law, become revocable (and has been revoked), notwithstanding the provisions of Section 2.02(a)(iii), or is no longer effective to bind such Partnership Unitholder or his, her or its heirs, devisees, executor, administrator, successors or assigns, and in the case of this clause (ii), an opinion of counsel reasonably satisfactory to Public REIT, in form and substance reasonably satisfactory to Public REIT, shall have been delivered to Public REIT to such effect, or Parent shall have received advice from outside legal counsel to such effect in form and substance reasonably satisfactory to Public REIT and, based on such advice of counsel, Public REIT shall have determined in good faith that such revocation has occurred or that the Partnership Unitholder’s Redemption Election is no longer effective, then such Partnership Unitholder shall be an “Exempted Redeeming Unitholder”.  If a Partnership Unitholder is an Exempted Redeeming Unitholder, such Partnership Unitholder shall nevertheless be considered a “Redeeming Partnership Unitholder” for purposes of determining the number of DownREIT Partnership Units to be issued under the Contribution Agreement, but the Partnership Units held by such Exempted Redeeming Unitholder shall not be redeemed in exchange for the Per Unit Redemption Consideration at the Redemption Effective Time and shall instead be converted into the right to receive the Partnership Merger Consideration.

(d)                                 In connection with the Portfolio Contribution and the Redemption and pursuant to the Contribution Agreement, Public REIT, DownREIT Partnership and the Partnership shall enter into the Tax Protection Agreement (as defined in the Contribution Agreement), to which each Redeeming Partnership Unitholder may become a party in accordance with the Redemption Election Documents.

(e)                                  Except with respect to a Redeeming Partnership Unitholder that has contributed property to the Partnership in exchange for Redemption OP Units in the seven years prior to the Redemption, the Company and the Partnership intend that, for U.S. federal and state income tax purposes, the Redemption will be treated as a non-taxable distribution of property in the form of the DownREIT Partnership Units from the Partnership to the Redeeming Partnership Unitholders in liquidation and redemption of the Redeeming Partnership Unitholders’ entire interests in the Partnership under Section 731 of the Code, with no gain required to be recognized by the Redemption Partnership Unitholders or the Partnership as a result thereof, subject to each Redeeming Partnership Unitholder continuing to be allocated a portion of the Indebtedness of DownREIT Partnership as necessary to avoid income or gain attributable to any “negative tax capital account” attributable to such holder.

(f)                                   Concurrently with the Redemption, the Partnership shall assume and the Company and the Partnership shall indemnify and hold harmless all Redeeming Partnership Unitholders from all liability under debt guarantees previously executed by Redeeming Partnership Unitholders, to the extent that such guarantee agreements or obligations are related to any debt of the Company, the Partnership or an affiliate of the Company or the Partnership.  After the Company Merger, Parent shall guarantee all such obligations.  For the avoidance of doubt, it is acknowledged and agreed that none of Public REIT, DownREIT Partnership or any of their respective Affiliates shall assume any obligations under any Tax Protection Contracts entered into prior to the Redemption Effective Time, and that the sole and exclusive obligations of Public REIT, DownREIT Partnership or any of their respective Affiliates with respect to tax protection or to make available guarantee opportunities to any Redeeming Partnership Unitholders shall be as provided in the Tax Protection Agreement (as defined in the Contribution Agreement).

Section 2.03                             Mergers.

(a)                                 Subject to the terms and conditions of this Agreement and in accordance with the MGCL and the MLLCA, at the Company Merger Effective Time, MergerSub and the Company shall consummate the Company Merger pursuant to which (i) the Company shall be merged with and into MergerSub and the separate existence of the Company shall thereupon cease and (ii) MergerSub shall be the surviving entity in the Company Merger (the “Surviving Company”), such that following the Company Merger, the Surviving Company will be a wholly owned subsidiary of Parent.

(b)                                 Subject to the terms and conditions of this Agreement, and in accordance with the NYRLPA and the NYLLCL, at the Partnership Merger Effective Time, the Partnership and Partnership MergerSub shall consummate the Partnership Merger pursuant to which (i) Partnership MergerSub shall be merged with and into the Partnership and the separate existence of Partnership MergerSub shall thereupon cease and (ii) the Partnership shall be the surviving entity in the Partnership Merger (the “Surviving Partnership”).  The Partnership Merger shall have the effects specified in the NYRLPA, the NYLLCL and the Partnership Certificate of Merger.

Section 2.04                             Charter and Bylaws; Partnership Agreement.

(a)                                       The articles of organization of MergerSub as in effect immediately prior to the Company Merger Effective Time shall be the articles of organization of the Surviving Company until thereafter amended as provided therein or by Law.

(b)                                       The operating agreement of MergerSub as in effect immediately prior to the Company Merger Effective Time shall be the operating agreement of the Surviving Company until thereafter amended as provided therein or by Law (the “Surviving Company Operating Agreement”).

(c)                                  (i) At the Partnership Merger Effective Time, the limited partnership agreement of the Surviving Partnership shall be in the form attached hereto as Exhibit C (the “Surviving Partnership Agreement”) and (ii) following the Company Merger Effective Time, the Surviving Company, as the general partner of the Partnership, shall file a certificate of amendment to the certificate of limited partnership of the Partnership to reflect its continuation as the general partner of the Partnership by virtue of being the successor by merger to the Company.  From and after the Partnership Merger Effective Time, the certificate of limited partnership of the Partnership, as in effect immediately prior to the Partnership Merger Effective Time, as amended above, shall be the certificate of limited partnership of the Surviving Partnership until thereafter amended as provided therein or by Law.  From and after the Partnership Merger Effective Time, the Surviving Partnership Agreement shall be the partnership agreement of the Surviving Partnership until thereafter amended as provided therein or by Law.

Section 2.05                             Effective Times.

(a)                                 At the Closing, immediately prior to the Company Merger Effective Time (as defined below), Partnership MergerSub and the Partnership shall duly execute and file with the Department of State of the State of New York (the “DSSNY”) certificate of merger with respect to the Partnership Merger substantially in the form attached hereto as Exhibit D (the “Partnership Certificate of Merger”) in accordance with the NYRLPA and the NYLLCL.  The Partnership Merger shall become effective upon such time as the Partnership Certificate of Merger have been accepted for record by the DSSNY, or such later time that the Company Parties and the Buyer Parties shall have agreed upon and designated in such filing in accordance with the NYRLPA and the NYLLCL as the effective time of the Partnership Merger (the “Partnership Merger Effective Time”), it being understood and agreed that the Company Parties and the Buyer Parties shall cause the Partnership Merger Effective Time, to occur on the Closing Date but not sooner than one Business Day following completion of the Portfolio Contribution and the Redemption.

(b)                                 At the Closing, following the Partnership Merger Effective Time, MergerSub and the Company shall execute the articles of merger with respect to the Company Merger substantially in the form attached hereto as Exhibit E (the “Company Articles of Merger”) and cause the Company Articles of Merger to be filed with and accepted for record by the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) in accordance with the relevant provisions of the MGCL and the MLLCA.  The Company Merger shall become effective upon such time as the Company Articles of Merger have been accepted for record by the SDAT, or such later time (not to exceed 30 days from the date of filing) that the Company Parties and the Buyer Parties shall have agreed upon and designated in such filing in accordance with the MGCL and the MLLCA as the effective time of the Company Merger (the “Company Merger Effective Time”), it being understood and agreed that the Company Parties and the Buyer Parties shall cause the Company Merger Effective Time to occur on the Closing Date but not sooner than one Business Day following completion of the Portfolio Contribution and the Redemption.

Section 2.06                             Closing.  The closing of the Mergers (the “Closing”) shall occur on the date that is two Business Days after all of the conditions set forth in Sections 9.01(a), (b) and (c), 9.02(a) and (b) and 9.03(a) and (b) shall have been satisfied or waived by the party entitled to the benefit of the same (and on the date that is one Business Day after the conditions set forth in Sections 9.01(d) and (e) shall have been satisfied or waived by the party entitled to the benefit of the same), or at such other time and on a date as agreed to by the parties (the “Closing Date”).  The Closing shall take place at the offices of Gibson, Dunn & Crutcher LLP, 2100 McKinney Avenue, Dallas, Texas 75201, or at such other place as agreed to by the parties hereto.

Section 2.07                             Directors and Officers of the Surviving Company.  The directors of MergerSub immediately prior to the Company Merger Effective Time shall be the directors of the Surviving Company immediately after the Company Merger Effective Time and the officers of the Company immediately prior to the Company Merger Effective Time shall be the officers of the Surviving Company immediately after the Company Merger Effective Time, each to serve until such time as their resignation or removal or such time as their successors shall be duly elected and qualified, in each case in accordance with the Surviving Company Operating Agreement.

Section 2.08                             Characterization of Mergers.  The Company Parties and the Buyer Parties intend that for federal and applicable state income tax purposes (i) the Partnership Merger shall be treated as a taxable purchase of Partnership Units directly by MergerSub of those Partnership Units, and (ii) the Company Merger will be treated as a taxable sale by the Company of all of the Company’s assets to MergerSub in exchange for the Company Merger Consideration and the assumption of all of the Company’s liabilities (including the Company’s share of the Partnership’s liabilities, as determined under the applicable federal income tax regulations), followed by a distribution of such consideration to the holders of equity interests in the Company in liquidation pursuant to Section 331 and Section 562(b) of the Code, and that this Agreement shall constitute a “plan of liquidation” of the Company for federal income tax purposes.

Section 2.09                             Other Transactions.  Parent shall have the option, in its sole discretion and without requiring the further consent of any of the Company Parties or the Company Board, stockholders or unitholders of any Company Parties, upon reasonable notice to the Company, to request that the Company, immediately prior to the Closing, (a) convert or cause the conversion of one or more Company Subsidiaries that are organized in a particular state to be domiciled in a different state, or convert or cause the conversion of one or more Company Subsidiaries that are organized as corporations into limited liability companies (or other entities) and one or more Company Subsidiaries that are organized as limited partnerships or limited liability companies into other entities, on the basis of organizational documents as reasonably requested by Parent, (b) sell or cause to be sold all of the capital stock, shares of beneficial interests, partnership interests, limited liability interests or other ownership interests owned, directly or indirectly, by the Company in one or more Company Subsidiaries to any person at a price and on terms all as designated by Parent, (c) sell or cause to be sold any of the assets of the Company or one or more Company Subsidiaries to any person at a price and on terms all as designated by Parent and (d) cause the Company or any Company Subsidiary to transfer assets to one or more Company Subsidiaries (clauses (a), (b), (c) and (d) being “Requested Transactions”); provided, however, that (i) none of the Requested Transactions shall delay or prevent the Closing, (ii) the Requested Transactions shall be implemented as close as possible to the Closing (but after the Buyer Parties shall have waived (to the extent permissible) or confirmed that all of the conditions set forth in Sections 9.01, 9.02 and 9.03 have been satisfied), (iii) none of the Company, the Partnership or any of their subsidiaries (including all Company Subsidiaries) shall be required to take any action in contravention of any Laws, its Organizational Documents or any Material Contract, (iv) the consummation of any such Requested Transactions shall be contingent upon the receipt by the Company of a written notice from Parent confirming that all of the conditions set forth in Sections 9.01, 9.02 and 9.03 have been satisfied (or, at the option of Parent, waived) and that the Buyer Parties are prepared to proceed immediately with the Closing and any other evidence reasonably requested by the Company that the Closing will occur (it being understood that in any event the Requested Transactions will be deemed to have occurred prior to the Closing), (v) the Requested Transactions (or the inability to complete the Requested Transactions) shall not affect or modify in any respect the obligations of the Buyer Parties under this Agreement, including payment of the Company Merger Consideration, (vi) neither the Company nor any Company Subsidiary shall be required to take any such action that could adversely affect the classification of the Company as, or its qualification for taxation as, a “real estate investment trust” within the meaning of Sections 856 through 860 of the Code (a “REIT”), (vii) neither the Company nor any Company Subsidiary shall be required to take any such action that would reasonably be expected to result in an amount of Taxes being imposed on, or other adverse Tax consequences to, any Redeeming Partnership Unitholder unless such Redeeming Partnership Unitholders are indemnified by the Buyer Parties for such incremental Taxes on an after tax basis, and (viii) neither the Company nor any Company Subsidiary shall be required to take any such action that would reasonably be expected to result in an amount of Taxes being imposed on, or other adverse Tax consequences to, any stockholder or other equity interest holder of the Company or the Partnership (in such person’s capacity as a stockholder or other equity interest holder of the Company or the Partnership), or other adverse consequences to the stockholders or other equity interest holders of the Company or the Partnership as a whole, that are incrementally greater or more adverse, as the case may be, than the Taxes or other adverse consequences to such party in connection with the consummation of this Agreement in the absence of such action taken pursuant to this Section 2.09 unless such holders are indemnified by the Buyer Parties for such incremental Taxes or other consequences (provided that, for the avoidance of doubt, this clause (vii) shall prohibit, without limitation, Parent from requiring the Company to take any action that will trigger any liability under any Tax Protection Contract).  Parent shall, upon request by the Company or the Partnership, advance to the Company or the Partnership all reasonable out-of-pocket costs to be incurred by the Company or the Partnership or, promptly upon request by the Company or the Partnership, reimburse the Company or the Partnership for all reasonable out-of-pocket costs incurred by the Company or the Partnership in connection with any actions taken by the Company or the Partnership in accordance with this Section 2.09 (including reasonable fees and expenses of their Representatives).  The Buyer Parties, on a joint and several basis, hereby agree to indemnify and hold harmless the Company, the Partnership, their subsidiaries (including all Company Subsidiaries), and their Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with or as a result of taking such actions.  Without limiting the foregoing, none of the representations, warranties or covenants of the Company Parties shall be deemed to apply to, or deemed breached or violated by, any of the Requested Transactions.

ARTICLE III
EFFECTS OF THE MERGERS

Section 3.01                             Effect on Shares and Other Equity Interests.  At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of the Company Stockholders or holders of any interests in MergerSub:

(a)                                       Common Stock of MergerSub.  Each membership interest of MergerSub issued and outstanding immediately prior to the Company Merger Effective Time shall remain outstanding as a membership interest of the Surviving Company.

(b)                                       Cancellation of Company-Owned Shares.  Each Company Common Share that is owned by any Company Subsidiary, Parent or any subsidiary of Parent, including MergerSub, immediately prior to the Company Merger Effective Time shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c)                                        Company Common Share Merger Consideration.  Each Company Common Share (including Company Restricted Stock) issued and outstanding immediately prior to the Company Merger Effective Time (other than (i) Company Common Shares to be canceled in accordance with Section 3.01(b) and (ii) Company Common Shares underlying or comprising unexercised, unvested or unsettled Company Equity Awards other than Company Restricted Stock, the treatment of which is described in Section 3.03) shall automatically be converted into, and canceled in exchange for, the right to receive cash in an amount equal to $75.23 to be paid by Parent, without interest (the “Company Common Share Merger Consideration”).

Section 3.02                             Conversion of Equity Securities in the Partnership Merger.  At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of the Partnership Unitholders or holders of partnership interests in MergerSub:

(a)                                       Partnership Merger Consideration.  Each Partnership Unit issued and outstanding immediately prior to the Partnership Merger Effective Time and not redeemed pursuant to Section 2.02 (other than any Partnership Units held by the Company or any of the Company Subsidiaries (collectively, the “Company-Owned Partnership Units”), which Company-Owned Partnership Units shall remain outstanding and unchanged as units of limited partner interest in the Surviving Partnership), subject to the terms and conditions set forth herein, shall be converted, without any action on the part of the holder, into the right to receive cash in an amount equal to the Company Common Share Merger Consideration, without interest (the “Partnership Merger Consideration” and together with the Company Merger Consideration, the “Merger Consideration”).

(b)                                       At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of the holder of any partnership interest of the Partnership, each Partnership Unit held by the Company or any of the Company Subsidiaries immediately prior to the Partnership Merger Effective Time shall be unaffected by the Partnership Merger and shall remain outstanding as one Partnership Unit of the Surviving Partnership held by the Company (and following the Company Merger, the Surviving Company) or one of the Company Subsidiaries, as the case may be, including, for the avoidance of doubt, the general partner interests of the Partnership outstanding immediately prior to the Partnership Merger Effective Time and owned by the Company, which shall remain outstanding as general partner interests of the Surviving Partnership, entitling the Company (and following the Company Merger, the Surviving Company) to such rights, duties and obligations as are more fully set forth in the Surviving Partnership Agreement.

(c)                                        At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of any holder thereof, each limited liability company interest in Partnership MergerSub shall automatically be cancelled and cease to exist, the holders thereof shall cease to have any rights with respect thereto, and no payment shall be made with respect thereto.

Section 3.03                             Company Equity Awards.

(a)                                       Each option to purchase Company Common Shares granted under the Incentive Plans (each, a “Company Stock Option”), whether vested or unvested, that is outstanding immediately prior to the Company Merger Effective Time shall, as of the Company Merger Effective Time, become fully vested and be converted into the right to receive at the Company Merger Effective Time an amount in cash in U.S. dollars equal to the product of (x) the total number of Company Common Shares subject to such Company Stock Option and (y) the excess, if any, of the amount of the Company Common Share Merger Consideration over the exercise price per Company Common Share subject to such Company Stock Option, with the aggregate amount of such payment rounded down to the nearest cent (the aggregate amount of such cash hereinafter referred to as the “Company Option Consideration”) less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment.

(b)                                       Immediately prior to the Company Merger Effective Time, (i) each restricted stock unit (“Company Restricted Stock Unit”) granted under the Incentive Plans whether vested or unvested, that is outstanding immediately prior to the Company Merger Effective Time shall cease to represent a right or award with respect to Company Common Shares, shall become fully vested (with the number of Company Common Shares underlying any Company Restricted Stock Units subject to performance-based vesting provisions that will not exceed 118.42% of the target number of Company Common Shares subject to such award) and shall entitle the holder thereof to receive, at the Company Merger Effective Time, an amount in cash equal to the Company Common Share Merger Consideration in respect of each Company Common Share underlying such Company Restricted Stock Unit less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment, and (ii) each dividend equivalent right (“Company Dividend Equivalent Right”) granted under the Incentive Plans that has accrued but not been paid as of immediately prior to the Company Merger Effective Time shall become fully vested and shall entitle the holder thereof to receive, at the Company Merger Effective Time, cash in the amount so accrued, less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment (the aggregate amount of such cash payments described in subsections (i) and (ii), together with the Company Option Consideration, hereinafter referred to as the “Company Option and Stock-Based Consideration” and, together with the Company Common Share Merger Consideration, the “Company Merger Consideration”).

(c)                                        The Compensation Committee of the Company Board shall make such adjustments and amendments to or make such determinations with respect to Company Stock Options, Company Restricted Stock Units and Company Dividend Equivalent Rights to implement the foregoing provisions of this Section 3.03.

(d)                                       At the Company Merger Effective Time, Parent shall, to the extent sufficient funds are not available at the Company, deposit the Company Option and Stock-Based Consideration (or funds sufficient to make up any shortfall) with the Company for the benefit of the holders of Company Stock Options, Company Restricted Stock Units and Company Dividend Equivalent Rights and the Surviving Company shall (and Parent shall cause the Surviving Company to) pay the Company Option and Stock-Based Consideration to such holders as promptly as practicable following the Company Merger Effective Time (but in no event later than the first payroll date at least five Business Days following the Company Merger Effective Time).

Section 3.04                             Exchange of Stock Certificates, Unit Certificates and Uncertificated Units; Paying Agent.

(a)                                 Paying Agent.  Prior to the Company Merger Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as Exchange and Paying Agent (the “Paying Agent”) for the payment or exchange, as applicable, in accordance with this Article III of (i) the Company Common Share Merger Consideration and (ii) the Partnership Merger Consideration (such consideration referenced in clauses (i) and (ii) collectively being referred to as the “Outside Holder Merger Consideration”).  At or before the Company Merger Effective Time, Parent shall deposit or cause MergerSub or Partnership MergerSub (if applicable) to deposit with the Paying Agent the Outside Holder Merger Consideration for the benefit of the holders of Company Common Shares (including Company Restricted Stock) and Partnership Units, as applicable (such cash and securities so deposited, collectively being referred to as the “Exchange Fund”).  Promptly after the Closing Date in accordance with the procedures set forth in Section 3.04(c), Parent shall cause the Paying Agent to make, and the Paying Agent shall make, payments of the Outside Holder Merger Consideration out of the Exchange Fund in accordance with this Agreement.  The Exchange Fund shall not be used for any other purpose than the payment of Outside Holder Merger Consideration in accordance with this Agreement.  Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Company or the Surviving Partnership, as the case may be.

(b)                                       Stock Transfer Books; Unit Transfer Books.

(i)                                     At the Company Merger Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Company Common Shares.  On or after the Company Merger Effective Time, any Stock Certificates presented to the Paying Agent, the Surviving Company or the transfer agent for any reason shall cease to have rights with respect to such Company Common Shares (except as otherwise provided for herein) and shall be exchanged for the applicable Company Common Share Merger Consideration with respect to the Company Common Shares formerly represented thereby.

(ii)                                  At the Partnership Merger Effective Time, the unit transfer books of the Partnership shall continue to be the unit transfer books of the Surviving Partnership in all respects; provided that, after the Partnership Merger Effective Time, there shall be no further registration of transfers of the Partnership Units other than the Company-Owned Partnership Units.

(c)                                        Exchange Procedures for Certificates and Uncertificated Units.  Promptly after the Company Merger Effective Time (but in any event within five Business Days), Parent shall cause the Paying Agent to mail to each person who immediately prior to the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable, held Company Common Shares or Partnership Units that were exchanged for the right to receive the applicable Merger Consideration (each, a “Former Equityholder”) pursuant to Section 3.01 or Section 3.02 (i) a letter of transmittal (which shall specify that, if applicable, delivery of Stock Certificates or Unit Certificates (if any) shall be effected, and risk of loss and title to the Stock Certificates and Unit Certificates (if any) shall pass to the Paying Agent, only upon delivery of the Stock Certificates or Unit Certificates (if any) to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) if applicable, instructions for use in effecting the surrender of the Former Equityholder’s Stock Certificates or Unit Certificates (if any) in exchange for the applicable Merger Consideration to which the holder thereof is entitled.  Upon (i) if applicable, surrender by a Former Equityholder of a Stock Certificate or Unit Certificate (if any) for cancellation to the Paying Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Parent, and (ii) delivery by such Former Equityholder of such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, such Former Equityholder shall be entitled to receive in exchange therefore the applicable Merger Consideration payable in respect of the Company Common Shares or Partnership Units, as the case may be, pursuant to the provisions of this Article III, and the Stock Certificate or Unit Certificate (if any) so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of any Company Common Share or Partnership Unit that is not registered in the transfer records of the Company or the Partnership, as applicable, payment may be made to a person other than the person in whose name the Stock Certificate or Unit Certificate (if any) so surrendered is registered, if such Stock Certificate or Unit Certificate (if any) shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Stock Certificate or Unit Certificate (if any) or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 3.04, each Stock Certificate or Unit Certificate (if any) (other than the Company-Owned Partnership Units) shall be deemed at any time after the Company Merger Effective Time or the Partnership Merger Effective Time, as the case may be, to represent only the right to receive, upon such surrender, the applicable Merger Consideration as contemplated by this Section 3.04.

(d)                                 No Further Ownership Rights.

(i)                                     From and after the Company Merger Effective Time, holders of Company Common Shares shall cease to be, and shall have no rights as, stockholders of the Company other than the right to receive the Company Common Share Merger Consideration provided under this Article III.  The Company Common Share Merger Consideration paid in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Company Common Shares, regardless of whether represented by Stock Certificates or other similar certificates exchanged therefore.  The Company Option and Stock-Based Consideration paid with respect to Company Stock Options, the Company Restricted Stock Units and Company Dividend Equivalent Rights in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the canceled Company Stock Options, Company Restricted Stock Units and Company Dividend Equivalent Rights, as applicable, and on and after the Company Merger Effective Time the holder of any Company Stock Options, Company Restricted Stock Units or Company Dividend Equivalent Rights shall have no further rights with respect thereto, other than the right to receive the Company Option and Stock-Based Consideration as provided in Section 3.03.

(ii)                                  At and immediately following the Partnership Merger Effective Time, each person who held Partnership Units immediately prior to the Partnership Merger Effective Time (and, for the avoidance of doubt, with respect to which no Redemption Election was made) shall cease to be, and shall have no right as, an equityholder of the Partnership other than the right to receive the Partnership Merger Consideration pursuant to Section 3.02(a).

(iii)                               The applicable Merger Consideration paid or delivered in accordance with the terms of this Article III shall be deemed to have been paid or delivered, as the case may be, in full satisfaction of all rights and privileges pertaining to the Company Common Shares, Company Stock Options, Company Restricted Stock Units, Company Dividend Equivalent Rights and Partnership Units exchanged therefore.

(e)                                        Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Shares (including Company Restricted Stock) or Partnership Units for 12 months after the Company Merger Effective Time shall be delivered to the Surviving Company, and any holders of Company Common Shares (including Company Restricted Stock) or Partnership Units prior to the applicable Merger who have not theretofore complied with this Article III shall thereafter look only to the Surviving Company for payment of the applicable Merger Consideration.

(f)                                         No Liability.  None of the Buyer Parties, Company Parties, Public REIT or the Paying Agent, or any employee, officer, director, stockholder, partner, agent or Affiliate thereof, shall be liable to any person in respect of any Merger Consideration or any Company Option and Stock-Based Consideration, as the case may be, if the Exchange Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  Any amounts remaining unclaimed by holders or any persons entitled to Merger Consideration immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Company or Surviving Partnership, as the case may be, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(g)                                        Investment of Exchange Fund.  The Paying Agent shall invest the cash included in the Exchange Fund, as directed by Parent, on a daily basis.  Any net profit resulting from, or interest or income produced by, such investments shall be placed in the Exchange Fund.  To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Company Common Share Merger Consideration and Partnership Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make all such payments in full.

(h)                                       Lost Certificates.  If any Stock Certificate or Unit Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Stock Certificate or Unit Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such person of a bond or payment of an applicable fee in such amount as Parent or the Paying Agent reasonably may direct, the Paying Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 3.04(e), the Surviving Company) will issue in exchange for such lost, stolen or destroyed Stock Certificate or Unit Certificate the applicable Company Common Share Merger Consideration or Partnership Merger Consideration payable in respect thereof pursuant to this Agreement.

Section 3.05                             Withholding Rights; No Interest on Merger Consideration.  The Company, the Surviving Company, the Partnership, the Surviving Partnership, MergerSub, Partnership MergerSub, Parent, Public REIT, DownREIT Partnership or the Paying Agent (each, a “Withholding Agent”), as applicable, shall be entitled to deduct and withhold from any payments otherwise payable pursuant to this Agreement such amounts as it is required, in the good faith determination of the applicable Withholding Agent, to deduct and withhold with respect to the making of such payment (and, with respect to the Company Stock Options, the Company Restricted Stock Units and Company Dividend Equivalent Rights, the vesting thereof) under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law.  To the extent that amounts are so withheld, such withheld amounts (i) shall be remitted to the applicable Governmental Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.  No interest shall be paid or accrue on any Merger Consideration paid pursuant to this Article III.

Section 3.06                             Dissenters’ Rights.

(a)                                       No dissenters’ or appraisal rights shall be available with respect to the Company Merger or the other transactions contemplated hereby except as set forth in Section 3.06(b).

(b)                                       Notwithstanding any provision hereof and to the extent available under the NYRLPA, Partnership Units that are outstanding immediately prior to the Partnership Merger Effective Time and that are held by any Partnership Unitholder who has properly exercised and perfected appraisal rights, if any, under § 121-1102 of the NYRLPA (the “Dissenting Units”) shall not be converted into the right to receive the applicable Partnership Merger Consideration, but the holders of Dissenting Units shall instead be entitled to receive such consideration as shall be determined pursuant to § 121-1102 of the NYRLPA; provided, however, that if any such Partnership Unitholder shall have failed to perfect or otherwise shall have withdrawn or lost such rights, if any, to appraisal and payment under the NYRLPA, such holder’s Partnership Units shall thereupon be deemed to have been converted into, as of the Partnership Merger Effective Time, the right to receive the applicable Partnership Merger Consideration in accordance with Section 3.02(a) hereof, without any interest thereon, and such Partnership Units shall no longer be Dissenting Units.  The Partnership shall give Parent prompt notice of any demands for appraisal received by the Partnership, withdrawals of such demands and any other instruments served pursuant to the NYRLPA by a holder of Dissenting Units and received by the Partnership.  Parent shall participate in and control all negotiations and proceedings with respect to demands for appraisal under the NYRLPA.  The Partnership shall not, except with prior written consent of Parent, make any payment or agree to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 3.07                             Suspension of DRIP.  The Company Board shall adopt such resolutions or take such other actions as may be required to suspend the Company’s Dividend Reinvestment and

Direct Stock Purchase Plan (the “DRIP”), effective prior to the Company Merger Effective Time, and ensure that no purchase or other rights under the DRIP enable the holder of such rights to acquire any interest in any Buyer Party as a result of such purchase or the exercise of such rights at or after such date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
THE COMPANY AND THE PARTNERSHIP

Except (a) as set forth in the Disclosure Schedule (provided, that nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty of the Company or the Partnership made herein and no reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to in the Disclosure Schedule or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which Company or the Partnership is a party exists or has actually occurred) or (b) as disclosed in the Company’s Form 10-K for the fiscal years ended December 31, 2013 and 2014, or in any other Company SEC Report filed with or furnished to, as applicable, the SEC on or after January 1, 2013 and publicly available prior to the date of this Agreement (other than, in each case, any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks in any “forward looking statements” disclaimer and any other statements included therein to the extent that they are cautionary, predictive or forward-looking in nature), the Company and the Partnership hereby jointly and severally represent and warrant to the Buyer Parties and, with respect to the representations and warranties set forth in Section 4.01, Section 4.04, Section 4.05, Section 4.09 and Section 4.12, to Public REIT as follows:

Section 4.01                             Organization and Qualification; Company Subsidiaries; Authority.

(a)                                       The Company is a Maryland corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland.  The Partnership is a New York limited partnership duly organized, validly existing and in good standing under the Laws of the State of New York.  Each of the Company and the Partnership is duly qualified or licensed to do business as a foreign corporation or foreign partnership, as the case may be, and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Each of the Company and the Partnership has all requisite corporate or limited partnership power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

(b)                                       Each of the Company’s subsidiaries (including the Partnership, the “Company Subsidiaries”), together with the jurisdiction of organization of each Company Subsidiary, is set forth in Section 4.01(b) of the Disclosure Schedule.  Except for the Company Subsidiaries and as set forth in Section 4.01(b) of the Disclosure Schedule, the Company does not own, directly or indirectly, any shares of stock of, or other equity interest in, or any other securities convertible or exchangeable into or exercisable for stock of or other equity interest in, any Person (other than investments in short-term investment securities).  Except as set forth in Section 4.01(b) of the Disclosure Schedule, all issued and outstanding shares or other equity interests of each Company Subsidiary are owned directly or indirectly by the Company, free and clear of all Liens other than (i) Liens specified in the Organizational Documents or (ii) statutory or other Liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on the Company’s financial statements in accordance with GAAP (if such reserves are required pursuant to GAAP).  Each Company Subsidiary (other than the Partnership) is a corporation, partnership or limited liability company duly incorporated or organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, except where the failure to be so incorporated, organized, validly existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Each of the Company Subsidiaries (other than the Partnership) has the requisite corporate, limited partnership, limited liability company or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Each of the Company Subsidiaries (other than the Partnership) is duly qualified or licensed to do business as a foreign corporation, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the conduct or nature of its business makes such qualification or licensing necessary, except for where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.02                             Organizational Documents.  The Company has previously provided or made available to Parent true and correct copies of (i) the Company Articles and the Company Bylaws, together with all amendments thereto (the “Company Organizational Documents”), (ii) the Partnership Certificate and the Partnership Agreement, together with all amendments thereto (the “Partnership Organizational Documents,” and, together with the Company Organizational Documents, the “Company Parties Organizational Documents”) and (iii)  all certificates or articles of incorporation, certificates or articles of partnership, certificates or articles of formation, bylaws, partnership agreements, operating agreements, and other similar organizational documents of the Company Subsidiaries, other than the Partnership (together with the Company Parties Organizational Documents, the “Organizational Documents”).  All of the Organizational Documents are in full force and effect and there are no current dissolution, revocation or forfeiture proceedings regarding the Company or any of the Company Subsidiaries.

Section 4.03                             Capitalization.

(a)                                       The total number of shares of stock of all classes which the Company has authority to issue is 180,000,000 shares, consisting of (i) 160,000,000 Company Common Shares, of which, as of June 18, 2015, 57,994,991 were issued and outstanding, including 118,744 shares subject to restrictions or conditions (the “Company Restricted Stock”), (ii) 10,000,000 shares of excess stock, par value $0.01 per share, of which, as of June 18, 2015, no shares were issued or outstanding (“Company Excess Shares”), and (iii) 10,000,000 shares of preferred stock, par value $0.01 per share, of which, as of June 18, 2015, no shares were issued or outstanding.  As of June 18, 2015, 3,400,126 Company Common Shares have been reserved and are available for issuance pursuant to the Incentive Plans and there were outstanding (A) Company Stock Options to purchase 1,628,712 Company Common Shares, and (B) assuming performance based vesting at target, 211,573 Company Common Shares underlying Company Restricted Stock Units.  As of June 18, 2015, there were 125,643 shares of “phantom” stock outstanding.

(b)                                       As of June 18, 2015, 68,007,115 Partnership Units were outstanding, 57,994,991 of which were held by the Company or a Company Subsidiary.

(c)                                        Except for the Company Stock Options, Company Restricted Stock Units, and Company Dividend Equivalent Rights, or as set forth in the Partnership Organizational Documents or Section 4.03(c)(i) of the Disclosure Schedule, there are no stock appreciation rights, “phantom” stock rights, options, warrants, calls, subscription rights, exercisable, convertible or exchangeable securities or other rights, agreements or commitments (contingent or otherwise) to which the Company or the Company Subsidiaries is a party or by which any of them is bound that obligate the Company to issue, transfer or sell any Company Common Shares or other equity interest in the Company, or any investment that is convertible into or exercisable or exchangeable for any such shares or interests.  There are no options, warrants, calls, subscription rights, exercisable, convertible or exchangeable securities or other rights, agreements or commitments (contingent or otherwise) to which the Partnership is a party or by which it is bound that obligate the Partnership to issue, transfer or sell any Partnership Units or other equity interests in the Partnership.  Section 4.03(c)(ii) of the Disclosure Schedule sets forth a true, complete and correct list of all holders, as of the date of this Agreement, of outstanding Company Stock Options, Company Restricted Stock Units, Company Dividend Equivalent Rights and Company Restricted Stock granted under the Incentive Plans or otherwise (collectively, the “Company Equity Awards”), indicating, as applicable, with respect to each Company Equity Award, the type of award granted, the number of shares or value of cash subject to such Company Equity Award, the name of the Incentive Plan under which the award was granted, the date of grant and the per share exercise price or purchase price, and the expiration date of the award.

(d)                                       Except as set forth in the Company Parties Organizational Documents or Section 4.03(d) of the Disclosure Schedule, there are no agreements or understandings to which the Company is a party with respect to the voting of any Company Common Shares, nor, to the knowledge of the Company, is the Company bound by any third party agreements or understandings with respect to the voting of any such shares.  There are no outstanding notes, bonds, debentures or other Indebtedness of the Company or any Company Subsidiary whose holders have the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of equity interests in the Company or any Company Subsidiary may vote.

(e)                                        Except as set forth in Section 4.03(e) of the Disclosure Schedule, neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities.  Except as set forth in Section 4.03(e) of the Disclosure Schedule or the Organizational Documents, there are no outstanding contractual obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any Company Common Shares or capital stock of any Company Subsidiary.

(f)                                         Section 4.03(f) of the Disclosure Schedule sets forth, as of the date hereof, a list of all holders of the Partnership Units, including the name of the Person holding each such unit, and the number and type of each Partnership Unit so held.

(g)                                        All issued and outstanding shares of capital stock of, or other equity interests in, the Company and the Company Subsidiaries are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights under applicable Law or the applicable Organizational Documents.

(h)                                       The Company does not have a “poison pill” or similar shareholder rights plan.

Section 4.04                             Authority Relative to this Agreement, Takeover Laws, Validity and Effect of Agreements.

(a)                                 Each of the Company Parties has all necessary corporate or limited partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the receipt of Partnership Unitholder Approval in respect of the Partnership Merger, to consummate the transactions contemplated by this Agreement, including the Mergers and the Redemption.  The Company Board has (i) duly and unanimously adopted resolutions (A) declaring that the terms of this Agreement, the Company Merger and the other transactions contemplated hereby are advisable and in the best interests of the Company and the Company Stockholders, (B) approving this Agreement and the transactions contemplated hereby, including the Company Merger, (C) directing that this Agreement, the Company Merger and the other transactions contemplated hereby be submitted for consideration at a meeting of the Company Stockholders, and (D) recommending the approval of this Agreement, the Company Merger and the other transactions contemplated hereby by the Company Stockholders and (ii) on behalf of the Company in the Company’s capacity as General Partner of the Partnership, unanimously approved this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement, and declared that the Partnership Merger and the other transactions contemplated by this Agreement, including the Redemption, are advisable on the terms and subject to the conditions set forth herein.  The Company Board has not rescinded, modified or withdrawn such resolutions in any way.  Except for the approvals described in the following sentence, the execution, delivery and performance by the Company and the Partnership of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Mergers and the Redemption, have been duly and validly authorized by all necessary corporate or limited partnership actions on behalf of the Company and the Partnership.  No other corporate or limited partnership proceedings on the part of the Company or the Partnership are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, including the Mergers and the Redemption, other than:

(i)                                     in the case of the Company Merger, the affirmative approval of the Company Merger by a majority of all votes entitled to be cast on the matter by the holders of all outstanding Company Common Shares as of the close of business on the record date for the Company Stockholder Meeting (the “Company Stockholder Approval”);

(ii)                                  in the case of the Partnership Merger, the affirmative approval of the Partnership Merger by a majority of all the votes entitled to be cast on the Partnership Merger by the Outside Unitholders (the “Partnership Unitholder Approval”); and

(iii)                               the filing and acceptance for record of appropriate merger documents as required by the MGCL, the MLLCA, the NYRLPA and the NYLLCL.

(b)                                       This Agreement has been duly and validly executed and delivered by the Company and the Partnership and, assuming the due authorization, execution and delivery by each of the Buyer Parties and Public REIT, constitutes a legal, valid and binding obligation of the Company and the Partnership, enforceable against the Company and the Partnership in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c)                                        The Company Parties have taken all action required to be taken by them in order to exempt this Agreement and the Mergers, and the transactions contemplated hereby and thereby, from (and this Agreement and the Mergers, and the transactions contemplated hereby and thereby, are exempt from) the requirements of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other takeover Laws of the MGCL and the NYRLPA, and the limitations on transfer and ownership set forth in Article VII of the Company Articles (the “Ownership Transfer Waiver”).

Section 4.05                             No Conflict; Required Filings and Consents.

(a)                                       Except as set forth in Section 4.05(a) of the Disclosure Schedule, subject to the receipt of the Company Stockholder Approval, the execution and delivery of this Agreement by any of the Company Parties do not, and the performance of their respective obligations hereunder will not, (i) conflict with or violate any provision of the  Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expirations or terminations of applicable waiting periods, and other actions described in subsection (b) of this Section 4.05 have been obtained and all filings and obligations described in subsection (b) of this Section 4.05 have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, or (iii) require any consent or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give to others any right of termination, amendment, acceleration or cancellation or any right to purchase or sell assets or equity) under, result in the loss of any material right or benefit under, or result in the triggering of any material payments or result in the creation of a Lien (other than a Permitted Lien) on any property or asset of the Company or any Company Subsidiary or pursuant to, any of the terms, conditions or provisions of any Permit or Contract to which the Company or any Company Subsidiary is a party, except, with respect to clauses (ii) and (iii), such triggering of payments, Liens, encumbrances, filings, notices, permits, authorizations, consents, approvals, violations, conflicts, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)                                 The execution and delivery by the Company Parties of this Agreement does not, and the performance of their respective obligations hereunder will not, require any consent, approval, order, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) as set forth in Section 4.05(b) of the Disclosure Schedule, (ii) for (A) applicable requirements, if any, of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”), the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”), and state securities or “blue sky” Laws (“Blue Sky Laws”), (B) any filings required under the rules and regulations of the New York Stock Exchange (“NYSE”), (C) any filing required under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, or any other antitrust or merger control Law; (D) the filing with the SEC of a proxy statement relating to the Company Merger to be sent to the Company Stockholders (as amended or supplemented from time to time, the “Proxy Statement”) and other written communications that may be deemed “soliciting materials” under Rule 14a-12 promulgated under the Exchange Act, and (E) the filing of (x) the Company Articles of Merger and the Partnership Certificate of Merger with, and the acceptance for record thereof by, the SDAT and the DSSNY, as applicable, and (y) appropriate documents with the relevant authorities of other jurisdictions in which the Company Parties, the Company Subsidiaries, the Buyer Parties and the Public Parties are qualified to do business; (iii) the filings as may be required in connection with Transfer Taxes; and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.06                             Permits; Compliance with Laws.

(a)                                       Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.16, which are addressed solely in that Section, each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority necessary for it to own, lease and, to the extent applicable, operate its properties and to carry on its business substantially as it is being conducted as of the date hereof (collectively, the “Permits”).  All such Permits are valid and in full force and effect, except where the failure to be in full force and effect or to possess, obtain or maintain the Permits, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  None of the Company or the Company Subsidiaries has taken any action that would reasonably be expected to result in the revocation of any Permit and no suspension or cancellation of any Permits is pending, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)                                       Except as set forth in Section 4.06(b) of the Disclosure Schedule, none of the Company or any Company Subsidiary is in conflict with, or in default, breach or violation of, (i) any Laws applicable to the Company or any Company Subsidiary by which any property or asset of the Company or any Company Subsidiary is bound or (ii) any Permit, except for any such conflicts, defaults, breaches or violations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)                                        Notwithstanding the foregoing, for all purposes of this Agreement, none of the Company or any Company Subsidiary makes any representation or warranty (pursuant to this Section 4.06 or elsewhere in this Agreement) regarding the effect of the applicable antitrust, merger control, competition or fair trade Laws on its ability to execute, deliver, or perform its obligations under this Agreement or to consummate the transactions described in this Agreement as a result of the enactment, promulgation, application or threatened or actual judicial or administrative investigation or litigation under, or enforcement of, any antitrust, merger control, competition or fair trade Law with respect to the consummation of the transactions described in this Agreement.

Section 4.07                             SEC Filings; Financial Statements; No Unknown Liabilities.

(a)                                       Each of the Company and the Partnership has filed all forms, reports and documents (including all exhibits) required to be filed by it with, or furnished to, the SEC since January 1, 2013 (the “Company SEC Reports”).  The Company SEC Reports, each as amended prior to the date hereof, (i) have been prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations promulgated thereunder, and (ii) did not, when filed as amended prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The Company has made available to Parent copies of all material written correspondence between the SEC, on the one hand, and the Company, on the other hand, since January 1, 2012.  Except as set forth in Section 4.07(a) of the Disclosure Schedule, no Company Subsidiary other than the Partnership is or has been required to file any form, report or other document with the SEC.

(b)                                       Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Company SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act), complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly presented, in all material respects, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of unaudited statements, to normal and recurring year-end adjustments), the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries, taken as a whole, as of the respective dates thereof or for the respective periods indicated therein, as applicable, in each case, except as otherwise noted therein or to the extent such financial statements have been modified or superseded by later Company SEC Reports filed prior to the date of this Agreement.

(c)                                        Except (i) to the extent set forth on the consolidated balance sheet of the Company as of December 31, 2014 (including the notes thereto) included in the Company’s Form 10-K for the fiscal year ended December 31, 2014 or the Company SEC Reports,

(ii) liabilities incurred on behalf of the Company or any Company Subsidiary in connection with this Agreement, and (iii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2014, none of the Company or the Company Subsidiaries have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth in a consolidated balance sheet of the Company or in the notes thereto, except for any such liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)                                       Since the enactment of the Sarbanes Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Company has been, and is in, compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, as amended from time to time.

Section 4.08                                   Absence of Certain Changes or Events.  Except as contemplated by this Agreement or as disclosed in the Company SEC Reports filed subsequent to December 31, 2014 and prior to the date of this Agreement, since December 31, 2014 through the date hereof, (a) each of the Company and the Company Subsidiaries has conducted its business in all material respects in the ordinary course consistent with past practice, (b) there has not been an event, occurrence, effect or circumstance that has resulted or would reasonably be expected to result in a Company Material Adverse Effect, and (c) there has not been any material change in any method of accounting or accounting practice or any material change in any tax method or election by the Company or any Company Subsidiary.

Section 4.09                                   Absence of Litigation.  Except (i) as listed in Section 4.09 of the Disclosure Schedule or (ii) as set forth in the Company SEC Reports filed on or after January 1, 2013, as of the date of this Agreement, there is no Action pending or, to the knowledge of the Company, threatened in writing by or before any Governmental Authority against the Company or any of the Company Subsidiaries or any director or officer of the Company or any of the Company Subsidiaries, in their capacity as a director or officer of the Company or any of the Company Subsidiaries, in each case, for whom the Company or any of the Company Subsidiaries may be liable, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  None of the Company or any of the Company Subsidiaries is subject to any Order, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.10                                   Employee Benefit Plans.

(a)                                       Section 4.10(a)(i) of the Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA), all multiemployer plans (within the meaning of Section 3(37) of ERISA) and all bonus, stock option, stock purchase, restricted stock, other equity or equity-based plans, incentive, deferred compensation, bonus, retiree medical or life insurance, supplemental retirement, employment, retention, termination, change in control, severance, health, life, or disability insurance, dependent care or other benefit plans, programs, policies, arrangements, contracts or agreements, in each case, to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has or could have any current or future obligation or liability (contingent or otherwise), or under which any of the current or former employees, officers, directors or independent contractors of the Company or any Company Subsidiary (or any of their dependents) has any present or future right to compensation or benefits (all such plans, programs, arrangements, contracts or agreements, collectively, the “Plans”).  The Company has made available to Parent, to the extent applicable, copies, which are correct and complete in all material respects, of the following:  (i) the Plans to the extent in written form (or to the extent not in written form, an accurate written description of all of the material terms of such Plan), (ii) the annual reports (Form 5500s) filed with the Internal Revenue Service (“IRS”) for the last three plan years, (iii) the most recently received IRS determination letter or opinion letter, if any, relating to a Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Plan, (v) the most recent summary plan description for such Plan and all modifications thereto, (vi) any related trust agreement or other funding instrument, and (vii) all material correspondence with the Department of Labor, the IRS or any other governmental entity with respect to any Plan for the last three plan years.  Except as set forth in Section 4.10(a)(ii) of the Disclosure Schedule, the Company sponsors no employee benefits plans for non-U.S. employees.

(b)                                       Each Plan has been established and operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Internal Revenue Code of 1986 (the “Code”).  Except as would not reasonably be expected to have a Company Material Adverse Effect, no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Plan, and each Plan that is in any part a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated and maintained since January 1, 2005 in compliance with Section 409A of the Code and the regulations and other administrative guidance promulgated thereunder.  No individual is entitled to any gross-up, make-whole or other additional payment from the Company or any Company Subsidiary in respect of any tax (including Federal, state, local or foreign income, excise or other taxes (including taxes imposed under Section 409A or Section 4999 of the Code)) or interest or penalty related thereto.  No Action (including any investigation, audit or other administrative proceeding) is pending or, to the knowledge of the Company, threatened or anticipated, with respect to any Plan (other than claims for benefits in the ordinary course) nor are there facts or circumstances that exist that could reasonably give rise to any such actions.

(c)                                        Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, or is entitled to rely on a favorable opinion issued by the IRS, and except as would not reasonably be expected to have a Company Material Adverse Effect, no fact or event has occurred since the date of such determination letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Plan.

(d)                                       None of the Company nor any ERISA Affiliate, (i) has ever sponsored, maintained or had any obligation with respect to any employee benefit plan that is subject to the provisions of Section 302 or Title IV of ERISA or Section 412 of the Code, is an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code, a voluntary employee beneficiary association, is a multiemployer plan within the meaning of Section 3(37) of ERISA, is a multiple employer plan as defined in Section 413 of the Code, or is a “funded welfare plan” within the meaning of Section 419 of the Code, or (ii) has ever incurred or reasonably expects to incur any material liability pursuant to Title I or Title IV of ERISA (including any Controlled Group Liability) or any foreign Law or regulation relating to employee benefit plans, whether contingent or otherwise.  Neither the Company nor any Company Subsidiary has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or any Company Subsidiary, except as required by Section 4980B of the Code or similar state Law.

(e)                                        Except as set forth in Section 4.10(e)(i) of the Disclosure Schedule or as otherwise specifically contemplated by this Agreement with respect to the Company Equity Awards, neither the execution and delivery of this Agreement nor the consummation of the Mergers and the transactions contemplated hereby will (either alone or in conjunction with any other event (whether contingent or otherwise)) result in or cause the vesting, exercisability, acceleration of payment or delivery of, or increase in the amount or value of, any payment, right or other benefit otherwise due to any current or former employee, officer, director or other service provider of the Company or any ERISA Affiliate.  Except as set forth in Section 4.10(e)(ii) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Mergers and the transactions contemplated hereby will (either alone or in conjunction with any other event (whether contingent or otherwise)) (i) entitle any current or former employee, officer, director or service provider of Company or any ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment, or (ii) result in any amount failing to be deductible by reason of Section 280G of the Code.  The Company has provided Parent with reasonable estimates of the potential excess parachute payments (within the meaning of Section 280G of the Code), if any, paid or payable by the Company or any Company Subsidiary in connection with the transactions contemplated by this Agreement, either as a result of the transactions contemplated by this Agreement or in conjunction with any other event.

(f)                                         For purposes of this Section 4.10, an entity is an “ERISA Affiliate” of the Company if it is a member of the Company’s controlled, affiliated or otherwise related group of entities within the meaning of Code Sections 414(b), (c), (m) or (o).

(g)                                        For purposes of this Section 4.10, “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of Sections 601 et seq. of the Code and Section 601 et seq. of ERISA, and (v) under corresponding or similar provisions of foreign Laws or regulations.

Section 4.11                             Labor Matters.

(a)                                       Except as set forth in Section 4.11 of the Disclosure Schedule, none of the Company or any Company Subsidiary is a party to any collective bargaining agreement, trade union or other labor union contract applicable to persons employed by the Company or any Company Subsidiary.  Except as set forth in Section 4.11 of the Disclosure Schedule (i) none of the Company or any Company Subsidiary has breached or otherwise failed to comply, in any material respect, with any provision of any such agreement or contract, except where such breaches or failures to comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and there are no grievances outstanding against the Company or any Company Subsidiary under such agreement or contract, (ii) none of the employees of the Company or any Company Subsidiary is represented by a union, (iii) to the knowledge of the Company, no union organizing efforts have been conducted within the last three years or are now being conducted, and (iv) there is no, and, to the knowledge of the Company, there has not been (nor is there pending or threatened) a strike, slowdown, work stoppage or lockout by or with respect to any employees of the Company or any Company Subsidiary.

(b)                                       The Company and each Company Subsidiary is in compliance in all material respects with all applicable Laws relating to the employment of labor and employment, including all applicable Laws relating to wages, hours, collective bargaining, unemployment compensation, employment discrimination, civil rights, immigration control, employee classification, safety and health, workers’ compensation, pay equity, information privacy and security, and the collection and payment of withholding and/or social security taxes.  None of the Company or any Company Subsidiary has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN Act”) or any similar state or local Law within the last six months that remains unsatisfied.

(c)                                        There are no (i) unfair labor practice charges or complaints against the Company or any Company Subsidiary pending before the National Labor Relations Board or any other labor relations tribunal or authority and, to the knowledge of the Company, no such representations, claims or petitions are threatened, or (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority.

(d)                                       To the knowledge of the Company, no current employee or officer of the Company or any Company Subsidiary intends, or is expected, to terminate his employment relationship with such entity following the consummation of the transactions contemplated hereby.

Section 4.12                             Information Supplied.  The information supplied by the Company Parties for inclusion or incorporation by reference in the Proxy Statement or any other document to be filed with the SEC or provided to holders of the Company Common Shares or the Partnership Units in connection with the transactions contemplated by this Agreement (the “Other Filings”) will not, in the case of the Proxy Statement, (i) at the date any such document is first mailed to the Company Stockholders, (ii) at the time of the Company Stockholders Meeting or (iii) at the time of any amendment or supplement thereof, and, in the case of any Other Filing at the date it is first mailed to the Company Stockholders or holders of interests in any Company Subsidiary or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  No representation or warranty is made (or omitted to be made) by the Company Parties with respect to statements made or incorporated by reference therein based on information supplied by Buyer Parties or the Public Parties specifically for use in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein.  All documents that the Company is responsible for filing with the SEC in connection with the Mergers and the other transactions contemplated by this Agreement will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 4.13                             Property.

(a)                                       Except as set forth in Section 4.13(a) of the Disclosure Schedule, the Company or a Company Subsidiary owns fee simple title to, or a valid leasehold interest in, each of the real properties identified in Section 4.13(a) of the Disclosure Schedule (each property so owned, a “Company Property” and collectively, the “Company Properties”), which schedule identifies all of the real estate properties currently owned (including properties under construction or development) or ground leased by the Company or a Company Subsidiary.  Each Company Property (except as provided below) is owned or ground leased, as applicable, free and clear of Liens, except for Permitted Liens and any other limitations of any kind, if any, that would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company has made available to Parent a true, correct and complete list of all loans encumbering the Company Properties along with the amounts, maturity date and interest rate and balances of such loans.  True, correct and complete copies of all material loan documents encumbering the Company Properties have been made available to Parent.

(b)                                       The Company Properties are not subject to any rights of way, restrictive covenants (including deed restrictions or limitations issued pursuant to any Environmental Law), declarations, agreements, or Laws affecting building use or occupancy, or reservations of an interest in title except for Permitted Liens and any other limitations of any kind, if any, that would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)                                        For each Company Property, policies of title insurance (each a “Company Title Insurance Policy”) have been issued insuring, as of the effective date of each such insurance policy, fee simple title interest held by the Company or the applicable Company Subsidiary with respect to the Company Properties that are not subject to the Ground Leases.  To the knowledge of the Company, such policies are, at the date hereof, in full force and effect and no material claim has been made against any such policy.

(d)                                       Except as set forth in Section 4.13(d) of the Disclosure Schedule, (A) no material certificate, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Company Properties has not been obtained and is not in full force and effect, except for any such permits and approvals that are being sought in connection with the development or redevelopment of any Company Properties, and except for such failures to obtain and to have in full force and effect, which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (B) neither the Company nor any Company Subsidiary has received written notice of any violation of any Law or any investigation relating to a possible violation of Law affecting any of the Company Properties issued by any Governmental Authority which have not been cured, contested in good faith or which violations would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and

(e)                                        Neither the Company nor any Company Subsidiary has received any written notice to the effect that (A) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Properties, except for any such proceedings that have been initiated in connection with the development or redevelopment of any of the Company Properties, or (B) any Laws including any zoning regulation or ordinance (including with respect to parking), board of fire underwriters rules, building, fire, health or similar Law, code, ordinance, order or regulation has been violated for any Company Property, which in the case of clauses (A) and (B) above, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f)                                         Section 4.13(f) of the Disclosure Schedule sets forth a correct and complete list as of the date of this Agreement of each ground lease pursuant to which any Company Parties or any Company Subsidiary is a lessee (individually, a “Ground Lease” and collectively, “Ground Leases”).  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Ground Lease is in full force and effect and none of the Company Parties, or any Company Subsidiary has received a written notice that it is in default under any Ground Lease which remains uncured.  The Company has made available to Parent copies of each Ground Lease and all material amendments or other modifications thereto, which copies are correct and complete in all material respects.  Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, any Ground Lease, (ii) no event has occurred which would result in a breach or violation of, or a default under, any Ground Lease by the Company or any Company Subsidiary, or to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both), and (iii) each Ground Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or the Company Subsidiaries and, to the knowledge of the Company, with respect to the other parties thereto, except, in each case,  as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

(g)                                        Except as set forth in Section 4.13(g) of the Disclosure Schedule, neither the Company Parties nor any Company Subsidiary has (i) granted or is bound by or subject to the terms of any unexpired option agreements, rights of first offer, rights of first negotiation or rights of first refusal with respect to the purchase of a Company Property or any portion thereof or any other unexpired rights in favor of third Persons to purchase or otherwise acquire a Company Property or any portion thereof that would materially adversely affect the Company’s or a Company Subsidiary’s ownership, ground lease or right to use a Company Property, or (ii) entered into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof.

(h)                                       Except as set forth in Section 4.13(h) of the Disclosure Schedule, neither the Company Parties nor any Company Subsidiary is a party to any agreement relating to the management of any of the Company Properties by a party other than the Company Parties or the Company Subsidiaries.

(i)                                           The Company has made available to Parent a rent roll relating to the Company Properties that is true, correct and complete in all material respects as of the date of this Agreement.  Except as set forth on Section 4.13(i) of the Disclosure Schedule, the Company has not entered into any agreements with any Governmental Authority relating to assistance with rent payments.

Section 4.14                             Intellectual Property.  Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) to the knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe or otherwise violate the Intellectual Property rights of any Third Party; (ii) the Company or any Company Subsidiary owns the entire right, title and interest in or otherwise has the right to use all Intellectual Property necessary to the continued operation of the business of the Company and the Company Subsidiaries as currently conducted; and (iii) to the knowledge of the Company, no Third Party is infringing or otherwise violating Intellectual Property owned by the Company or any Company Subsidiary.  The Company and the Company Subsidiaries have taken reasonable actions to protect and maintain each material item of Intellectual Property that they own.  This Section 4.14 contains the sole and exclusive representations and warranties of the Company Parties with respect to intellectual property matters.

Section 4.15                             Taxes.  Except as set forth in Section 4.15 of the Disclosure Schedule:

(a)                                       Each of the Company and the Company Subsidiaries (i) has duly and timely filed (or had filed on their behalf) all income, franchise, and other material Tax Returns required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Authority) and (ii) has paid (or had paid on their behalf) all material Taxes shown as due on such Tax Returns and all other material Taxes (whether or not shown on such Tax Returns) that are required to be paid by it, and such Tax Returns are true, correct and complete in all material respects.  The most recent financial statements contained in the Company SEC Reports filed prior to the date hereof reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements, and Taxes payable by the Company and the Company Subsidiaries on the Closing Date will not exceed such reserve as adjusted through the Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiaries in filing their Tax Returns.  True, correct and complete copies of all filed federal Tax Returns for the Company and the Partnership with respect to the taxable years commencing on or after January 1, 2011 have been delivered or made available to representatives of Parent.  Neither the Company nor any Company Subsidiary has any outstanding agreement, waiver or other document or arrangement extending the period for assessment or collection of material Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any material Tax matter is currently in force with respect to the Company or any Company Subsidiary.

(b)                                       The Company, (i) for all taxable years commencing with the Company’s initial taxable year ending December 31, 1994, through December 31, 2014, has been subject to taxation as a REIT and has satisfied all requirements to qualify for taxation as a REIT, and has so qualified, for such years, (ii) has been organized and has operated since December 31, 2014, to the date hereof in a manner that will permit it to qualify for taxation as a REIT for the taxable year that includes the date hereof, and (iii) intends to continue to operate through the Closing Date in such a manner as to permit it to continue to qualify as a REIT for the taxable year of the Company that will end with the Company Merger (and if the Company Merger is not consummated prior to January 1, 2016, for the taxable year that will end on December 31, 2015).  No challenge to the Company’s status as a REIT is pending or, to the knowledge of the Company, has been threatened in writing.  Section 4.15(b) of the Disclosure Schedule sets forth a true, correct and complete list identifying each Company Subsidiary that is a QRS, a TRS, or any other entity treated as a corporation for federal income tax purposes.

(c)                                        Neither the Company nor any Company Subsidiary holds any asset the disposition of which, if occurring in a fully taxable transaction immediately following the Closing, would be subject to (or to rules similar to) Section 337(d) or 1374 of the Code or the regulations thereunder (assuming for this purpose that the “recognition period,” as defined in Section 1374, is in all cases 10 years) or to the “prohibited transactions” Tax under Section 857(b)(6), nor has it disposed of any such asset during its current taxable year.

(d)                                       The Company does not have any earnings and profits attributable to itself or any other corporation accumulated in any non-REIT year within the meaning of Section 857 of the Code.

(e)                                        Since January 1, 2011, the Company and the Company Subsidiaries have not incurred any liability for material Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code which have not been previously paid and (ii) neither the Company nor any Company Subsidiary has incurred any material liability for Taxes that have not been previously paid other than in the ordinary course of business.  Neither the Company nor any Company Subsidiary (other than a TRS or any subsidiary of a TRS) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code.  Neither the Company nor any Company Subsidiary has engaged in any transaction that would give rise to “redetermined rents,” “redetermined deductions” or “excess interest” described in Section 857(b)(7) of the Code.  No event has occurred, and no condition or circumstances exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed on the Company or any Company Subsidiary.

(f)                                         All material deficiencies asserted or assessments made with respect to the Company or any Company Subsidiary as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including the Company or any Company Subsidiary have been fully paid and to the knowledge of the Company, there are no audits, examinations or other proceedings relating to any Taxes of the Company or Company Subsidiary by any taxing authority in progress.  Neither the Company nor any of the Company Subsidiaries has received any written notice from any taxing authority that it intends to conduct such an audit, examination or other proceeding in respect to Taxes or make any assessment for Taxes, and the Company does not otherwise have any knowledge that any such audit, examination, or other proceeding is threatened.  Neither the Company nor any Company Subsidiary is a party to any litigation or pending litigation or administrative proceeding relating to Taxes (other than litigation dealing with appeals of property tax valuations).

(g)                                        To the knowledge of the Company, the Company and the Company Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of material Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3402, and 1471 through 1474 of the Code or similar provisions under any foreign Laws) and have duly and timely withheld and have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h)                                       To the knowledge of the Company, no claim has been made by a taxing authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any such Company Subsidiary is or may be subject to taxation by that jurisdiction.

(i)                                           Neither the Company nor any other Person on behalf of the Company or any Company Subsidiary has requested any extension of time within which to file any material Tax Return, which material Tax Return has not yet been filed.

(j)                                          Neither the Company nor any Company Subsidiary is a party to any Tax indemnity, Tax sharing, Tax allocation or similar agreement or arrangement (other than any agreement or arrangement either solely between the Company and any Company Subsidiary or solely between or among any two or more Company Subsidiaries) pursuant to which it will have any obligation to make any payments after the Closing.

(k)                                       Neither the Company nor any Company Subsidiary has requested or has received or is otherwise bound by a private letter ruling or similar ruling or determination from the IRS or any other taxing authority.

(l)                                           Neither the Company nor any Company Subsidiary (i) is or has been at any time a member of an affiliated consolidated, combined or unitary group (other than a group the common parent of which is the Company or a directly or indirectly wholly owned Company Subsidiary) and (ii) has any liability for the Taxes of any other person other than the Company and such Company Subsidiaries under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(m)                                   There are no material Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of the Company Subsidiaries.

(n)                                       To the knowledge of the Company, the Company is a “domestically-controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

(o)                                       There are no Tax Protection Contracts currently in force or otherwise binding upon the Company or any Company Subsidiary.  Neither the Company nor any Company Subsidiary has any current and outstanding liability under any Tax Protection Contract, and no person has raised, or, to the knowledge of the Company, threatened to raise, a material claim against the Company or any Company Subsidiary under any Tax Protection Contract.

(p)                                       Neither the Company nor any Company Subsidiary has participated in, or otherwise made a filing with respect to, any “reportable transaction” within the meaning of Treasury Regulations § 1.6011-4(b).

(q)                                       Neither the Company nor any Company Subsidiary has applied for or entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

(r)                                          None of the Company or any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (iii) intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, (vi) cancellation or indebtedness income deferred pursuant to Section 108(i) of the Code, or (vii) otherwise as a result of a transaction or accounting method that accelerated an item of deduction into periods ending on or before the Closing Date or a transaction or accounting method that deferred an item of income into periods beginning after the Closing Date.

(s)                                         Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement, or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(t)                                          The aggregate federal income tax basis (as determined immediately prior to the consummation of any transactions contemplated pursuant to this Agreement and assuming that no Requested Transactions are consummated) of the assets that will be transferred to MergerSub in the Merger exceeds the amount of the Company’s liabilities that MergerSub is assuming from the Company and taking the assets subject to, as determined for federal income tax purposes.

(u)                                       The Company Trust is eligible to make the election described in Section 9.02(d) and is not prohibited from making such election by Treasury Regulation Section 301.7701-3(c)(1)(iv) or otherwise.

Section 4.16                             Environmental Matters.

(a)                                       Except as set forth in Section 4.16 of the Disclosure Schedule or any Phase I or Phase II report made available to Parent prior to the date hereof or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i)                                     to the knowledge of the Company, each of the Company and the Company Subsidiaries (X) is in compliance with all, and, except for matters that have been fully and finally resolved, has not violated any, Environmental Laws, (Y) holds all permits, approvals, licenses and other authorizations required under any applicable Environmental Law to own or operate its assets as currently owned and operated and to carry on its business as it is now being conducted (“Environmental Permits”), and (Z) is in compliance with all of, and, except for matters that have been fully and finally resolved, has not violated any of, its respective Environmental Permits;

(ii)                                  neither the Company nor any Company Subsidiary has received any written notice that it has released Hazardous Substances on any real property currently owned, leased or operated by the Company or the Company Subsidiaries, and, to the knowledge of the Company, no Hazardous Substances or other conditions are present at any such property that would reasonably be expected to materially adversely affect the Company or any Company Subsidiary under any Environmental Law; and

(iii)                               neither the Company nor any Company Subsidiary has received any written notice alleging that the Company or any Company Subsidiary is or may be in violation of, or liable under, or a potentially responsible party pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”) or any other Environmental Law which remains unresolved.

(b)                                 This Section 4.16 contains the sole and exclusive representations and warranties of the Company Parties with respect to environmental matters.

Section 4.17                             Material Contracts.  Except for Contracts listed in Section 4.17 of the Disclosure Schedule or filed as exhibits to the Company SEC Reports, neither the Company nor any Company Subsidiary is a party or bound by any Contract (each such contract and agreement described in clauses (a) through (i) below, being a “Material Contract”) (notwithstanding anything below, “Material Contract” shall not include any contract that (1) is terminable upon 90 days’ notice without a penalty or premium, (2) will be fully performed and satisfied as of or prior to Closing, or (3) is by and among only the Company and any Company Subsidiary or among Company Subsidiaries) that, as of the date hereof:

(a)                                       calls for aggregate annual payments (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) by, or other consideration from, the Company or any Company Subsidiaries under such contract of more than $2,500,000 over the remaining term of such contract;

(b)                                       contains any non-compete or exclusivity provisions that restrict in any material respect the right of the Company or any Affiliate to conduct any line of business in which the Company or any Affiliate is currently engaged or to compete with any Person or operate in any geographic area or location in which the Company or any Affiliate may conduct business;

(c)                                        is a partnership, limited liability company agreement, joint venture or other similar agreement entered into by the Company or any Company Subsidiary with any Third Party;

(d)                                       obligates the Company or a Company Subsidiary to purchase or sell, by merger, purchase or sale of assets or stock or otherwise, any real property, including any Company Property or any asset that if purchased by the Company or any Company Subsidiary would be a Company Property;

(e)                                        obligates the Company or any Company Subsidiary to indemnify any director or executive officer of the Company or any Company Subsidiary (other than the Organizational Documents);

(f)                                   provides for potential liability on the part of the Company or any Company Subsidiary in respect of any purchase price adjustment, earn-out or contingent purchase price that, in each case, could reasonably be expected to result in future payments of more than $2,500,000; or relates to the settlement or proposed settlement of any Action, which involves the issuance of equity securities or the payment of an amount in excess of $2,500,000;

(g)                                        is a loan agreement, letter of credit, indenture, note, bond, debenture, mortgage or any other document, agreement or instrument evidencing a capitalized leased obligation or other Indebtedness of the Company or any Company Subsidiary with a principal amount as of the date hereof in excess of $5,000,000;

(h)                                       constitutes a loan to any Person (other than a wholly-owned Company Subsidiary) by the Company or a Company Subsidiary (other than advances made pursuant to and expressly disclosed in a lease, development agreement or development addendum to which the Company or a Company Subsidiary is a party) in an amount in excess of $1,000,000; or

(i)                                     any other Contract that is in full force and effect as of the date of this Agreement that is filed or required to be filed as an exhibit to a Company SEC Report filed on or after January 1, 2013 pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, any Material Contract, (ii) none of the Company or the Company Subsidiaries have received any claim of default under any such agreement, and (iii) no event has occurred which would constitute a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both).  Except as would not reasonably be expected to have a Company Material Adverse Effect, each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or the Company Subsidiaries and, to the knowledge of the Company, with respect to the other parties thereto.  The Company has made available to Parent copies of all Material Contracts (including any amendments or other modifications thereto), which copies are correct and complete in all material respects.

Section 4.18                             Brokers.  No broker, finder or investment banker or other Person, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”) and Houlihan

Lokey Capital, Inc. (“Houlihan Lokey”), the Company’s financial advisors, is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 4.19                             Opinions of Financial Advisors.  BofA Merrill Lynch has delivered to the Company Board the oral opinion of BofA Merrill Lynch (to be confirmed in writing) to the effect that, as of the date of such opinion, and subject to the assumptions and limitations set forth in BofA Merrill Lynch’s written opinion, the Company Common Share Merger Consideration to be received by holders of Company Common Shares in the Company Merger is fair from a financial point of view to such holders.  Houlihan Lokey has delivered to the Company Board prior to the execution of this Agreement an opinion (to be confirmed by a written opinion, dated the same date, if initially rendered verbally) to the effect that, as of the date of such opinion, and subject to the assumptions and limitations set forth in Houlihan Lokey’s written opinion, (a) the Per Unit Redemption Consideration to be received by holders of Partnership Units who elect to redeem their Partnership Units pursuant to Section 2.02 in the Redemption is fair to such holders from a financial point of view, and (b) the Partnership Merger Consideration to be received by holders of Partnership Units in the Partnership Merger is fair to such holders from a financial point of view

Section 4.20                             Insurance.  The Company has made available to Parent copies of all material insurance policies and all material fidelity bonds or other material insurance service contracts in possession of the Company, other than the Company Title Insurance Policies, held by, or for the benefit of, the Company or any Company Subsidiary (the “Company Insurance Policies”).  With respect to each Company Insurance Policy, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of the Company Subsidiaries have paid, or caused to be paid, all premiums due under such policy.  Neither the Company nor any Company Subsidiary has received any written notice of cancellation or termination with respect to any existing Company Insurance Policy that is held by, or for the benefit of, any of the Company or any Company Subsidiary, other than as would not have, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.21                             Interested Party Transactions.  Except as set forth in the Company SEC Reports filed with the SEC prior to the date of this Agreement, there are no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any Affiliates (other than the Company Subsidiaries) of the Company or any other Persons, on the other hand, that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 4.22                             Investment Company Act of 1940.  None of the Company or any Company Subsidiary is required to be registered as an investment company under the Investment Company Act of 1940, as amended.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES

The Buyer Parties hereby jointly and severally represent and warrant to the Company Parties and, with respect to the representations and warranties set forth in Section 5.01, Section 5.02, Section 5.03, Section 5.04, Section 5.05, Section 5.06 and Section 5.09, to Public REIT as follows:

Section 5.01                             Corporate Organization.

(a)                                       Parent is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.  The certificate of formation of Parent is in effect and no dissolution, revocation or forfeiture proceedings regarding Parent, as applicable, have been commenced.  Parent is duly qualified or licensed to do business as a foreign limited liability company and is in good standing under the Laws of each jurisdiction in which the nature of the business it is conducting, or the ownership, leasing or operation of its properties, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Parent has all requisite limited liability company power and authority to own, lease, encumber and operate its properties and to carry on its businesses as now conducted and proposed by it to be conducted.

(b)                                       MergerSub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Maryland.  The articles of organization of MergerSub are in effect and no dissolution, revocation or forfeiture proceedings regarding MergerSub have been commenced.  MergerSub is duly qualified or licensed to do business as a foreign limited liability company and is in good standing under the Laws of each jurisdiction in which the nature of the business it is conducting, or the ownership, leasing or operation of its properties, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  MergerSub has all requisite limited liability company power and authority to own, lease, encumber and operate its properties and to carry on its businesses as now conducted and proposed by it to be conducted.  All the issued and outstanding interests of MergerSub are owned beneficially by Parent.

(c)                                        Partnership MergerSub is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of New York.  The certificate of formation of Partnership MergerSub is in effect and no dissolution, revocation or forfeiture proceedings regarding Partnership MergerSub have been commenced.  Partnership MergerSub is duly qualified or licensed to do business as a foreign limited liability company and is in good standing under the Laws of each jurisdiction in which nature of the business it is conducting, or the ownership, leasing or operation of its properties, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Partnership MergerSub has all requisite limited liability company power and authority to own, lease, encumber and operate its properties and to carry on its businesses as now conducted and proposed by it to be conducted.  All the issued and outstanding limited liability company interests of Partnership MergerSub are owned beneficially by MergerSub.

Section 5.02                             Ownership of MergerSub and Partnership MergerSub; No Prior Activities.  MergerSub is a wholly owned subsidiary of Parent, and Partnership MergerSub is a wholly owned subsidiary of MergerSub.  Each of MergerSub and Partnership MergerSub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and neither MergerSub nor Partnership MergerSub has conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby and thereby.

Section 5.03                             Authority Relative to this Agreement.

(a)                                       Each of Parent, MergerSub and Partnership MergerSub has all necessary limited liability company or limited partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.  No other proceedings on the part of Parent, MergerSub or Partnership MergerSub or any of their respective subsidiaries are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each of Parent, MergerSub and Partnership MergerSub and, assuming the due authorization, execution and delivery by each of the Company Parties and Public REIT, constitutes a legal, valid and binding obligation of each of Parent, MergerSub and Partnership MergerSub, enforceable against each of them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)                                       Parent has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Mergers (to the extent that it is a party thereto), and taken all limited liability company actions required to be taken by Parent for the consummation of the Mergers (to the extent that it is a party thereto).

(c)                                        MergerSub has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Company Merger, and MergerSub has taken all limited liability company actions required to be taken for the consummation of the Company Merger (to the extent that it is a party thereto), except for execution of the Company Articles of Merger and filing thereof with the SDAT.

(d)                                       Partnership MergerSub has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Partnership Merger, and Partnership MergerSub has taken all limited liability company actions required to be taken for the consummation of the Partnership Merger (to the extent that it is a party thereto), except for execution of the Partnership Certificate of Merger and filing thereof with the DSSNY.

Section 5.04                             No Conflict; Required Filings and Consents.

(a)                                       The execution and delivery of this Agreement by each of Parent, MergerSub and Partnership MergerSub does not, and the performance by each Parent, MergerSub and Partnership MergerSub of its respective obligations hereunder will not, (i) conflict with or violate the limited liability company agreement of any of Parent, MergerSub, or Partnership MergerSub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.04(b) have been obtained and all filings and obligations described in Section 5.04(b) have been made, conflict with or violate any Law applicable to Parent, MergerSub, or Partnership MergerSub, or by which any of their respective properties or assets is bound, or (iii) require any consent or result in any violation or breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any of their respective properties or assets pursuant to, any Contract or Permit to which Parent, MergerSub, or Partnership MergerSub is a party or by which Parent, MergerSub, or Partnership MergerSub or any of their respective properties or assets is bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)                                       The execution and delivery of this Agreement by each of Parent, MergerSub, and Partnership MergerSub does not, and the performance by each of Parent, MergerSub and Partnership MergerSub of its respective obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and state takeover Laws, (B) any filings required under the rules and regulations of the NYSE, (C) the filing with the SEC of the Proxy Statement, (D) the filing of the Company Articles of Merger with, and the acceptance for record thereof by, the SDAT, (E) the filing of the Partnership Certificate of Merger with, and the acceptance for record thereof by, the DSNNY, and (F) the filing of appropriate documents with the relevant authorities of other jurisdictions in which the Company Parties, the Company Subsidiaries, the Buyer Parties and the Public Parties are qualified to do business; (ii) filings as may be required in connection with Transfer Taxes; and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.05                             Information Supplied.  None of the information supplied by Parent, MergerSub, or Partnership MergerSub or any Affiliate of Parent for inclusion or incorporation by reference in the Proxy Statement or the Other Filings will, in the case of the Proxy Statement, (i) at the date any such document is first mailed to the Company Stockholders, (ii) at the time of the Company Stockholders Meeting or (iii) at the time of any amendment or supplement thereof, and, in the case of any Other Filing, at the date it is first mailed to the Company Stockholders or holders of interests in any Company Subsidiary or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  No representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company Parties in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein.

Section 5.06                             Absence of Litigation.  As of the date hereof, there is no Action pending or, to the knowledge of Parent, threatened in writing against Parent or any of its subsidiaries or any of its or their respective properties or assets or any director or officer of Parent of any of its subsidiaries, in their capacity as a director or officer of Parent or its subsidiaries, in each case, for whom Parent or any of its subsidiaries may be liable, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.  None of Parent and its subsidiaries is subject to any Order, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.07                             Required Financing; Limited Guarantee.

(a)                                       Subject to the terms and conditions of the Financing Commitments (as defined below) and subject to the satisfaction of the conditions in Sections 9.01 and 9.02 as of the Closing Date, Parent, MergerSub and Partnership MergerSub will have sufficient funds (including in the form of the Financing, together with other financial resources of Parent, including available cash, cash equivalents and marketable securities of the Buyer Parties and its subsidiaries, the Company and the Company Subsidiaries) at the Closing to (i) to pay and satisfy all of their obligations under this Agreement, including consummation of the Mergers and the other transactions contemplated by this Agreement, provided that any commitment by the DownREIT Partnership to purchase assets pursuant to the Contribution Agreement will eliminate the Buyer Parties’ obligations in relation to those assets ,and (ii) pay any and all fees and expenses in connection with the Mergers and the financing thereof.

(b)                                       Each of the Buyer Parties acknowledges that the obligations of Parent, MergerSub and Partnership MergerSub under this Agreement are not contingent upon or subject to any conditions regarding Parent’s, MergerSub’s or Partnership MergerSub’s, their respective Affiliates’ or any other Person’s ability to obtain financing for the consummation of the Mergers and the transactions contemplated by this Agreement.  Parent has provided to the Company a true and complete copy of (i) an executed commitment letter, dated as of the date hereof (the “Equity Commitment Letter”), from the Guarantor to provide Parent with equity financing (the “Equity Financing”) pursuant to which the Guarantor has, among other things, and subject to the terms and conditions thereof, committed to invest (or cause to be invested) in the equity capital of Parent in the amount set forth therein in connection with the consummation of the Mergers and the transactions contemplated by this Agreement, and (ii) an executed commitment letter, dated as of the date hereof, as such commitment letter may be amended pursuant to Section 8.09 (the “Debt Commitment Letter,” and together with the Equity Commitment Letter, the “Financing Commitments”), but not including any fee letter, from the Financing Sources party thereto, pursuant to which, and subject to the terms and conditions thereof, the Financing Sources party thereto have committed to provide, or cause to be provided, Parent with debt financing in amounts set forth therein in connection with the consummation of the Mergers and the transactions contemplated hereby in accordance with the terms hereof and the payment of related fees and expenses (the “Debt Financing” and together with the Equity Financing the “Financing”).  The Financing Commitments are legal, valid and binding obligations of Parent and, to the knowledge of Parent, each of the other parties thereto, enforceable in accordance with their terms against Parent, and, to the knowledge of Parent, the other parties thereto (except as may be limited by the applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles (regardless of whether considered in a proceeding in equity or at law)).  None of the Financing Commitments has been amended or modified prior to the date of this Agreement, and as of the date hereof the respective commitments contained in the Financing Commitments have not been withdrawn, terminated or rescinded in any respect.  As of the date hereof, the Financing Commitments are in full force and effect.  There are no other agreements, side letters or arrangements relating to the Financing Commitments that could affect the availability of the Financing other than as set forth in the Financing Commitments and any related fee letter.  Except for the payment of customary fees, which shall be paid in full by Parent, there are no conditions precedent or other contingencies (including any flex provisions applicable to the Debt Financing) related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitments and any fee letters executed in conjunction with the Debt Commitment Letter.  The Financing Commitments contain all of the conditions precedent (including any flex provisions applicable to the Debt Financing) to the obligations of the parties thereunder to make the Financing available to Parent on the terms therein.  As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term or condition of the Financing Commitments, or to the knowledge of Parent, any other parties thereto, under the Financing Commitments, and Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it contained in the Financing Commitments.  As of the date hereof and subject to the satisfaction of the conditions set forth in Sections 9.01 and 9.02 and the funding of the Financing in accordance with the terms and conditions of the Financing Commitments, Parent has no reason to believe that it will not be able to satisfy the conditions to the Financing contained in the Financing Commitments or that the Financing will not be made available to Parent and/or MergerSub and, if applicable, Partnership MergerSub on the Closing Date.

(c)                                        Concurrently with the execution of this Agreement, Parent has delivered to the Company the Limited Guarantee.  The Limited Guarantee is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, each of the other parties thereto, enforceable in accordance with its terms against Parent, and, to the knowledge of Parent, the other parties thereto (except as may be limited by the applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles (regardless of whether considered in a proceeding in equity or at law)).  As of the date hereof, the Limited Guarantee is in full force and effect.

Section 5.08                             Brokers.  Prior to the Closing, the Company Parties will not be responsible for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, MergerSub, Partnership MergerSub or any of their subsidiaries.

Section 5.09                             Solvency.  Assuming (i) that the representations and warranties of the Company and the Company Subsidiaries contained in this Agreement (without giving effect to any materiality or “Material Adverse Effect” qualifications or any knowledge qualifications) and the financial statements of the Company are true and correct, (ii) the satisfaction of the conditions to Parent’s obligations to consummate the Mergers and the transactions contemplated by this Agreement and (iii) that any estimates, projections or forecasts prepared by or on behalf of the

Company Parties that have been provided to Parent have been prepared in good faith based upon assumptions that were and continue to be reasonable, immediately after the consummation of the Mergers and immediately after giving effect to the transactions contemplated by this Agreement, to the knowledge of Parent, (a) the Surviving Company, the Surviving Partnership, and each of their respective subsidiaries will be able to pay their respective debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities), and (b) immediately after giving effect to the transactions contemplated by this Agreement, the Surviving Corporation, the Surviving Partnership and each of their respective subsidiaries will have adequate capital available to carry on their respective businesses.

Section 5.10                             WARN Act.  Parent and MergerSub are neither planning nor contemplating, and Parent and MergerSub have neither made nor taken, any decisions or actions concerning employees of the Company or the Company Subsidiaries after the Closing Date that would require the service of notice under the WARN Act or similar local laws prior to the Closing.

Section 5.11                             Ownership of Company Common Shares.  None of Parent, MergerSub, Partnership MergerSub or any of their respective subsidiaries owns (directly or indirectly, beneficially or of record) or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any Company Common Shares or other securities of the Company or the Partnership (other than as contemplated by this Agreement).

Section 5.12                             Management Arrangements.  As of the date of this Agreement, none of Parent, MergerSub, Partnership MergerSub or any of their respective Affiliates has entered into any Contract with any of the employees, officers or directors of the Company or the Partnership or their respective Affiliates that is currently in effect or that would become effective in the future (upon consummation of the Mergers or otherwise) that has not been disclosed.

Section 5.13                             Exclusivity of Representations.  Parent has had the opportunity to review and inspect all information and materials received from the Company Parties in connection with this Agreement and the transactions contemplated hereby.  Except for the representations and warranties made by the Company Parties in this Agreement, the Buyer Parties acknowledge and agree that (i) the Company Parties are not making and have not made any representation or warranty, express or implied, at law or in equity, in respect of the Company or the Company Subsidiaries or any of the Company’s or the Company Subsidiaries’ respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of such businesses, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Company or the Company Subsidiaries made available to Parent in any “data rooms,” “virtual data rooms,” management presentations, Company SEC Reports filed prior to the date of this Agreement or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement, or in respect of any other matter or thing whatsoever, and (ii) no officer, agent, representative or employee of the Company or the Company Subsidiaries has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PUBLIC REIT

Public REIT hereby represents to the Company Parties and the Buyer Parties as follows:

Section 6.01                             Corporate Organization.

(a)                                       Public REIT is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland.  The charter of Public REIT is in effect and no dissolution, revocation or forfeiture proceedings regarding Public REIT as applicable, have been commenced.  Public REIT is duly qualified or licensed to do business as a foreign limited liability company and is in good standing under the Laws of each jurisdiction in which the nature of the business it is conducting, or the ownership, leasing or operation of its properties, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Public REIT Material Adverse Effect.  Public REIT has all requisite corporate power and authority to own, lease, encumber and operate its properties and to carry on its businesses as now conducted and proposed by it to be conducted.

(b)                                       As of the Portfolio Contribution Effective Time, DownREIT Partnership will be a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware.  As of the Closing, the DownREIT Partnership Agreement will be in effect and no dissolution, revocation or forfeiture proceedings regarding DownREIT Partnership will have been commenced.  As of the Portfolio Contribution Effective Time, DownREIT Partnership will be duly qualified or licensed to do business as a foreign limited liability company and in good standing under the Laws of each jurisdiction in which the nature of the business it is conducting, or the ownership, leasing or operation of its properties, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Public REIT Material Adverse Effect.  As of the Portfolio Contribution Effective Time, DownREIT Partnership will have all requisite limited partnership power and authority to own, lease, encumber and operate its properties and to carry on its businesses as now conducted and proposed by it to be conducted.

Section 6.02                             Capitalization.

(a)                                 As of the date of this Agreement, the total number of shares of stock of all classes which Public REIT has authority to issue is 400,000,000 shares, consisting of: (i) 350,000,000 shares of common stock, par value $0.01 per share, of which, as of June 22, 2015, 259,089,595 shares were issued and outstanding, and (ii) 50,000,000 shares of preferred stock, without par value, of which, as of June 22, 2015, 5,267,995 shares were issued and outstanding.

(b)                                 As of the Portfolio Contribution Effective Time, Public REIT will be the sole general partner of DownREIT Partnership and will own 100% of the general partnership interest in DownREIT Partnership.  Immediately prior to the consummation of the transactions contemplated by the Contribution Agreement, (i) no common limited partnership interests in DownREIT Partnership will be issued and outstanding other than common limited partnership interests to be issued in accordance with the terms of the Contribution Agreement (or permitted to be issued to Public REIT, Public OP or their affiliates thereunder), and (ii) no preferred limited partnership interests in DownREIT Partnership will be issued and outstanding.

Section 6.03                             Authority Relative to this Agreement.

(a)                                       Public REIT has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  No other proceedings on the part of Public REIT or any of its subsidiaries are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Public REIT and, assuming the due authorization, execution and delivery by each of the Company Parties and the Buyer Parties, constitutes a legal, valid and binding obligation of Public REIT, enforceable against Public REIT in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)                                       Public REIT has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of transactions contemplated hereby, and taken all corporate actions required to be taken by Public REIT for the consummation of the transactions contemplated by this Agreement.

(c)                                        The DownREIT Partnership Units that will be issued to the Partnership in connection with the Portfolio Contribution will be as of the Portfolio Contribution Effective Time duly authorized, and will be as of the Portfolio Contribution Effective Time, validly issued and fully paid and will not have been issued in violation of any preemptive rights under applicable Law or the applicable organizational documents of DownREIT Partnership.

Section 6.04                             No Conflict; Required Filings and Consents.   The execution and delivery of this Agreement by Public REIT does not, and the performance by Public REIT of its obligations hereunder will not, (i) conflict with or violate the charter of Public REIT, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 6.04(b) have been obtained and all filings and obligations described in Section 6.04(b) have been made, conflict with or violate any Law applicable to Public REIT, or by which any of its properties or assets is bound, or (iii) require any consent or result in any violation or breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any of its properties or assets pursuant to, any Contract or Permit to which Public REIT is a party or by which Public REIT or any of its properties or assets is bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Public REIT Material Adverse Effect.

(b)                                       The execution and delivery of this Agreement by Public REIT does not, and the performance by Public REIT of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except

(i) for (A) applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and state takeover Laws, (B) any filings required under the rules and regulations of the NYSE, and (C) the filing of appropriate documents with the relevant authorities of other jurisdictions in which the Company Parties, the Company Subsidiaries, the Buyer Parties and the Public Parties are qualified to do business; (ii) filings as may be required in connection with Transfer Taxes; and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Public REIT Material Adverse Effect.

Section 6.05                             SEC Filings; Financial Statements.

(a)                                       Public REIT has filed all forms, reports and documents (including all exhibits) required to be filed by it since January 1, 2012 (the “Public SEC Reports”).  The Public SEC Reports, each as amended prior to the date hereof, (i) have been prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations promulgated thereunder, and (ii) did not, when filed as amended prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)                                       Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Public SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act), complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly presented, in all material respects, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of unaudited statements, to normal and recurring year-end adjustments), the consolidated financial position, results of operations and cash flows of Public REIT and its consolidated subsidiaries, taken as a whole, as of the respective dates thereof or for the respective periods indicated therein, as applicable, in each case, except as otherwise noted therein or to the extent such financial statements have been modified or superseded by later Public SEC Reports filed prior to the date of this Agreement.

Section 6.06                             Absence of Litigation.  As of the date hereof, there is no Action pending or, to the knowledge of Public REIT, threatened in writing against Public REIT or any of its subsidiaries or any of its properties or assets or any director or officer of Public REIT or any of its subsidiaries, in their capacity as a director or officer of Public REIT or any of its subsidiaries, in each case, for whom Public REIT or any of its subsidiaries may be liable, except as would not, individually or in the aggregate, have a Public REIT Material Adverse Effect.  None of Public REIT or any of its subsidiaries is subject to any Order, except as would not, individually or in the aggregate, reasonably be expected to have a Public REIT Material Adverse Effect.

Section 6.07                             REIT Status.

(a)                                       Public REIT is organized and operates in conformity with the requirements for qualification as a REIT under the Code.

(b)                                       When formed and at all times thereafter, DownREIT Partnership will be classified, for U.S. federal income tax purposes, as a disregarded entity or partnership and not as an association taxable as a corporation.

Section 6.08                             Brokers.  Prior to the Closing, Public REIT will not be responsible for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Public REIT or any of its subsidiaries.

Section 6.09                             Information Supplied.  None of the information supplied by Public REIT or DownREIT Partnership or any Affiliate of Public REIT specifically for inclusion or incorporation by reference in the Proxy Statement or the Other Filings will, in the case of the Proxy Statement, (i) at the date any such document is first mailed to the Company Stockholders, (ii) at the time of the Company Stockholders Meeting or (iii) at the time of any amendment or supplement thereof, and, in the case of any Other Filing, at the date it is first mailed to the Company Stockholders or holders of interests in any Company Subsidiary or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  No representation is made by Public REIT with respect to statements made or incorporated by reference therein based on information supplied by any Person other than Public REIT or any Affiliate of Public REIT in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein.

Section 6.10                             Exclusivity of Representations.  Except for the representations and warranties contained in this Article VI and the Contribution Agreement, none of Public REIT nor any other Person makes any other express or implied representation or warranty with respect to Public REIT, Public OP, DownREIT Partnership or the transactions contemplated by this Agreement and the Contribution Agreement, and Public REIT disclaims any other representations or warranties, whether made by the it or any of its Affiliates, officers, directors, employees, agents, other representatives or any other Person.  Except for the representations and warranties contained in this Article VI and the Contribution Agreement, Public REIT hereby disclaims, for itself and its Affiliates and representatives, all liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished.  Public REIT does not make any representations or warranties regarding any projection or forecast regarding future results or activities or the probable success or profitability of Public REIT, Public OP or DownREIT Partnership.

ARTICLE VII
CONDUCT OF BUSINESS PENDING THE MERGERS

Section 7.01                             Conduct of Business by Company Parties Pending the Mergers.  The Company Parties agree that, between the date of this Agreement and the earlier to occur of the Company Merger Effective Time and the Termination Date (if any) (the “Interim Period”), except (w) as  required or expressly permitted by this Agreement, (x) as set forth in Section 7.01 (and any subsection thereto) of the Disclosure Schedule, (y) as requested by Parent pursuant to Section 2.09, or (z) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of the Company and the Company Subsidiaries shall be conducted in all material respects in the ordinary course of business consistent with past practice.  The Company Parties shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to conduct their operations in compliance in all material respects with applicable Laws, maintain and preserve substantially intact the business organization of the Company and the Company Subsidiaries, retain the services of their current officers and key employees (provided that it does not require additional compensation), preserve their material assets and properties in good repair and condition (ordinary wear and tear and damage caused by casualty or by any reason outside of the Company’s and the Company Subsidiaries’ control excepted), and preserve the goodwill and current relationships of the Company and the Company Subsidiaries with lessees and other persons with which the Company or any Company Subsidiary has significant business relations.  Except as otherwise required or expressly permitted by this Agreement, as requested by any of the Buyer Parties, or as set forth in Section 7.01 (and any subsection thereto) of the Disclosure Schedule, neither the Company nor any Company Subsidiary shall do, during the Interim Period, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)                                 except as set forth in Section 7.01(a) of the Disclosure Schedule, amend or otherwise change any provision of the Organizational Documents;

(b)                                 (i) authorize for issuance, issue or sell, pledge, dispose of or subject to any Lien or agree or commit to any of the foregoing in respect of, any shares of beneficial interest or any class of capital stock or other equity interest of the Company or any Company Subsidiary or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such beneficial interest, such capital stock, or any other equity interest, of the Company or any Company Subsidiary, other than (A) the issuance of Company Common Shares upon exercise of Company Stock Options or vesting of Company Restricted Stock Units, (B) the issuance of additional Company Dividend Equivalent Rights in accordance with the Incentive Plans with respect to Company Restricted Stock Units and Company Dividend Equivalent Rights, (C) the issuance of Company Common Shares upon redemption of, or in exchange for, Partnership Units pursuant to the Partnership Organizational Documents, or (D) transactions among the Company and one or more wholly owned Company Subsidiaries or among one or more wholly owned Company Subsidiaries; (ii) repurchase, redeem or otherwise acquire any of its own securities or equity equivalents other than (A) in the ordinary course of business in connection with (1) the cashless or net exercise of Company Stock Options, or (2) the vesting of, or lapse of restrictions on, Company Restricted Stock, Company Restricted Stock Units or Company Dividend Equivalent Rights, in each case, in order to satisfy withholding or exercise price obligations,

(B) the redemption of Partnership Units pursuant to the Partnership Organizational Documents, (C) the redemption or repurchase by a wholly owned Company Subsidiary of its own securities or equity equivalents, or (D) the purchase of Company Excess Shares pursuant to the Company’s Organizational Documents; (iii) reclassify, combine, split, or subdivide any capital stock or other equity interest of the Company or any Company Subsidiary; or (iv) authorize, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the capital stock or other equity interests of the Company or any Company Subsidiary, except for (A) dividends by any direct or indirect wholly owned Company Subsidiary only to the Company or any other Company Subsidiary and (B) dividends and distributions on the Company Common Shares and Partnership Units that are necessary for the Company to maintain its status as a REIT under the Code and avoid the imposition of corporate level tax or excise Tax under Section 4981 of the Code; provided, however, that, with respect to clause (B) only, the authorization, declaration and payment of any such dividend or distribution shall reduce the Company Common Share Merger Consideration and the Partnership Merger Consideration, as applicable, on a dollar-for-dollar basis;

(c)                                  (i) except (A) as set forth in Section 7.01(c) of the Disclosure Schedule, or (B) as permitted by Section 7.01(c)(ii), acquire (by merger, consolidation, acquisition of equity interests or assets, or any other business combination) any corporation, partnership, limited liability company, joint venture or other business organization (or division thereof) or (ii) acquire, or enter into any option, commitment or agreement to acquire, any real property or commence any development activity on any Company Property (other than (x) any exchange of real property in accordance with Section 7.01(c) of the Disclosure Schedule pursuant to Section 1031 of the Code), or (y) the prosecution of development activities with respect to the development projects listed on Section 7.01(c) of the Disclosure Schedule;

(d)                                 incur Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for Indebtedness, except for (i) Indebtedness for borrowed money incurred under the Company’s revolving credit facilities or other existing similar lines of credit in the ordinary course of business, (ii) refinancings of any existing Indebtedness as such Indebtedness becomes due and payable in accordance with its terms (provided that the terms of such new Indebtedness (x) shall not be more onerous on the Company compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be greater than the Indebtedness it is replacing, and (y) shall be prepayable by the Company without penalty or premium), (iii) Indebtedness for borrowed money incurred in order for the Company Parties to pay any dividend, dividend equivalent or distribution permitted to be paid by Section 7.01(b) and prepayable by the Company without penalty or premium, (iv) Indebtedness in the principal amount outstanding on the date hereof encumbering those properties to be acquired as contemplated by Section 7.01(c) of the Disclosure Schedule, provided that the assumption of any such Indebtedness shall permit and acknowledge the Mergers without triggering any payments or result in the loss of any benefit, (v) inter-company Indebtedness among any of the Company and the Company Subsidiaries, (vi) as permitted under Section 8.15(a), and (vii) Indebtedness set forth in Section 7.01(d) of the Disclosure Schedule;

(e)                                  except as set forth in Section 7.01(e) of the Disclosure Schedule, (i) other than (A) energy swaps, energy options, forward energy contracts and other energy hedging agreements, (B) in connection with change orders related to any construction, development, redevelopment or capital expenditure projects which do not materially increase the cost of such projects, (C) non-material amendments to pending sales contracts listed on Section 7.01(o) of the Disclosure Schedule or new contracts permitted by Section 7.01(o) below, (D) any renewal of a Material Contract listed on Section 7.01(e)(D) of the Disclosure Schedule in accordance with the terms of such Material Contract, (E) the entry into any commercial leases in the ordinary course of business with aggregate annual amounts payable thereunder not to exceed $500,000 per annum (provided that no Company Party shall enter into a new lease with respect to the Company’s headquarters in Rochester, New York) or (F) any renewal of any of the Company’s insurance policies upon its scheduled termination with the same insurers or insurers whose credit ratings and financial strength ratings respectively with S&P and A.M. Best meet or exceed the ratings of the current insurers and with reasonably comparable terms as currently in effect for which there shall be no material increase in the amount of any deductible, retention or other form of self-insurance, modify, amend or terminate any Material Contract or enter into any new Contract that, if entered into prior to the date of this Agreement, would have been required to be listed in Section 4.17 of the Disclosure Schedule as a Material Contract, (ii) enter into any Contract that would limit or otherwise restrict the Company or any of the Company Subsidiaries or any of their successors, or that would, after the Company Merger Effective Time, limit or otherwise restrict Parent or any of its subsidiaries or any of their successors, from engaging or competing in any line of business or in any geographic area in any material respect or (iii) other than energy swaps, energy options, forward energy contracts and other energy hedging agreements in the ordinary course of business consistent with past practice or as may otherwise be required by the terms of any Indebtedness of the Company or any Company Subsidiary, enter into or amend the terms of any Hedging Agreement;

(f)                                   except as set forth in Section 7.01(f) of the Disclosure Schedule or as required by Law or any existing Plan, (i) increase the amount of or provide the grant of new or additional compensation or benefits payable or that may become payable to its directors, trustees, officers, employees or independent contractors, except for grants or increases with respect to employees who are not officers that are in the ordinary course of business consistent with past practice and do not exceed $500,000 for all such employees in the aggregate; provided that in each case such increase shall not result in any amount failing to be deductible by reason of Section 280G of the Code; (ii) establish, adopt, enter into or amend any collective bargaining (or similar), bonus, profit-sharing, thrift, compensation, stock option, restricted stock, stock unit, dividend equivalent, pension, retirement, deferred compensation, employment, loan, retention, consulting, indemnification, termination, severance or other similar plan, agreement, trust, fund, policy or arrangement (including any Plan) with any director, officer, employee or independent contractor; (iii) remove any restrictions in any Plans or awards made thereunder; (iv) take any action to accelerate the vesting or payment of any compensation or benefit under any Plan or awards made thereunder; or (vii) take any action with respect to salary, compensation, benefits or other terms and conditions of employment that would reasonably be expected to result in the holder of a change in control or similar agreement having “good reason” to terminate employment and collect severance payments and benefits pursuant to such agreement;

(g)                                  except as set forth in Section 7.01(g) of the Disclosure Schedule or as permitted by Section 7.01(d) or Section 8.15(a), repurchase, repay or pre-pay any Indebtedness, except repayments of revolving credit facilities or other similar lines of credit in the ordinary course of business, or repayments of Indebtedness in accordance with their terms, as such loans become due and payable;

(h)                                 except as required by the SEC or changes in GAAP that become effective after the date of this Agreement, in which case Company shall promptly (and in no event fewer than ten Business Days prior to effectiveness) notify Parent, change any of its financial accounting principles or policies;

(i)                                     except as set forth in Section 7.01(i) of the Disclosure Schedule, (A) make any loans, advances or capital contributions to, or investments in, any other Persons other than (x) by the Company or a wholly owned Company Subsidiary to the Company or a wholly owned Company Subsidiary or (y) loans or advances required to be made under any of the Ground Leases pursuant to which any third party is a lessee or sublessee on any Company Property or any existing joint venture arrangements to which a Company Subsidiary is a party as of the date hereof; or (B) authorize, or enter into any commitment for, any new material capital expenditure (such authorized or committed new material capital expenditures being referred to hereinafter as the “Capital Expenditures”) other than (i) the Capital Expenditures listed or identified in Section 7.01(i)(B) of the Disclosure Schedule, (ii) Capital Expenditures in the ordinary course of business and consistent with the monthly budgets and the property-level budgets of the Company, copies of which have been provided to Parent prior to the date hereof (provided that Capital Expenditures shall be deemed to be consistent with the applicable monthly budget of the Company if the aggregate amount of such Capital Expenditures in any applicable month does not exceed 110% of the sum of (x) the aggregate amount budgeted therefor as reflected in the applicable monthly budget plus (y) any unspent budgeted amount for any month prior to the applicable month during 2015), and (iii) any other individual Capital Expenditure not exceeding $500,000 individually or $1,000,000 in the aggregate;

(j)                                    except as set forth in Section 7.01(j) of the Disclosure Schedule, waive, release, assign, settle or compromise (i) any Action other than (A) as would not restrict in any material respect the Company or any Company Subsidiary from conducting its business as currently conducted (except as required by Law) and does not involve payments not reflected or reserved in the Company’s consolidated financial statements in excess of $500,000 with respect to any individual Action and $1,000,000 in the aggregate, or (B) in the ordinary course of business consistent with past practice, or (ii) any Action that is brought by any current, former or purported holder or purported class of holders of any securities of the Company or the Partnership in its capacity as such;

(k)                                 except as set forth in Section 7.01(k) of the Disclosure Schedule: make, change, rescind or revoke any material Tax election; change a material method of Tax accounting; amend any material Tax Return; agree to a waiver or extension of a statute of limitations with respect to material Taxes; settle or compromise any material Tax liability, audit, claim or assessment; apply for or enter into any private letter ruling, closing agreement, or other similar agreement, arrangement or determination related to Taxes; surrender any right to claim any material Tax refund, except in each case to the extent such action is required by Law or necessary (i) to preserve the status of the Company as a REIT under the Code or (ii) to qualify or preserve the status of any Company Subsidiary as a partnership for federal income tax purposes or as a QRS or a TRS under the applicable provisions of Section 856 of the Code, as the case may be;

provided, however, that if the Company or any Company Subsidiary proposes to take any action pursuant to the exception on the immediately preceding clause that would otherwise constitute in a breach of any provision of this Section 7.01(k), the Company shall promptly notify Parent and consider in good faith any reasonable request of Parent to take such actions as will reduce any adverse effects on Parent or its direct or indirect owners or affiliates.  Notwithstanding the forgoing, nothing in this provision shall preclude the Company from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code;

(l)                                     take any action that would, or fail to take any action the failure of which would reasonably be expected to (A) cause the Company to fail to qualify for taxation as a REIT, (B) result in a challenge by the IRS or any other Governmental Authority to its status as a REIT under the Code, or (C) cause any Company Subsidiary (1) to cease to be treated as any of (x) a partnership or disregarded entity for U.S. federal income tax purposes or (y) a QRS or a TRS under the applicable provisions of Section 856 of the Code, as the case may be;

(m)                             except as set forth in Section 7.01(m) of the Disclosure Schedule, enter into, amend or modify any Tax Protection Contract, or take any action that would, or would reasonably be expected to, violate any Tax Protection Contract or otherwise give rise to any liability of the Company or any Company Subsidiary with respect thereto;

(n)                                 amend any term of any outstanding security or equity interest of the Company or any Company Subsidiary;

(o)                                 except as set forth in Section 7.01(o) of the Disclosure Schedule and except as permitted by Section 2.09, sell or otherwise dispose of, or subject to any encumbrance, any Company Properties or other material assets other than (i) pending sales of Company Properties pursuant to letters of intent or definitive agreements executed prior to the date hereof and identified in Section 7.01(o) of the Disclosure Schedule, (ii) leases (other than ground leases) made in the ordinary course of business and (iii) other Permitted Liens;

(p)                                 except as set forth in Section 7.01(p) of the Disclosure Schedule, adopt a plan of complete or partial liquidation or dissolution or adopt resolutions providing for or authorizing such liquidation or dissolution;

(q)                                 except as set forth in Section 7.01(q) of the Disclosure Schedule, fail to use reasonable best efforts to maintain in full force and effect the existing insurance policies or to replace such insurance policies with reasonably comparable insurance policies, to the extent available on commercially reasonable terms, covering the Company, Company Properties, Company Subsidiaries and their respective properties, assets and businesses;

(r)                                    other than in connection with any development or redevelopment projects listed or identified in Section 7.01(r) of the Disclosure Schedule, initiate or consent to any material zoning reclassification of any owned or material leased Company Properties or any material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any owned or material leased Company Properties; or

(s)                                   announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.

Subject to Section 7.03, in connection with the continued operation of the Company and the Company Subsidiaries, the Company will confer in good faith on a regular and frequent basis with one or more representatives of Parent designated to the Company regarding operational matters and the general status of ongoing operations and will notify Parent promptly of any event or occurrence that has had or may reasonably be expected to be materially adverse to the Company or the Company Subsidiaries.  The Company acknowledges that Parent does not and will not waive any rights it may have under this Agreement as a result of such consultation.

Section 7.02                             Other Actions.  Each party agrees that, during the Interim Period, except as contemplated by this Agreement (including as permitted by Section 8.04), such party shall not, directly or indirectly, without the prior written consent of the other parties hereto, take or cause to be taken any action that would reasonably be expected to materially delay consummation of the transactions contemplated by this Agreement, or enter into any agreement or otherwise make a commitment to take any such action.  The Buyer Parties shall not, and shall cause their Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to:  (a) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (b) materially increase the risk of any Governmental Authority seeking or entering an Order prohibiting the consummation of the transactions contemplated by this Agreement; (c) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (d) materially delay or prevent the consummation of the transactions contemplated by this Agreement.

Section 7.03                             Control of Company Parties’ Business.  The parties acknowledge and agree that (a) nothing contained in this Agreement shall give any of the Buyer Parties, directly or indirectly, the right to control or direct the operations of the Company Parties or any Company Subsidiaries prior to the Company Merger Effective Time, (b) prior to the Company Merger Effective Time, each of the Company Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations, and (c) notwithstanding anything to the contrary in this Agreement, no consent of the Buyer Parties will be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable, and any other applicable antitrust Laws.

Section 7.04                             Purchase Rights.  The Company Parties agree that, in the event that a holder of Partnership Units exercises its Purchase Right, the Company will confer in good faith with Parent in connection with determining whether to exercise its right to elect to assume directly and satisfy such Purchase Right by paying to such holder of Partnership Units the Cash Amount or the HP Shares Amount (each as defined in the Partnership).

Section 7.05                             Trading in Securities.  For a period of 35 days prior to each of the Partnership Unitholders Meeting and the Portfolio Contribution Effective Time, none of the Company

Parties, the Buyer Parties or any of their respective Affiliates or representatives shall buy, sell, short or otherwise trade in any securities of Public REIT.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.01                             Proxy Statement; Other Filings; Company Stockholders Meeting.

(a)                                       As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and, after consultation with Parent and, with respect to any disclosure regarding Public REIT, Public OP, DownREIT Partnership, the Portfolio Contribution or the Redemption, Public REIT, file with the SEC the preliminary Proxy Statement and each of the Company and Parent shall, or shall cause their respective Affiliates to, prepare and, after consultation with each other, file with the SEC all Other Filings that are required to be filed by such party in connection with the transactions contemplated by this Agreement.  Each of the Company and Parent shall use reasonable best efforts, after consultation with the other, to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall use reasonable best efforts to cause the definitive Proxy Statement to be cleared by the SEC and mailed to the Company Stockholders as promptly as reasonably practicable following clearance from the SEC; provided, however, that in no event shall the Company be obligated to mail the Proxy Statement until the Partnership Unitholder Approval has been obtained.  The Company shall promptly notify Parent (and, with respect to any comments on the disclosure regarding Public REIT, Public OP, DownREIT Partnership, the Portfolio Contribution or the Redemption, Public REIT) upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall promptly provide Parent (and, with respect to any comments on the disclosure regarding Public REIT, Public OP, DownREIT Partnership, the Portfolio Contribution or the Redemption, Public REIT) with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Other Filings.  If, at any time prior to the Company Stockholders Meeting, any information relating to the Company Parties or the Buyer Parties or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Stockholders.  Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent (and, with respect to any comments on the disclosure regarding Public REIT, Public OP, DownREIT Partnership, the Portfolio Contribution or the Redemption, Public REIT) a reasonable opportunity to review and comment on such document or response and will include in such documents or responses all comments reasonably proposed by Parent or Public REIT, as applicable, and to the extent practicable, the Company will provide

Parent and Public REIT, as applicable, with the opportunity to participate in any substantive calls between the Company, or any of its Representatives, and the SEC concerning the Proxy Statement.  Notwithstanding any other provisions herein to the contrary, the Company shall not be permitted to include disclosure regarding Public REIT, Public OP, DownREIT Partnership, the Portfolio Contribution or the Redemption in the Proxy Statement, any Other Filing or any amendment or supplement to the Proxy Statement or the Other Filings without such disclosure having been approved in advance by Public REIT (such approval not to be unreasonably withheld, delayed or conditioned).

(b)                                       The Company shall, in accordance with applicable Law and the Company Organizational Documents, establish a record date, duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournments or postponements thereof, the “Company Stockholders Meeting”) as promptly as practicable after the date that the Proxy Statement is cleared by the SEC, for the purpose of obtaining the Company Stockholder Approval; provided that in no event shall the Company be obligated to  convene and hold the Company Stockholders Meeting until the Partnership Unitholder Approval has been obtained.  Except to the extent that the Company Board shall have withdrawn, qualified or modified its approval or recommendation of this Agreement or the Company Merger in compliance with Sections 8.04(d), (e) and (f), the Company Board shall recommend to holders of the Company Common Shares that they approve this Agreement, the Company Merger and the other transactions contemplated by this Agreement and shall include such recommendations in the Proxy Statement (the “Company Recommendation”).  Subject to Sections 8.04(d), (e) and (f), the Company will use reasonable best efforts to solicit or cause to be solicited from the Company Stockholders proxies in favor of the approval of this Agreement, the Company Merger and the other transactions contemplated by this Agreement and will take all other action necessary or advisable to secure the vote or consent of the Company Stockholders required by the rules of the NYSE or applicable Law to obtain such approvals.  Notwithstanding the foregoing provisions of this Section 8.01(b), if, on the date for which the Company Stockholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of Company Common Shares to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments (but in no event beyond the date that is three Business Days prior to the Outside Date) of the Company Stockholders Meeting solely for the purpose of and for the times reasonably necessary to solicit additional proxies in favor of the Company Merger, this Agreement and the other transactions contemplated by this Agreement to obtain the Company Stockholder Approval.

Section 8.02                             Confidential Offering Memorandum; Partnership Unitholders Meeting.

(a)                                       The Partnership shall use its reasonable best efforts to prepare and deliver to each of the Partnership Unitholders a confidential offering memorandum (the “Confidential Offering Memorandum”) within 15 days of the date of this Agreement, which shall include therein (i) information with respect to the offering of the DownREIT Partnership Units to be issued as part of the Per Unit Redemption Consideration in an offering exempt from registration under the Securities Act pursuant to Rule 506 of Regulation D thereunder, (ii) a proxy statement sent to the Partnership Unitholders to solicit their votes in connection with the Partnership Merger, (iii) a Form of Election, and (iv) the Redemption Election Documents.  Parent and Public REIT shall use their respective reasonable best efforts to cooperate with and assist the Partnership in the preparation and delivery of the Confidential Offering Memorandum within the time period set forth herein.  The Partnership shall provide Parent and Public REIT reasonable opportunity to review and comment on the Confidential Offering Memorandum (and any amendment or supplement thereto) prior to delivery thereof to the Partnership Unitholders and, subject to the reasonable approval of the Partnership, shall include any disclosure in the Confidential Offering Memorandum as reasonably requested by Parent or Public REIT.  Notwithstanding any other provisions herein to the contrary, the Partnership shall not deliver the Confidential Offering Memorandum to the Partnership Unitholders without the prior consent of Parent and Public REIT (such consent not to be unreasonably withheld, delayed or conditioned).

(b)                                       The Partnership shall, in accordance with the Partnership Agreement, duly call, give notice of, convene and hold a meeting of the limited partners of the Partnership (including any adjournments or postponements thereof) (the “Partnership Unitholders Meeting”) as promptly as reasonably practicable after the date hereof, for the purpose of obtaining the Partnership Unitholder Approval.  The Partnership shall use reasonable best efforts to cause the Partnership Unitholders Meeting to occur 20 days after the date the Confidential Offering Memorandum is mailed to the Partnership Unitholders.  Subject to Sections 8.04(d), (e) and (f), the Company Parties will use reasonable best efforts to solicit or cause to be solicited from the Partnership Unitholders proxies in favor of the approval of the Partnership Merger and will use reasonable best efforts to take all other action reasonably necessary or advisable to secure the Partnership Unitholder Approval.  If instructed by Parent, the Partnership shall postpone or adjourn the Partnership Unitholders Meeting until a date determined by Parent in its sole discretion (but in no event beyond the date that is three Business Days prior to the Outside Date) if, in Parent’s sole discretion, such postponement or adjournment is necessary or advisable in order to secure the vote or consent of the Partnership Unitholders necessary to obtain the Partnership Unitholder Approval.  In addition, the Company and the Partnership may make one or more successive postponements or adjournments (but in no event beyond the date that is three Business Days prior to the Outside Date) of the Partnership Unitholders Meeting solely for the purpose of and for the times reasonably necessary to secure the vote or consent of the Partnership Unitholders necessary to obtain the Partnership Unitholder Approval.

Section 8.03                             Access to Information; Confidentiality.

(a)                                       Subject to applicable Law, during the Interim Period, the Company shall, and shall cause the Company Subsidiaries and the Representatives of the Company and the Company Subsidiaries to, afford Parent and its Representatives, following notice from Parent to the Company in accordance with this Section 8.03, reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and each Company Subsidiary, and all other financial, operating and other data and information as Parent may reasonably request.  Notwithstanding the foregoing, (a) neither the Company nor any Company Subsidiary or Representative shall be required to provide such access if it reasonably determines that such access is reasonably likely to materially disrupt or impair the business or operations of the Company or any Company Subsidiary and (b) the foregoing shall not require the Company to disclose any information to the extent it reasonably determines that such disclosure is reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) violate any applicable Law or any confidentiality obligation of such party (provided that the Company and the Company

Subsidiaries shall use reasonable best efforts to obtain the consent from the applicable Third Party or enter into a customary joint defense agreement to enable the disclosure of such information).  No investigation conducted under this Section 8.03, however, shall affect or be deemed to modify any representation or warranty made in this Agreement.  Prior to the Company Merger Effective Time, Parent shall not, and shall cause its Representatives and Affiliates not to, contact or otherwise communicate with parties with which the Company or the Company Subsidiaries have a business relationship (including tenants/subtenants) regarding the business of the Company or the Company Subsidiaries or this Agreement and the transactions contemplated hereby; provided that, after the Partnership Unitholder Approval has been obtained, Parent shall be permitted, after consultation with the Company, to contact and communicate with parties with which the Company or the Company Subsidiaries have a business relationship (including tenants/subtenants) regarding the business of the Company or the Company Subsidiaries or this Agreement and the transactions contemplated hereby, and the Company shall be entitled to have Representatives present at all times during any such contact or communication; provided further, that, for the avoidance of doubt, nothing in this Section 8.03(a) shall be deemed to restrict Parent, its Representatives or its Affiliates from contacting such parties in pursuing the business of Parent operating in the ordinary course.

(b)                                       Prior to the Company Merger Effective Time, all information obtained by Parent pursuant to this Section 8.03 shall be kept confidential in accordance with the confidentiality agreement dated April 7, 2015 between Lone Star Americas Acquisitions, LLC and the Company (the “Confidentiality Agreement”), which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination hereof.  Notwithstanding the foregoing, Parent and its Representatives may furnish Evaluation Material (as defined in the Confidentiality Agreement) to the Public Parties and to any other Person in connection with such Person’s potential investment in or provision of financing to Parent or its affiliates or evaluation of the acquisition of assets of the Company or the Company Subsidiaries in connection with or following the Closing (including any connection with any transactions effected pursuant to Section 2.09 hereof), in each case, so long as any such Person has entered into a confidentiality agreement with the Company substantially similar to the Confidentiality Agreement or has agreed in writing to be bound by the provisions of the Confidentiality Agreement to the same extent as if an original party signatory thereto.

(c)                                        All information obtained by the Public Parties pursuant to this Section 8.03 shall be kept confidential in accordance with the confidentiality agreement, dated May 23, 2015 (the “Public Confidentiality Agreement”), between Public REIT and the Company.

(d)                                       Notwithstanding the foregoing, the Company agrees that the sharing between Parent, on the one hand, and any Public Party, on the other hand, will not result in (i) any Public Party being a “Representative” (within the meaning of the Confidentiality Agreement) of Parent or (ii) Parent being a “Representative” (within the meaning of the Public Confidentiality Agreement) of any Public Party.

Section 8.04                             No Solicitation of Transactions.

(a)                                       Notwithstanding anything to the contrary contained in this Agreement but subject to Sections 8.04(d), (e) and (f), during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on the date that is 30 days after the date of this Agreement (the “Go Shop Period End Time”), the Company, the Company Subsidiaries and their respective Representatives may and shall have the right to, directly or indirectly: (i) initiate, solicit, encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, including by way of contacting third parties, broadly disseminating public disclosure or providing access to the properties, offices, assets, books, records and personnel of the Company and the Company Subsidiaries and furnishing non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided, however, that the Company has previously furnished, made available or provided access to such non-public information to Parent or concurrently does so; (ii) enter into, continue or otherwise participate in any discussions or negotiations with any Person in furtherance of such inquiries, proposals, offers or other actions or to obtain an Acquisition Proposal; (iii) release any Person from, or refrain from enforcing, any standstill agreement or similar obligation to the Company or any of the Company Subsidiaries; and (iv) disclose to the Company Stockholders any information required to be disclosed under applicable Law; provided, however, that in the case of this clause (iv) such disclosure shall be deemed to be a Change in Recommendation if not accompanied by an express public re-affirmation of the Company Recommendation.  For purposes of this Agreement, the term “Go Shop Bidder” shall mean any Person (including its controlled Affiliates and Representatives) that submits a proposal or offer regarding an Acquisition Proposal prior to the Go Shop Period End Time that the Company Board determines, prior to the Go Shop Period End Time, has resulted in, or would be reasonably likely to result in, a Superior Proposal.

(b)                                       Except as permitted by, and subject to, Sections 8.04(d), (e) and (f), and except with respect to a Go Shop Bidder, from and after the Go Shop Period End Time until the earlier of the Company Merger Effective Time or the date this Agreement is terminated pursuant to Article X, the Company shall not, and shall cause each of the Company Subsidiaries and Representatives not to (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations with any Person, or furnish to any Person other than the Parent Parties any non-public information, in furtherance of such inquiries or to obtain an Acquisition Proposal, (iii) release any Person from or fail to enforce any standstill agreement or similar obligation to the Company or any of the Company Subsidiaries or amend or modify the Ownership Transfer Waiver in any manner adverse to any Buyer Party, (iv) withdraw, modify or amend the Company Recommendation or the Ownership Transfer Waiver in any manner adverse to any Buyer Party or fail to make the Company Recommendation or fail to include the Company Recommendation in the Proxy Statement (any event described in this clause (iv), a “Change in Recommendation”), (v) approve, endorse or recommend any Acquisition Proposal, or (vi) enter into any agreement in principle, arrangement, understanding, contract or agreement relating to an Acquisition Proposal.  For the avoidance of doubt, after the Go Shop Period End Time until the receipt of the Company Stockholder Approval, the Company, the Company Subsidiaries and their respective Representatives may continue to take any of the actions described in Section 8.04(a) with respect to any proposals or offers regarding any Acquisition Proposal submitted by a Go Shop Bidder on or before the Go Shop Period End Time or with respect to any amended or modified proposal or offer with respect to any such Acquisition Proposal submitted by a Go Shop Bidder after the Go Shop Period End Time if the Company

Board has determined in good faith following consultation with its legal and financial advisors that such Acquisition Proposal (as may be amended or modified) is or is reasonably likely to lead to a Superior Proposal; provided that a Go Shop Bidder shall cease to be a Go Shop Bidder if the negotiations between the Company and such Go Shop Bidder with respect to the Acquisition Proposal that resulted in such Go Shop Bidder becoming a Go Shop Bidder shall have been terminated.

(c)                                        Except as permitted by, and subject to, Sections 8.04 (b), (d), (e) and (f), upon the Go Shop Period End Time, the Company shall, and shall cause each of the Company Subsidiaries and their respective Representatives to, immediately cease any discussions, negotiations or communications with any Person (other than any Go Shop Bidders and the Parent Parties) with respect to any Acquisition Proposal or potential Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person (other than any Go Shop Bidders and the Parent Parties).  Upon the Go Shop Period End Time, the Company shall promptly request each Person (other than any Go Shop Bidders and the Parent Parties) that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal, if any, to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of the Company Subsidiaries to the extent required by such confidentiality agreement.  Notwithstanding the foregoing, nothing in this Section 8.04(c) shall preclude the Company, the Company Subsidiaries or their respective Representatives from contacting any such Person solely for the purpose of complying with the immediately preceding sentence.

(d)                                       If, from and after the Go Shop Period End Time and prior to receipt of the Company Stockholder Approval, the Company or any of the Company Subsidiaries or their respective Representatives receives a written Acquisition Proposal which has not been initiated, solicited, knowingly encouraged or knowingly facilitated in violation of Section 8.04(b), and which the Company Board has determined in good faith following consultation with its legal and financial advisors is or is reasonably likely to lead to a Superior Proposal, the Company and the Company Subsidiaries or any of their respective Representatives thereafter may (i) furnish, make available or provide access to non-public information with respect to the Company and the Company Subsidiaries to the Person who made such Acquisition Proposal and such Person’s Representatives (provided that the Company (A) has previously furnished, made available or provided access to such non-public information to Parent or concurrently does so and (B) furnishes, makes available or provides access to such non-public information pursuant to an Acceptable Confidentiality Agreement), (ii) participate in negotiations regarding such Acquisition Proposal, and (iii) disclose to the Company Stockholders any information required to be disclosed under applicable Law; provided, however, that in the case of this clause (iii) such disclosure shall be deemed to be a Change in Recommendation if not accompanied by an express public re-affirmation of the Company Recommendation.  From and after the date of this Agreement, in the event the Company, any of the Company Subsidiaries or any of their respective Representatives receives from a Person or group of related Persons (i) an Acquisition Proposal, (ii) any request for non-public information relating to the Company or the Company Subsidiaries from a Person who informs the Company or any Company Subsidiary that it is considering making or has made a Company Acquisition Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal, the Company shall promptly notify Parent of (but in no event more than 24 hours following) such receipt.  Such notification shall include, to the extent then known, the identity of the parties and a copy of such Acquisition Proposal, inquiry or request or, if not made in writing, a written description thereof.  The Company shall provide Parent with copies of (to the extent in writing), and shall keep Parent apprised in all material respects on a timely basis as to the status (including, within 24 hours after the occurrence of any material amendment or modification) of, any such Acquisition Proposal, inquiry or request, including by furnishing copies of any documentation and written correspondence that supplements or amends any such Acquisition Proposal, inquiry or request in any material respect.  Notwithstanding anything to the contrary in this Agreement, but subject to the preceding three sentences, nothing herein shall prohibit the Company, the Company Subsidiaries and their respective Representatives from contacting in writing any Person submitting an Acquisition Proposal (that was not the result of a violation of this Section 8.04) solely to clarify the terms of the Acquisition Proposal for the sole purpose of the Company Board informing itself about such Acquisition Proposal.  Neither the Company nor any of the Company Subsidiaries shall, after the date of this Agreement, enter into any confidentiality agreement that would prohibit it from providing such information to Parent.

(e)                                        At any time prior to receipt of the Company Stockholder Approval, upon receipt by the Company of an Acquisition Proposal that constitutes a Superior Proposal (whether or not from a Go Shop Bidder), the Company Board may, if the Company Board determines in good faith after consultation with its legal and financial advisors that the failure to do so would be inconsistent with its duties under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to subsection (iv) below,  (x) recommend that the Company Stockholders approve or accept such Superior Proposal, which recommendation shall be deemed to be a Change in Recommendation, (y) make a Change in Recommendation, or (z) adopt, approve, endorse or recommend, and authorize the Company to terminate this Agreement and enter into an agreement relating to, or for the implementation of, such Superior Proposal (and the Company may so terminate this Agreement in accordance with this Agreement and enter into an agreement relating to, or for the implementation of, such Superior Proposal); provided that

(i)                                     such Superior Proposal did not result from the Company’s breach of its obligations under this Section 8.04;

(ii)                                  the Company Board has determined in good faith, after consultation with its legal and financial advisors, that such Acquisition Proposal constitutes a Superior Proposal;

(iii)                               the Company has notified Parent in writing that it intends to recommend that the Company Stockholders approve or accept such Superior Proposal, make a Change in Recommendation or enter into an agreement related to the Superior Proposal, attaching the most current version of such agreement (including any amendments, supplements or modifications) to such notice (a “Change Notice”); and

(iv)                              during the four Business Day period following Parent’s receipt of a Change Notice, the Company shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), Parent in making adjustments to the terms and conditions of this Agreement such that, in circumstances involving or relating to an

Acquisition Proposal, the Superior Proposal ceases to be a Superior Proposal; provided further that any amendment, supplement or modification to any Acquisition Proposal shall be deemed a new Acquisition Proposal and the Company may not terminate this Agreement pursuant to Section 10.01(d) or make a Change in Recommendation pursuant clause (y) of this Section 8.04(e) unless the Company has complied with the requirements of this Section 8.04(e) with respect to each such new Acquisition Proposal including sending a Change Notice with respect to each such new Acquisition Proposal and offering to negotiate for three Business Days from such new Change Notice.

(f)                                         Nothing in this Section 8.04 or elsewhere in this Agreement shall prevent the Company Board or the Company, directly or indirectly, from taking and disclosing to the Company Stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal or from issuing a “stop, look and listen” communication pending disclosure of its position thereunder or making any required disclosure to the Company Stockholders under applicable Law, including Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A; provided, however, that to the extent any such disclosure addresses the approval, recommendation or declaration of advisability by the Company Board with respect to this Agreement or an Acquisition Proposal, such disclosure shall be deemed to be a Change in Recommendation if not accompanied by an express public re-affirmation of the Company Recommendation.

(g)                                        The Company shall not take any action to exempt any Person from the restrictions contained in Article VII of the Company Articles or otherwise cause any of such restrictions not to apply unless such actions are taken in connection with a termination of this Agreement.

Section 8.05                             Directors’ and Officers’ Indemnification and Insurance.

(a)                                       Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under any of the Organizational Documents or this Agreement, from and after the Company Merger Effective Time, the Surviving Company shall (i) indemnify and hold harmless each person who is at the date hereof, was previously, or during the period from the date hereof through the Company Merger Effective Time serving as a director or officer of the Company or any of the Company Subsidiaries (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom, and (ii) promptly pay on behalf of each of the Indemnified Parties, to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, any Indemnifiable Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Indemnifiable Expenses (as hereinafter defined) incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, including all reasonable attorneys’ fees and expenses, in each case without the requirement of any bond or other security, but subject to Parent’s or the Surviving Company’s, as applicable, receipt of an undertaking by or on behalf of such Indemnified Party to repay such Indemnifiable

Expenses if it is ultimately determined under applicable Laws that such Indemnified Party is not entitled to be indemnified); provided, however, that neither Parent nor the Surviving Company shall be liable for any settlement effected without Parent’s or the Surviving Company’s written consent and shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single Claim except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action.  The indemnification and advancement obligations of Parent and the Surviving Company pursuant to this Section 8.05(a) shall extend to acts or omissions occurring at or before the Company Merger Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto).  All rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director or officer of the Company or the Company Subsidiaries after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives.  For purposes of this Section 8.05(a) (x) the term “Claim” means any threatened, asserted, pending or completed Action, whether instituted by any party hereto, any Governmental Authority or any other party, that any Indemnified Party in good faith believes might lead to the institution of any such Action, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director or officer of the Company or any of the Company Subsidiaries, at or prior to the Company Merger Effective Time at the request of the Company or any of the Company Subsidiaries, and (y) the term “Indemnifiable Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 8.05(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party.  Neither Parent nor the Surviving Company shall settle, compromise or consent to the entry of any judgment in any Claim in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless (i) such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or (ii) such Indemnified Party otherwise consents thereto.

(b)                                       For a period of six years from the Company Merger Effective Time, the charter and bylaws or other organizational documents of the Surviving Company and the Company Subsidiaries shall contain provisions no less favorable with respect to indemnification than are set forth in the Company Articles, Company Bylaws or the applicable organizational documents of the Company Subsidiaries, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Company Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Company Merger Effective Time, were directors, officers, trustees, employees, agents, or fiduciaries (including fiduciaries under or with respect to any employee benefit plan (within the meaning of

Section 3(3) of ERISA)) of the Company or any of the Company Subsidiaries, unless such modification shall be required by Law and then only to the minimum extent required by Law.

(c)                                        Parent or the Surviving Company shall maintain for a period of at least six years from the Company Merger Effective Time the current policies of directors’ and officers’ liability insurance maintained by the Company and the Company Subsidiaries with respect to claims arising from facts or events that occurred on or before the Company Merger Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement; provided that (i) the Surviving Company may substitute therefor policies (including run-off or “tail” policies) of at least the same amounts and containing other terms and conditions which are, in the aggregate, not materially less advantageous to the insured persons; provided that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Company Merger Effective Time; (ii) in no event shall the Surviving Company be required to expend pursuant to this Section 8.05(c) more than an amount per year of coverage equal to 300% of the current annual premiums paid by the Company for such insurance.  The Company represents that such annual premium amount is set forth in Section 8.05(c) of the Disclosure Schedule.  In the event that, but for the proviso to the immediately preceding sentence, the Surviving Company would be required to expend more than 300% of the current annual premiums paid by the Company, the Surviving Company shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 300% of the current annual premiums paid by the Company.  Parent shall, and shall cause the Surviving Company or its successors or assigns to, maintain such policies in full force and effect, and continue to honor all obligations thereunder.

(d)                                       If the Surviving Company or any of its respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or Surviving Company, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company assumes the obligations set forth in this Section 8.05.

Section 8.06                             Further Action; Reasonable Efforts.

(a)                                 Except to the extent otherwise provided in Section 7.01, upon the terms and subject to the conditions of this Agreement, each of the Company Parties and the Buyer Parties shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Mergers and the other transactions contemplated by this Agreement, including (i) using reasonable best efforts to cause the conditions to Closing set forth in Article IX to be satisfied, (ii) using reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities with respect to the Company and the Company Subsidiaries as are necessary for the consummation of the transactions contemplated by this Agreement and (iii) executing and delivering any additional instruments necessary or advisable to consummate the Mergers.

(b)                                       The Company Parties and the Buyer Parties agree to cooperate and assist one another in connection with all actions to be taken pursuant to this Section 8.06, including the preparation and making of the filings referred to in this Agreement and, if requested, amending or furnishing additional information thereunder, including, subject to applicable Law and the Confidentiality Agreement, upon request, providing copies of all related documents to the non-filing party and their advisors prior to filing, and, to the extent practicable, none of the parties will file any such document or have any communication with any Governmental Authority without prior consultation with the other party.  Each of the Company Parties and the Buyer Parties shall keep the other apprised of the content and status of any material communications with, and material communications from, any Governmental Authority with respect to the transactions contemplated by this Agreement.  To the extent practicable and permitted by a Governmental Authority, each of the Company Parties and the Buyer Parties shall permit representatives of the other party to participate in meetings and calls with such Governmental Authority regarding the transactions contemplated by this Agreement.  None of the Company Parties and the Buyer Parties shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Authority without the consent of the other party, which consent shall not be unreasonably withheld or delayed.  Without limiting the generality of the foregoing, each Company Party and Buyer Party shall provide to the other (or the other’s respective Representatives) upon request copies of all correspondence and submissions between such party and any Governmental Authority relating to the transactions contemplated by this Agreement.  The Company Parties and the Buyer Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 8.06 as “outside counsel only.”  Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.

(c)                                        Each of the Company Parties and the Buyer Parties agrees to cooperate and use its reasonable best efforts to defend through litigation on the merits any Action, including administrative or judicial Action, asserted by any Person in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that in whole or in part restricts, delays, prevents or prohibits consummation of the Mergers, including by vigorously pursuing all available avenues of administrative and judicial appeal.

(d)                                       Each of the Buyer Parties, on the one hand, and the Company Parties, on the other hand, shall use their respective reasonable best efforts to obtain any Third Party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, or (ii) disclosed in the Disclosure Schedule.  In the event that any Company Party shall fail to obtain any Third Party consent described above, the Company Parties shall use their reasonable best efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company Parties and the Buyer Parties and their respective businesses resulting, or which could reasonably be expected to result, after the Company Merger Effective Time, from the failure to obtain such consent.  Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Authority) with respect to any transaction contemplated by this Agreement, (i) unless required by the applicable agreement, without the prior written consent of Parent, neither the Company nor any of the Company Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) none of the Buyer Parties or their respective affiliates shall be required to pay or commit to pay such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.  Notwithstanding the foregoing, in connection with obtaining any Third Party consent from the holder of any mortgage indebtedness encumbering any Company Property, the Buyer Parties shall pay all costs and expenses in connection therewith including, without limitation, any consent fees, lender legal fees and escrow and processing fees.

Section 8.07                             Transfer Taxes.  Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes.  From and after the Company Merger Effective Time, the Surviving Company shall pay or cause to be paid, without deduction or withholding from the Merger Consideration, all Transfer Taxes.

Section 8.08                             Public Announcements.  Except with respect to any Change in Recommendation or any action taken pursuant to, and in accordance with Section 8.04, so long as this Agreement is in effect, the parties hereto agree that no public release or public announcement concerning the transactions contemplated by this Agreement (including the Mergers) shall be issued by a party without the prior consent of the other parties (which consent shall not be unreasonably withheld, delayed or conditioned), provided that a party may, without obtaining the other parties’ consent, issue such release or announcement as may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use reasonable best efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.  The parties have agreed upon the form of a joint press release announcing the Mergers and the execution of this Agreement and shall make such joint press release no later than one Business Day following the date on which this Agreement is signed.

Section 8.09                             Cooperation with Financing.

(a)                                 Parent shall, and shall cause MergerSub to, use reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letter (and the related fee letters), including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions contained therein or on terms reasonably acceptable to Parent and not in violation of this Section 8.09, (ii) to the extent within the Buyer Parties’ control (rather than the Company Parties’ control or Public REIT’s control), satisfy on a timely basis all conditions applicable to the Buyer Parties in the Debt Commitment Letter (and the related fee letters), (iii) except as provided below, maintain in full force and effect and comply with its obligations under the Debt Commitment Letter (and the related fee letters) that are within its control, (iv) not take or fail to take any action that could reasonably be expected to prevent or materially impede or materially delay the availability or funding of the Debt Financing, and

(v) consummate the Debt Financing at or prior to the Closing Date (it being understood that it is not a condition to the Closing under this Agreement, nor the consummation of the Mergers, for Parent or MergerSub to obtain the Debt Financing or any alternative financing); provided, that such efforts shall be subject to the last sentence of this Section 8.09(a).  Parent shall have the right, from time to time, to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Debt Financing, and/or substitute other debt or equity financing for all or any portion of the Financing from the same and/or alternative Financing Sources; provided that any such amendment, replacement, supplement or other modification to, or waiver of any provisions of the Debt Commitment Letter that amends the Financing and/or substitution of all or any portion of the Financing shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) (A) expand upon the conditions precedent to the Financing as set forth in the Debt Commitment Letter in any material respect that would make such conditions less likely to be satisfied, (B) be reasonably expected to prevent or materially impede or materially delay the consummation of the Mergers and the other transactions contemplated hereby, or (C) materially and adversely impact the ability of Parent to enforce its rights against the other parties to the Debt Commitment Letter (it being understood that notwithstanding anything herein to the contrary, any replacement financing consistent in all material respects with the terms of the application executed as of June 12, 2015 by the Permanent Financing Source and the terms of the related initial letter of commitment executed as of June 19, 2015 (together, the “Preliminary Permanent Debt Commitment Documents”)  with such modifications as are customary for commitments by the Permanent Financing Source for this type of financing (such financing, the “Permanent Financing”) shall be deemed to comply with the foregoing proviso and once the commitment letter from the Permanent Financing Source and the related amended letter of commitment referenced in the initial letter of commitment executed as of June 19, 2015 have been executed (the “Permanent Debt Commitment Documents”), it is expressly agreed that the Debt Commitment Letter referred to in Section 5.07(b)(ii) may be terminated).  Parent shall as promptly as practicable deliver to the Company copies of any such amendment, replacement, supplement or modification of or to the Debt Commitment Letter (including the Preliminary Permanent Debt Commitment Documents and the Permanent Debt Commitment Documents, but not with respect to any fee letter).  For purposes of this Section 8.09, references to “Financing” and “Debt Financing” shall include the financing contemplated by the Debt Financing as permitted to be amended, modified, replaced, supplemented or substituted by this Section 8.09(a) (including the Permanent Financing), and references to “Debt Commitment Letter” shall include such documents as permitted to be amended, modified, replaced, supplemented or substituted by this Section 8.09(a) (including the Preliminary Permanent Debt Commitment Documents and the Permanent Debt Commitment Documents).  Parent shall be permitted to reduce the amount of Financing under the Financing Commitments in its reasonable discretion, provided that Parent shall not reduce the Financing to an amount committed below the amount that is required, together with other financial resources of Parent and MergerSub, including available cash, cash equivalents and marketable securities of the Buyer Parties, the Company, the Partnership and their respective subsidiaries on the Closing Date, to consummate the Mergers on the terms contemplated by this Agreement (which amount may be reduced as a result of any purchase by the DownREIT Partnership of assets pursuant to the Contribution Agreement), and provided further that such reduction shall not, except as provided above, (I) expand upon the conditions precedent to the Financing as set forth in the Financing Commitments in any material respect that would make such conditions less likely to be satisfied by the Closing Date or (II) be reasonably expected to prevent or materially impede or materially delay the consummation of the Mergers and the other transactions contemplated by this Agreement.  Without limiting Parent’s other obligations under this Section 8.09(a), in the event (i) all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter (or any related fee letters), (ii) the Financing Commitments with respect to all or any portion of the Financing expire or are terminated, or (iii) any Debt Commitment Letter is repudiated by any party thereto (any such event, a “Financing Failure Event”), Parent shall (A) promptly (and in any event within 24 hours) notify the Company of such Financing Failure Event and the reasons therefor of which Parent has knowledge, (B) in consultation with the Company, use reasonable best efforts to promptly obtain any such portion from alternative sources on terms not materially less favorable to Parent (as determined in the reasonable judgment of Parent taking into account the flex provisions set forth in the Debt Commitment Letter (or any related fee letters)) and in an amount sufficient to consummate the Mergers and the other transactions contemplated by this Agreement (the “Alternate Debt Financing”), as promptly as practicable following the occurrence of such Financing Failure Event but in no event later than the date of the Closing contemplated in Section 2.06, and (B) use reasonable best efforts to obtain, and when obtained, provide the Company with, a copy of a new financing commitment letter (but not including any fee letter) (a “New Debt Commitment Letter”) that provides for such Alternate Debt Financing.  In the event any Alternate Debt Financing is obtained, (A) any reference in this Agreement to the “Financing” or the “Debt Financing” shall include the debt financing contemplated by such Alternate Debt Financing and (B) any reference in this Agreement to the “Financing Commitments” or the “Debt Commitment Letters” shall be deemed to include, to the extent then in effect, the Debt Commitment Letters that are not superseded by any New Debt Commitment Letter at the time in question and the New Debt Commitment Letters.  Parent shall give the Company prompt (and in any event within two Business Days after it becomes aware) notice (A) of any material breach or default, or any repudiation or termination by any party of the Debt Commitment Letter or definitive agreements related to the Financing and (B) of the receipt of any written notice or other written communication, in each case from any Financing Source with respect to any material breach or default, or any termination or repudiation by any party to any Debt Commitment Letter, Equity Commitment Letter or definitive agreements related to the Financing or any provisions of any Debt Commitment Letter, Equity Commitment Letter or definitive agreements related to the Financing.  Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing.  Parent agrees to use, and shall cause MergerSub to use, reasonable best efforts to enforce their respective rights under the Debt Commitment Letter (and the related fee letters) and the definitive agreements with respect to the Debt Financing and the Equity Financing.  In the event that all conditions in the Debt Commitment Letter (other than the availability of funding of any of the Equity Financing) have been satisfied or upon funding will be satisfied, and the Closing is required to occur pursuant to Section 2.06, each of Parent and MergerSub shall use its reasonable best efforts to cause the Financing Sources providing such Debt Financing to fund on the Closing Date the Debt Financing required to consummate the transactions contemplated by this Agreement and otherwise enforce its rights under the Debt Commitment Letter.  Notwithstanding anything to the contrary herein, the Company Parties and the Buyer Parties agree and acknowledge that “reasonable best efforts” will not be interpreted to require Parent, MergerSub, Partnership MergerSub or any other Buyer Party to, and none of Parent, MergerSub, Partnership MergerSub or any other Buyer Party shall be required to, sue the Financing Sources or enforce or commence any other legal proceeding in relation to the Financing Commitments.

(b)                                       The Company agrees to use reasonable best efforts to provide, and shall cause the Company Subsidiaries and its and their Representatives (including legal, tax, regulatory and accounting) to use reasonable best efforts to provide, all cooperation that is reasonably necessary, proper or advisable in connection with the arrangement of the Financing (including the Permanent Financing) (provided that such request is consistent with applicable Law and does not unreasonably interfere with the operations of the Company and the Company Subsidiaries in a way that is not customary in connection with the arrangement of financing similar to the Financing), including (i) furnish such financial, statistical and other pertinent information and projections relating to the Company and the Company Subsidiaries as may be reasonably requested by Parent, (ii) make appropriate officers of the Company and the Company Subsidiaries reasonably available for due diligence meetings and for participation in meetings, presentations, road shows and sessions with rating agencies and Financing Sources (including the Permanent Financing Source), (iii) reasonably assist Parent and its Financing Sources with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents necessary, proper or advisable in connection with the Financing to consummate the Mergers and the other transactions contemplated by this Agreement, (iv) reasonably cooperate with the marketing efforts of Parent and its Financing Sources for any Financing to be raised by Parent to complete the Mergers and the other transactions contemplated by this Agreement, (v) execute and deliver documents, as of the Closing Date, as may be reasonably requested by Parent in connection with the Financing and otherwise reasonably facilitating the pledging of collateral, including any credit or purchase agreements, guarantees, pledge agreements, security agreements, intercreditor agreements, mortgages, deeds of trust and other security documents or other certificates, documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Financing (including a certificate of the Chief Financial Officer of the Company or any Company Subsidiary with respect to solvency matters), (vi) as may be reasonably requested by Parent, form new direct or indirect subsidiaries pursuant to documentation reasonably satisfactory to Parent and conditioned on the occurrence of the Company Merger and effective as of the Company Merger Effective Time, (vii) as may be reasonably requested by Parent, transfer or otherwise restructure its ownership of existing Company Subsidiaries, properties or other assets, in each case, pursuant to documentation reasonably satisfactory to Parent and conditioned on the occurrence of the Company Merger and effective as of the Company Merger Effective Time, (viii) provide reasonable access to diligence materials, appropriate personnel and properties to allow Financing Sources (including the Permanent Financing Source) and their representatives to complete all due diligence (subject to execution of non-disclosure and confidentiality agreements reasonably acceptable to the Company), (ix) provide reasonable assistance with respect to the review and granting of mortgages and security interests in collateral for the Financing, and attempting to obtain any consents associated therewith, (x) to the extent reasonably requested by a Financing Source, obtain estoppels and certificates from tenants, lenders, managers, franchisors, ground lessors and counterparties to reciprocal easement agreement or other similar agreements to which a member of the Company or any of the Company Subsidiaries is a party in form and substance reasonably satisfactory to any Financing Source or potential Financing Source, (xi) reasonably cooperate in connection with the repayment or defeasance of any existing Indebtedness of the Company or any of the Company Subsidiaries as of the Company Merger Effective Time including delivering such payoff, defeasance or similar notices under any existing loans of the Company or any of the Company Subsidiaries at such times as may be reasonably requested by Parent, (xii) to the extent reasonably requested by a potential Financing Source (including the Permanent Financing Source), permit Parent and its Representatives to conduct, at Parent’s sole cost and expense, appraisal and environmental and engineering inspections of each real estate property owned and, subject to obtaining required third party consents with respect thereto (which the Company shall use reasonable efforts to obtain), leased by the Company or any of the Company Subsidiaries (provided, however, that (A) Parent shall schedule and coordinate all inspections with the Company and shall give the Company at least three Business Days’ prior written notice thereof, setting forth the inspection that Parent or its Representatives intend to conduct, and (B) the Company shall be entitled to have representatives present at all times during any such inspection), (xiii) using reasonable best efforts to provide monthly financial statements (excluding footnotes) to the extent the Company customarily prepares such financial statements within 25 days of the end of each month prior the Closing Date, and (xiv) taking all corporate and, if applicable, other actions reasonably necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof together with the cash at the Company and the Company Subsidiaries, to be made available to Parent on the Closing Date to consummate the Mergers; provided, however, that notwithstanding anything to the contrary in this Section 8.09 or any other provisions of this Agreement, (A) no obligation or liability of the Company or any of the Company Subsidiaries under any certificate, document or instrument relating to the Financing shall be effective until the Closing Date, and (B) none of the Company or any of the Company Subsidiaries shall be required to take any action (I) under any certificate, document or instrument relating to the Financing that is not contingent upon the Closing Date (including the entry into any agreement that is effective before the Closing Date), (II) that would reasonably be expected to cause any director, officer or employee of the Company or any of the Company Subsidiaries to incur any personal liability relating to the Financing, (III) that will conflict with or violate its Organizational Documents or any applicable Laws, or (IV) that would cause any condition to the Closing to fail to be satisfied or otherwise cause any material breach of this Agreement.  The Company will periodically update any such information to be included in an offering document to be used in connection with such Debt Financing in order to ensure that (i) such information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading, and (ii) such information complies in all material respects with all applicable requirements of Law.  The Company hereby consents to the use of its and the Company Subsidiaries’ logos in connection with the Debt Financing so long as such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company and the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries.  Parent shall, promptly upon written request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs and expenses incurred by the Company or the Company Subsidiaries in connection with their cooperation as described in this Section 8.09(b).  Parent and MergerSub acknowledge and agree that the Company and its Affiliates and their respective Representatives shall not have any responsibility for, or incur any liability to any Person under or in connection with, the arrangement of the Financing or any alternative financing that Parent or MergerSub may raise in connection with the transactions contemplated by this Agreement whether or not Closing occurs, other than to the extent provided in Section

10.04(c), provided that if the Closing occurs, the Surviving Company will be responsible for all fees and expenses incurred in connection with the Financing.  The Buyer Parties shall, on a joint and several basis, indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than historical information relating to the Company and the Company Subsidiaries).  Notwithstanding anything to the contrary in this Section 8.09(b) or any other provisions of this Agreement, (A) the condition set forth in Section 9.02(a)(i), as it applies to the Company’s obligations under this Section 8.09(b), shall be deemed satisfied unless the Company or the Company Subsidiaries cause or materially contribute to the failure of the Financing (including the Permanent Financing or any alternative financing) to be obtained, and (B) Parent and MergerSub acknowledge and agree that the obtaining of the Financing (including the Permanent Financing or any alternative financing), is not a condition to Closing, and each of Parent and MergerSub reaffirms its obligations to consummate the Mergers and the other transactions contemplated by this Agreement subject only to the express conditions set forth in Sections 9.01 and 9.02, irrespective and independent of the availability or terms of the Financing or any alternate financing.

(c)                                        All non-public or otherwise confidential information regarding the Company obtained by Parent or its Representatives pursuant to paragraph (b) above shall be kept confidential in accordance with the Confidentiality Agreement (other than to the extent required to be included in any offering documents pursuant to paragraph (b) above).

Section 8.10                             Resignations.  The Company shall use reasonable best efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation effective as of the Company Merger Effective Time, of those directors of the Company or any Company Subsidiary designated by Parent to the Company in writing at least five calendar days prior to the Closing.

Section 8.11                             Takeover Statutes.  The Company Parties and the Buyer Parties shall use reasonable best efforts to take all action necessary so that no takeover statute becomes applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement and if any takeover statute becomes applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement, to take all necessary action to ensure that such transactions contemplated hereby may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and otherwise act to eliminate or minimize the effects of such takeover statute.

Section 8.12                             Delisting and Deregistering of Securities.  Parent and the Surviving Company shall use their reasonable best efforts to cause the Company Common Shares to be de-listed from the NYSE and de-registered under the Exchange Act promptly following the Company Merger Effective Time.

Section 8.13                             Tax Matters.  During the period from the date of this Agreement to the Company Merger Effective Time, the Company and the Company Subsidiaries shall:

(a)                                       continue to operate in such a manner as to permit the Company to continue to qualify as a REIT throughout the period from the date hereof to the Company Merger Effective Time;

(b)                                       prepare and timely file all Tax Returns required to be filed by them (taking into account all applicable extensions of time to file such Tax Returns) on or before the Closing Date (“Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by applicable Laws;

(c)                                        fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed; and

(d)                                       properly reserve (and reflect such reserve in their books and records and financial statements), for all Taxes payable by them for which no Post-Signing Return is due prior to the Company Merger Effective Time in a manner consistent with past practice.

Section 8.14                             Notices of Certain Events.

(a)                                       The Company Parties shall notify Parent promptly of (i) any written communication and, to the knowledge of the Company, any other communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, any of the Company Subsidiaries or any of their respective Representatives), (ii) any material communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, any of the Company Subsidiaries or any of their respective Representatives), (iii) any material Actions threatened or commenced against or otherwise affecting the Company or any of the Company Subsidiaries that are related to the transactions contemplated by this Agreement or (iv) any effect, event, development or change between the date of this Agreement and the Company Merger Effective Time that causes or is reasonably likely to cause any of the conditions set forth in Section 9.01, 9.02 or 9.04 not to be satisfied.

(b)                                       The Buyer Parties shall notify the Company promptly of (i) any written communication and, to the knowledge of Parent, any other communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Parent, any of its subsidiaries or their respective Representatives), (ii) any material communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from Parent, any of its subsidiaries or their respective Representatives), (iii) any material Actions threatened or commenced against or otherwise affecting Parent or any of its subsidiaries that are related to the transactions contemplated by this Agreement or (iv) any effect, event, development or change between the date of this Agreement and the Company Merger Effective Time that causes or is reasonably likely to cause any of the conditions set forth in Section 9.01, 9.03 or 9.04  not to be satisfied.

(c)                                        The delivery of any notice pursuant to this Section 8.14 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.  It is acknowledged and agreed that Public REIT shall promptly receive a copy of any notices provided pursuant to this Section 8.14.

Section 8.15                             Existing Notes.

(a)                                       Promptly following the date hereof, each of the Company and the Partnership shall use reasonable best efforts to amend the applicable note purchase agreements in order to provide that the Company’s and the Partnership’s debt securities set forth in Section 8.15 of the Disclosure Schedules (the “Notes”) may be prepaid or redeemed on the Closing Date (with such prepayment or redemption conditioned on the Closing of the Company Merger) at a redemption price (the “Note Redemption Price”) equal to principal plus accrued interest to the Closing Date plus the Make-Whole Premium (as that term is defined in the applicable note purchase agreement).  The Company and the Partnership shall be entitled to incur and pay reasonable fees and expenses in connection with obtaining such amendment, subject to the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned).  If the Company and the Partnership are unable to obtain such amendment to the applicable note purchase agreements within 45 days following the date hereof, unless the Parent Parties have waived the Company Parties’ obligation to comply with this Section 8.15 prior to the expiration of such 45-day period, the Partnership shall be entitled to increase the borrowing capacity under its revolving credit facility or secure a new credit facility on terms reasonably acceptable to Parent in an amount necessary to fund the Note Redemption Price in the event the Closing does not occur, and to pay reasonable fees, including commitment fees, and expenses in connection therewith.  It is expressly agreed by the parties hereto that the failure to obtain the consent of the holders of the Notes in connection with the amendments described above shall not be deemed a breach by the Company or the Partnership under this Agreement or a failure of any condition hereto.

(b)                                       If instructed to do so by Parent, the Company and the Partnership shall deliver a notice of prepayment or redemption to each holder of Notes with sufficient advance notice to enable the Notes to be prepaid or redeemed on the Closing Date; provided that in no event shall the Company or the Partnership be obligated to deliver such notice of prepayment or redemption to each holder of Notes until the Partnership Unitholder Approval has been obtained.  If such notice is delivered, immediately following the Company Merger Effective Time, Parent shall cause the Surviving Company or, if applicable, the Partnership or the Surviving Partnership, as the case may be, to promptly pay the Note Redemption Price, using funds provided by or at the direction of Parent.

Section 8.16                             Employee Benefits.

(a)                                 Parent shall or shall cause the Surviving Company to give employees of the Company as of the Closing Date who continue to be employed by the Surviving Company immediately following the Closing (the “Employees”) full credit for purposes of eligibility to participate and vesting under the employee benefit plans or arrangements maintained by Parent or its U.S. Affiliates in which such Employees participate following the Closing Date for such Employees’ service with the Company to the same extent recognized by comparable plans of the Company immediately prior to the Closing Date, provided that no such credit will result in a duplication of benefits or require any retroactive contributions.  Notwithstanding the foregoing, with respect to any welfare benefit plans maintained by Parent or its U.S. Affiliates for the benefit of Employees on and after the Closing Date, Parent shall or shall cause the Surviving Company to use reasonable best efforts to (i) cause there to be waived any eligibility requirements or pre-existing condition limitations to the same extent waived under comparable plans of the Company immediately prior to the Closing Date and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to amounts paid by such Employees in the year of the Closing Date with respect to similar plans maintained by the Company; provided that, for the avoidance of doubt, in no event shall Parent be obligated to cause the Surviving Company to purchase new insurance policies in order to comply with this Section 8.16(a).

(b)                                       Upon the Closing, the Surviving Company hereby assumes the obligations under the Amended and Restated Executive Retention Plan adopted by the Company and the Partnership, as of February 12, 2011, including but not limited to payment of any accrued bonus under the Company’s Incentive Compensation Plan for services rendered during the year in which the Closing occurs.

(c)                                        Nothing contained in this Agreement shall (i) constitute or be deemed to be an amendment to any of the Plans or any other compensation or benefit plan, program or arrangement of the Company or Parent, (ii) prevent the amendment or termination of any of the Plans or interfere with the right or obligation of Parent to make such changes as are necessary to conform with applicable Law, or (iii) otherwise operate to require Parent to duplicate any payments or benefits payable pursuant to any of the Plans or other compensation or benefit plans, policies, programs, agreements or other arrangements of Parent.

(d)                                       The parties acknowledge and agree that all provisions contained in this Section 8.16 are included for the sole benefit of the parties hereto, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including any employees or former employees of the Company, or (ii) to continued employment following the Closing Date.

Section 8.17                             Existing Indebtedness.  At the direction of the Parent, the Company and the Partnership shall deliver notices of prepayment or termination (with such prepayment or termination conditioned on the Closing of the Company Merger) relating to any loan agreement, letter of credit, indenture, note, bond, debenture, mortgage or any other document, agreement or instrument evidencing a capitalized leased obligation or other Indebtedness, including, without limitation, any of the Indebtedness listed on Section 4.17(g) of the Disclosure Schedule, of the Company or any Subsidiary (other than in connection with the Notes, the prepayment of which shall be governed by Section 8.15) with sufficient notice to enable such Indebtedness to be prepaid or terminated on the Closing Date.  Immediately following the Company Merger Effective Time, Parent shall cause the Surviving Company or, if applicable, the Partnership or the Surviving Partnership, as the case may be, to promptly pay any amounts required in connection with such prepayments or terminations, including any interest, premium or penalties, using funds provided by or at the direction of Parent.

ARTICLE IX
CONDITIONS TO THE MERGERS

Section 9.01                             Conditions to the Obligations of Each Party to Consummate the Mergers.  The obligations of the Company Parties and the Buyer Parties to consummate the Mergers are subject to the satisfaction or waiver in writing (where permissible) of the following conditions:

(a)                                       No Governmental Authority shall have (i) enacted, issued, promulgated, enforced or entered any Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Mergers, the Portfolio Contribution or the Redemption illegal or prohibiting consummation of the Mergers, the Portfolio Contribution, the Redemption or any of the other transactions contemplated by this Agreement, or (ii) instituted any Action which is then pending that challenges or seeks to enjoin or make illegal or otherwise prohibit or materially delay the consummation of the Mergers, the Portfolio Contribution or the Redemption or any of the other transactions contemplated by this Agreement;

(b)                                       The Company shall have obtained the Company Stockholder Approval;

(c)                                        The Partnership shall have obtained the Partnership Unitholder Approval;

(d)                                       The transactions contemplated by the Contribution Agreement shall have been consummated in accordance with the terms of the Contribution Agreement; and

(e)                                        Each Partnership Unit held by a Redeeming Partnership Unitholder (other than Partnership Units held by Exempted Redeeming Unitholders) with respect to which a Redemption Election has been properly made shall have been redeemed in exchange for the applicable Per Unit Redemption Consideration in accordance with Section 2.02 hereof.

Section 9.02                             Conditions to the Obligations of the Buyer Parties.  The obligations of the Buyer Parties to consummate the Mergers are subject to the satisfaction or waiver in writing (where permissible) of the following additional conditions:

(a)                                       (i) no Company Party shall have breached or failed to comply in any material respect with any of its obligations, covenants or agreements required to be performed or complied with by it under this Agreement (after giving effect to the cure rights set forth in Section 10.01(c)(i)), (ii) the representations and warranties of the Company Parties contained in this Agreement that (A) are not made as of a specific date are true and correct as of the date of this Agreement and as of the Closing, as though made on and as of such date, and (B) are made as of a specific date are true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties (other than the representation in clause (b) of Section 4.08)) does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; in addition, the representations and warranties set forth in Sections 4.01(a) and (b) (Organization and Qualification; Company Subsidiaries; Authority), 4.03(a), (b) and (c) (Capitalization), 4.04 (Authority Relative to this Agreement, Takeover Laws, Validity and Effect of Agreements), 4.08 (Absence of Certain Changes or Events) and 4.19 (Opinion of Financial Advisor) shall be true and correct in all respects (other than in de minimis and immaterial respects in the case of Sections 4.03(a), (b) and (c)) as of the date hereof and as of the Closing, as though made on and as of such date (in each case except to the extent expressly made as of a specific date, in which case as of such specific date); and (iii) Parent shall have received a certificate of an executive officer of the Company, dated the date of the Company Merger Effective Time, to the effect set forth in the foregoing clauses (i) and (ii);

(b)                                       since the date of this Agreement, there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had a Company Material Adverse Effect;

(c)                                        the Company shall have received a written opinion of Nixon Peabody LLP, dated as of the Closing Date and substantially in the form of Exhibit F attached hereto, opining that the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for all taxable periods commencing with the Company’s taxable year ended December 31, 2000 through and including the Company Merger Effective Time; and

(d)                                 The Company Trust and the Company shall have properly completed and executed IRS Form 8832, Entity Classification Election, electing to treat the Company Trust for U.S. federal income tax purposes as a disregarded entity of the Company (for this purpose, not including an entity treated as a corporation but disregarded as a QRS under Section 856(l) of the Code) effective not later than the day prior to the Closing Date and shall have deposited such completed and executed election form, with proper postage, into the U.S. mail, addressed as set forth in the Instructions to Form 8832 and otherwise in accordance with the requirements of Section 7502 of the Code, and shall not have revoked, terminated, or reversed such election.

Section 9.03                             Conditions to the Obligations of the Company Parties.  The obligations of the Company Parties to consummate the Mergers are subject to the satisfaction or waiver in writing (where permissible) of the following additional conditions:

(a)                                 (i) no Buyer Party shall have breached or failed to comply in any material respect with any of its obligations, covenants or agreements required to be performed or complied with by it under this Agreement (after giving effect to the cure rights set forth in Section 10.01(d)(i)); (ii) the representations and warranties of the Buyer Parties contained in this Agreement that (A) are not made as of a specific date are true and correct as of the date of this Agreement and as of the Closing, as though made on and as of such date, and (B) are made as of a specific date are true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in such representations and warranties) does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; in addition, the representations and warranties set forth in Sections 5.01 (Corporate Organization), 5.02 (Ownership of MergerSub and Partnership MergerSub; No Prior Activities) and 5.03 (Authority Relative to this Agreement) shall be true and correct in all respects as of the date hereof and as of the Closing, as though made on and as of such date (in each case except to the extent expressly made as of a specific date, in which case as of such specific date); and (iii) the Company shall have received a certificate of an executive officer of

Parent, dated the date of the Company Merger Effective Time, to the effect set forth in the foregoing clauses (i) and (ii); and

(b)                                 since the date of this Agreement, there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had a Parent Material Adverse Effect.

Section 9.04                             Conditions to the Obligations of Each Party to Consummate the Company Merger.  In addition to the conditions set forth in Sections 9.01, 9.02 and 9.03, the obligations of the Company and MergerSub to consummate the Company Merger are subject to the consummation of the Partnership Merger in accordance with the terms of this Agreement.

ARTICLE X
TERMINATION, AMENDMENT AND WAIVER

Section 10.01                      Termination.  This Agreement may be terminated and the Mergers and the other transactions contemplated hereby may be abandoned at any time prior to the Partnership Merger Effective Time (the date of any such termination, the “Termination Date”):

(a)                                       by mutual written consent of Parent and the Company;

(b)                                       by either Parent or the Company:

(i)                                     if the Partnership Merger Effective Time shall not have occurred on or before the Outside Date; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the cause of, or resulted in, the event specified in this Section 10.01(b)(i);

(ii)                                  if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or taken any other action (including the failure to have taken an action) which, in either such case, has become final and non-appealable and has the effect of making consummation of the Portfolio Contribution, Redemption or Mergers illegal or otherwise preventing or prohibiting consummation of the Portfolio Contribution, Redemption or Mergers (“Governmental Order”); provided, however, that the right to terminate under this Section 10.01(b)(ii) shall not be available to any party unless such party shall have used its reasonable best efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to such Mergers;

(iii)                               the Company Stockholder Approval is not obtained at the Company Stockholders Meeting upon a vote taken thereon; or

(iv)                              the Partnership Unitholder Approval is not obtained at the Partnership Unitholders Meeting upon a vote taken thereon;

(c)                                        by Parent:

(i)                                     if any of the Company Parties shall have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of any Company Party shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing on the Closing Date (A) would result in the failure of a condition set forth in Section 9.02 to be satisfied and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 45 days after the giving of written notice to the Company of such breach or failure (except to the extent that (x) the Company Parties are then diligently pursuing and continue to pursue a cure for such breach and (y) the Company Parties are reasonably capable of curing such breach, in which case such date shall be extended until the Company Parties no longer continue to diligently pursue a cure for such breach or until the Company Parties no longer are reasonably capable of curing such breach); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 10.01(c)(i) if any of the Buyer Parties are then in material breach of any of their covenants or agreements set forth in this Agreement;

(ii)                                  if there has been a Change in Recommendation (provided that Parent’s right to terminate this Agreement pursuant to this clause (ii) will expire 10 Business Days after the date upon which Parent receives from the Company a Change Notice regarding the Change in Recommendation); or

(iii)                               if (A) the Company Board shall have approved, endorsed or recommended any Acquisition Proposal, (B) the Company enters into a contract or agreement relating to an Acquisition Proposal (other than a confidentiality agreement entered into in compliance with Section 8.04(d)), (C) a tender offer or exchange offer for any Company Common Shares that constitutes an Acquisition Proposal (other than by any of the Buyer Parties or any of their Affiliates) is commenced prior to obtaining the Company Stockholder Approval and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by the Company Stockholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the Company Stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within five Business Days of being requested to do so by Parent, or (D) the Company or the Company Board publicly announces its intention to do any of the foregoing;

(d)                                       by the Company:

(i)                                     if any of the Buyer Parties shall have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of a Buyer Party shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing on the Closing Date (A) would result in the failure of a condition set forth in Section 9.03 to be satisfied  and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 45 days after the giving of written notice to Parent of such breach or failure (except to the extent that (x) the Buyer Parties are then diligently pursuing and continue to pursue a cure for such breach and (y) the Buyer Parties are reasonably capable of curing such breach, in which case such date shall be extended until the Buyer Parties no longer continue to diligently pursue a cure for such breach or until the Buyer Parties no longer are reasonably capable of curing such breach); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(d)(i) if any Company Party is then in material breach of any of its covenants or agreements set forth in this Agreement;

(ii)                                  if the Company Board adopts, approves, endorses or recommends and authorizes the Company to enter into a definitive agreement providing for the implementation of a Superior Proposal in a manner permitted under Section 8.04(e), but only so long as the Company pays to Parent the Company Termination Fee in accordance with Section 10.04(b) simultaneously with any such termination; or

(iii)                               if the Closing shall not have been consummated on or before the date contemplated in Section 2.06 and all of the conditions to Closing set forth in Section 9.01 and Section 9.02 would be satisfied and continue to be satisfied at the time of such termination if the Mergers were to occur at the time of such termination (other than (x) conditions that, by their nature, are to be satisfied at the Closing and (y) conditions set forth in Sections 9.01(d) and (e) if the Public Parties stood ready, willing and able to consummate the Portfolio Contribution and the Portfolio Contribution did not occur because Parent did not stand ready, willing and able to complete the Closing) and the Company stood ready, willing and able to consummate the Mergers at such time.

Section 10.02                      Effect of Termination.

(a)                                       In the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (or any Representatives thereof) except that the indemnification and reimbursement obligations of the Buyer Parties contained in Sections 2.09 and 8.09(b), the Limited Guarantee referred to in Section 5.07(c) and the provisions of Section 8.03(b), Section 8.03(c), this Section 10.02, Section 10.04 and Article XI and the definitions of all defined terms appearing in such sections shall survive any such termination; provided, however, that, subject to Sections 10.04(g), 11.06, 11.07 and 11.09, nothing herein shall relieve any party hereto from liability for fraud or any willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity.  For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, the parties agree that termination of this Agreement following the Portfolio Contribution Effective Time shall not affect the rights and obligations of the Company Parties and the Public Parties to effectuate the other transactions contemplated under the Contribution Agreement.

(b)                                       For the avoidance of doubt, in the event of termination of this Agreement, the Financing Sources shall have no liability to the Company, the Partnership or any of their respective Affiliates hereunder or under the Debt Financing or otherwise relating to or arising out of the transactions contemplated by such agreements, provided that the foregoing shall not preclude any liability of the Financing Sources to Parent or MergerSub under the terms of the Debt Commitment Letter (and the related fee letters) or the Debt Financing.

Section 10.03                      Notice of Termination.  A terminating party shall provide written notice of termination to the other parties specifying with reasonable particularity the basis of such termination.  If more than one provision in Section 10.01 is available to a terminating party in connection with a termination, a terminating party may rely on any and all available provisions in Section 10.01 for any such termination.

Section 10.04                      Fees and Expenses.

(a)                                       Except as otherwise set forth in Sections 2.09, 8.06(d), 8.07, 8.09(b) and this Section 10.04, all expenses (including fees and expenses payable to Representatives) incurred by any party to this Agreement or its Affiliates on its behalf in connection with this Agreement or the transactions contemplated by this Agreement (“Expenses”) shall be paid by the party incurring such expenses, whether or not the Mergers are consummated.

(b)                                       The Company agrees that if this Agreement shall be terminated:

(i)                                     by Parent pursuant to Section 10.01(c)(ii) or Section 10.01(c)(iii);

(ii)                                  by the Company pursuant to Section 10.01(d)(ii); or

(iii)                               by Parent or the Company pursuant to Section 10.01(b)(iii) or by Parent pursuant to Section 10.01(c)(i) as a result of a willful breach of any covenant or agreement by the Company and at any time after the date of this Agreement and prior to the failure to obtain Company Stockholder Approval (in the case of a termination pursuant to Section 10.01(b)(iii)) or prior to the breach giving rise to such termination (in the case of a termination pursuant to Section 10.01(c)(i) as a result of a willful breach of any covenant or agreement by the Company), (A) an Acquisition Proposal (whether or not conditional) or an intention to make an Acquisition Proposal (whether or not conditional) shall have been made to the Company Board or directly to the Company’s stockholders or is otherwise publicly announced, in each case prior to the Termination Date, and (B) concurrently with such termination or within 12 months following the Termination Date, the Company enters into a definitive agreement relating to or consummates an Acquisition Proposal (in each case whether or not such Acquisition Proposal was the same Acquisition Proposal referred to in the foregoing clause (A), and for purposes of this Section 10.04(b)(iii), “50%” shall be substituted for “15%” in the definition of Acquisition Proposal);

then, in each such case, the Company shall pay to Parent the Company Termination Fee less any Parent Expenses previously paid pursuant to Section 10.04(c), in immediately available funds to an account directed by Parent, which payment shall be made (x) within three Business Days of the Termination Date, in the case of a Company Termination Fee payable pursuant to Section 10.04(b)(i); (y) simultaneously with, and as a condition to the effectiveness of, termination, in the case of a Company Termination Fee payable pursuant to Section 10.04(b)(ii); and (z) on the earliest of the execution of a definitive agreement with respect to, submission to the stockholders of, or consummation of, any transaction contemplated by an Acquisition Proposal, as applicable, in the case of a Company Termination Fee payable pursuant to Section 10.04(b)(iii).

(c)                                        The Company agrees that if this Agreement shall be terminated by either Parent or the Company pursuant to Section 10.01(b)(iii) or by Parent pursuant to Section 10.01(c)(i) as a result of a willful breach of any covenant or agreement by the Company, under circumstances in which the Company Termination Fee is not payable pursuant to Section 10.04(b)(i), then the Company shall pay, within three Business Days of the Termination Date, to Parent the Parent Expenses in immediately available funds to an account directed by Parent, provided, that the payment by the Company of the Parent Expenses pursuant to this Section 10.04(c), shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 10.04(b) except to the extent indicated in such Section.

(d)                                 Parent agrees that (i) if this Agreement is terminated (A) under circumstances in which the Company Termination Fee (or any portion thereof) is paid on the basis of termination of this Agreement by the Company pursuant to Section 10.01(d)(ii) or by Parent pursuant to Section 10.01(c)(ii) or (iii), in each case in connection with the Company entering into or recommending a Superior Proposal with a Go Shop Bidder on or before the date that is 15 days following the Go Shop Period End Time or (B) under circumstances in which the Parent Expenses (or any portion thereof) are paid pursuant to Section 10.04(c), and the Public Parties are not in material breach of this Agreement or the Contribution Agreement at the time of such termination, then Parent shall pay to Public REIT the Public Party Expenses (provided that such payment shall be reduced on a pro rata basis to the extent that the entirety of the Company Termination Fee or the Parent Expenses, as applicable, are not actually paid to Parent) and (ii) if this Agreement is terminated under any other circumstances in which the Company Termination Fee is paid pursuant to Section 10.04(b) and the Public Parties are not in material breach of this Agreement or the Contribution Agreement at the time of such termination, then Parent shall pay to Public REIT the Pro Rata Termination Fee.

(e)                                        Parent agrees that if this Agreement is terminated (i) by the Company pursuant to Section 10.01(d)(i) as a result of a willful breach of any covenant or agreement by any of the Buyer Parties, or (ii) by the Company pursuant to Section 10.01(d)(iii), then, in either case, Parent shall pay to the Company the Parent Termination Fee within three Business Days of the Termination Date in immediately available funds to an account directed by the Company.

(f)                                         The Company agrees that (i) if this Agreement is terminated under circumstances in which the Parent Termination Fee (or any portion thereof) is paid pursuant to Section 10.04(e) and the Public Parties are not in material breach of this Agreement or the Contribution Agreement at the time of such termination and (ii) the transactions contemplated by the Contribution Agreement are not consummated, then the Company shall pay to Public REIT the Pro Rata Termination Fee.

(g)                                        Public REIT agrees that if this agreement is terminated by either the Company or Parent pursuant to Section 10.01(b)(i) and, at the time of such termination, (i) the conditions to the Public Parties’ obligations to consummate the Portfolio Contribution under Section 5.01 of the Contribution Agreement are satisfied and (ii) the Portfolio Contribution has not been consummated as a result of the Public Parties’ breach under the Contribution Agreement, then Public REIT shall pay (x) to the Company a portion of the Public Party Termination Fee equal to $55,000,000 and  (y) to Parent a portion of the Public Party Termination Fee equal to $35,000,000.

(h)                                       Notwithstanding anything in this Agreement to the contrary, except in the case of fraud or willful and material breach as expressly set forth in Section 10.02(a) and subject to the limitations set forth in Section 10.04(k), in the event that the Company Termination Fee, the Parent Termination Fee, the Public Party Termination Fee or the Public Party Expenses becomes payable, then such payment shall be the receiving party’s and its affiliates’ sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against the paying party (or, in the case of the Public Party Expenses, any other party), its subsidiaries and each of their respective Representatives in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Mergers to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise.

(i)                                           For the purposes of this Agreement:

(i)                                     “Company Termination Fee” means an amount equal to (A) $50,000,000 solely in the event that the Company Termination Fee becomes payable in connection with a termination of this Agreement by the Company pursuant to Section 10.01(d)(ii) or by Parent pursuant to Section 10.01(c)(ii) or (iii), in each case in connection with the Company entering into or recommending a Superior Proposal with a Go Shop Bidder on or before the date that is 15 days following the Go Shop Period End Time, or (B) $150,000,000 if the Company Termination Fee becomes payable pursuant to Section 10.04(b) under any circumstance other than those described in the immediately preceding clause (A).

(ii)                                  “Parent Expenses” means all reasonable, actual and documented out-of-pocket costs and expenses incurred prior to the termination of this Agreement by or on behalf of the Buyer Parties (or their Affiliates) in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder, including reasonable fees and expenses of counsel, investment banking firms, Financing Sources or financial advisors, accountants, and consultants, up to an aggregate maximum amount of $35,000,000.

(iii)                               “Parent Termination Fee” means an amount equal to $300,000,000.

(iv)                              “Pro Rata Termination Fee” means 9% of the amount of the Company Termination Fee actually paid to Parent or 9% of the amount of the Parent Termination Fee actually paid to the Company, as applicable.

(v)                                 “Public Party Expenses” means all reasonable, actual and documented out-of-pocket costs and expenses incurred prior to the termination of this Agreement by or on behalf of the Public Parties (or their Affiliates) in connection with the entering into of this Agreement and the Contribution Agreement and the carrying out of any and all acts contemplated hereunder and thereunder, including reasonable fees and expenses of counsel, investment banking firms, financing sources or financial advisors, accountants, and consultants.

(vi)                              “Public Party Termination Fee” means an amount equal to $90,000,000.

(j)                                          Each of the parties hereto acknowledges that the agreements contained in this Section 10.04 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other parties would not enter into this Agreement.  In the event that the Company shall fail to pay the Company Termination Fee or the Parent Expenses when due, Parent shall fail to pay the Parent Termination Fee or the Public Party Expenses when due, or Public REIT shall fail to pay the Public Party Termination Fee when due, the Company, Parent or Public REIT, as the case may be, shall reimburse the party due such payment for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 10.04.  Further, if the Company, Parent or Public REIT, as the case may be, fails to timely pay any amount due pursuant to this Section 10.04, and, in order to obtain the payment, Public REIT, Parent or the Company, as the case may be, commences a suit which results in a judgment against the party owing such payment (or, in the case of the Company, against the Guarantor) for the payment set forth in this Section 10.04, such paying party shall pay the other party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as reported in The Wall Street Journal in effect on the date such payment was required to be made through the date of payment.  If payable, none of the Company Termination Fee, the Parent Expenses, the Parent Termination Fee, the Public Party Expenses or the Public Party Termination Fee shall be payable more than once pursuant to this Agreement.

(k)                                       Notwithstanding anything to the contrary in this Agreement:

(i)                                     Except for Parent, MergerSub, Partnership MergerSub and the Guarantor (but only to the extent set forth in the Limited Guarantee), no other Parent Party shall have any liability for any obligation or liability to the Company, any of its Affiliates or any of its or their direct or indirect stockholders for any claim for any loss suffered as a result of any breach of this Agreement, the Limited Guarantee or the Financing Commitments, or the failure of the Company Merger, the Partnership Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise;

(ii)                                  Without limiting the right of the Company to seek specific performance in accordance with Section 11.07, the maximum aggregate liability of Parent, MergerSub, Partnership MergerSub and the Guarantor for any loss suffered as a result of any breach of this Agreement, the Limited Guarantee or the Financing Commitments, or the failure of the Company Merger, the Partnership Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, shall be limited to the Parent Termination Fee plus any interest, costs and expenses payable pursuant to Section 10.04(j) , and in no event shall the Company seek to, and the Company shall cause its Affiliates not to seek to, recover any money damages (including consequential, indirect or punitive damages) in excess of such amount; and

(iii)                               Upon payment of the Parent Termination Fee (plus any interest, costs and expenses payable pursuant to Section 10.04(j)), no Parent Party shall have any further liability or obligation to the Company, any of its Affiliates or any of its or their direct or indirect stockholders relating to or arising out of this Agreement, the Limited Guarantee or the Financing

Commitments, or the failure of the Company Merger, the Partnership Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and in such event, the Company shall not seek to, and shall cause its Affiliates not to seek to, recover any money damages (including consequential, indirect or punitive damages) or obtain any equitable relief from any Parent Party.

(iv)                              For the avoidance of doubt, it is acknowledged and agreed that the provisions of this Section 10.04 shall not affect the rights of the parties under the Contribution Agreement to pursue the legal remedies provided for in the Contribution Agreement in the event of a default or breach thereunder, which rights will survive the termination of this Agreement unimpaired; provided that no Parent Party shall have any liability for any obligation or liability to any Person for any breach of the Contribution Agreement or in respect of any oral representation made or alleged to have been made in connection therewith, whether in equity or at law, in contract, in tort or otherwise.

Section 10.05                      Escrow of Company Expenses.

(a)                                       To the extent that the Company Parties recover the Parent Termination Fee pursuant to Section 10.04(e) (such amount, the “Damages Amount”), Parent shall instruct the escrow agent to pay to the Partnership from the Damages Amount deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Damages Amount and (ii) the sum of (A) the maximum amount that can be paid to the Partnership without causing the Company to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code (“Qualifying Income”), as determined by the Company’s independent certified public accountants, plus (B) in the event the Company receives either (1) a letter from the Company’s counsel indicating that the Company has received a ruling from the IRS described in Section 10.05(b) or (2) an opinion from the Company’s outside counsel as described in Section 10.05(b), an amount equal to the Damages Amount less the amount payable under clause (A) above.  To secure Parent’s obligation to pay these amounts, Parent shall deposit into escrow an amount in cash equal to the Damages Amount with an escrow agent selected by Parent and on such terms (subject to Section 10.05(b)) as shall be mutually agreed upon by the Partnership, Parent and the escrow agent.  The payment or deposit into escrow of the Damages Amount pursuant to this Section 10.05 shall be made at the time Parent is obligated to pay the Partnership such amount pursuant to Section 10.04(e)(i) or (ii) by wire transfer or bank check.

(b)                                       The escrow agreement shall provide that the Damages Amount in escrow or any portion thereof shall not be released to the Partnership unless the escrow agent receives any one or combination of the following: (i) a letter from the Company’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Partnership without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Company’s accountants revising that amount, in which case the escrow agent shall release such amount to the Company, or (ii) a letter from the

Company’s counsel indicating that the Company received a ruling from the IRS holding that the Damages Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, the Company’s outside counsel has rendered a legal opinion to the effect that the receipt by the Partnership of the Damages Amount would constitute Qualifying Income, would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or would not otherwise disqualify the Company as a REIT), in which case the escrow agent shall release the remainder of the Damages Amount to the Partnership.  Parent agrees to amend this Section 10.05 at the reasonable request of the Company in order to (x) maximize the portion of the Damages Amount that may be distributed to the Partnership hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Company’s chances of securing a favorable ruling described in this Section 10.05(b), or (z) assist the Company in obtaining a favorable legal opinion from its outside counsel as described in this Section 10.05(b).  The escrow agreement shall also provide that any portion of the Damages Amount remaining in escrow on the date that is five years after the date the Damages Amount was deposited into escrow shall be released by the escrow agent to Parent.  Any costs and expenses of the escrow agent shall be borne solely by the Company.

Section 10.06                      Waiver.  At any time prior to the Company Merger Effective Time, the Company, on the one hand, and Parent, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained herein; provided that, without the prior written consent of Public REIT, neither the Company nor Parent may grant any such extension or waiver to the extent the extension or waiver (i) relates to a representation, condition, covenant or other obligation which is in whole or in part for the benefit of Public REIT or (ii) affects negatively the rights of any Public Party under this Agreement or the Contribution Agreement.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company (on behalf of the Company Parties) or Parent (on behalf of the Buyer Parties), as applicable.  The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights, and no single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.07                      Termination of Contribution Agreement.  In the event the Contribution Agreement is validly terminated by any Public Party under circumstances in which the transactions contemplated by the Contribution Agreement shall not have been consummated on or before the Outside Date in accordance with the provisions set forth in the Contribution Agreement, the obligations of Public REIT set forth in this Agreement shall terminate except that the provisions of Section 8.03(c), Section 10.02, Section 10.04, this Section 10.07 and Article XI and the definitions of all defined terms appearing in such sections shall survive any such termination.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01                      Non-Survival of Representations and Warranties.  The representations and warranties in this Agreement and in any certificate or other instrument delivered pursuant hereto, including any rights arising out of any breach of such representations and warranties, shall terminate at the Company Merger Effective Time.  This Section 11.01 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Company Merger Effective Time.

Section 11.02                      Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon confirmation of receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery), by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or facsimile numbers (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

if to any Buyer Party:

Lone Star Americas Acquisitions, LLC

888 Seventh Ave., 11th Floor

New York, New York 10019

Attention:                                         Hugh Ward

Telephone:                                   (212) 849-9661

E-mail:                                                        hward@lonestarfunds.com

with a copy to:

Gibson, Dunn & Crutcher LLP

2100 McKinney Avenue

Suite 1100

Dallas, Texas 75201-6912

Attention:                                         Jeffrey A. Chapman

R. Jay Tabor

Facsimile:                                         (214) 571-2920

E-mail:                                                        jchapman@gibsondunn.com

jtabor@gibsondunn.com

if to any Company Party:

Home Properties, Inc.

850 Clinton Square

Rochester, New York 14604

Attention:                                         Edward J. Pettinella

Facsimile:                                         (585) 546-5433

E-mail:                                                        edwardpe@homeproperties.com

with a copy to:

Home Properties, Inc.

850 Clinton Square

Rochester, New York 14604

Attention:                                         Ann McCormick

Facsimile:                                         (585) 546-5433

E-mail:                                                        ann@homeproperties.com

and

Hogan Lovells US LLP

555 Thirteenth Street, NW

Washington, DC 20004

Attention:                                         J. Warren Gorrell, Jr.

David W. Bonser

Facsimile:                                         (202) 637-5910

E-mail:                                                        warren.gorrell@hoganlovells.com

david.bonser@hoganlovells.com

if to Public REIT:

c/o UDR, Inc.

1745 Shea Center Drive

Suite 200

Highlands Ranch, CO 80129

Attention:                                         Warren L. Troupe, Senior Executive Vice President

Facsimile:                                         (720) 283-2451

with a copy to:

UDR, Inc.

1745 Shea Center Drive

Suite 200

Highlands Ranch, CO 80129

Attention:                                         David G. Thatcher

Facsimile:                                         (720) 283-2451

with a copy to:

Morrison & Foerster LLP

707 Wilshire Boulevard

Los Angeles, California 90017

Attention:                                         Thomas R. Fileti, Esq.

Facsimile:                                         (213) 892-5454

E-mail:                                                        tfileti@mofo.com

Section 11.03                      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or the application of this Agreement to any person or circumstance is invalid or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  To such end, the provisions of this Agreement are agreed to be severable.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 11.04                      Amendment.  Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto by action taken by their respective board of directors (or similar governing body or entity) at any time prior to the Company Merger Effective Time; provided, however, that (a) after the Company Stockholders Meeting, to the extent the Company Stockholder Approval is obtained, no amendment may be made which decreases the Company Common Share Merger Consideration, and (b) after the Partnership Unitholders Meeting, to the extent Partnership Unitholder Approval is obtained, no amendment may be made which decreases the Partnership Merger Consideration.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.  Notwithstanding anything to the contrary in this Agreement, Sections 11.06, 11.08(b), 11.09(d) and 11.13 and this Section 11.04 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Sections 11.06, 11.08(b), 11.09(d) and 11.13 and this Section 11.04) may not be modified, waived or terminated in a manner that impacts or is adverse in any material respect to the Financing Sources without the prior written consent of the Financing Sources.

Section 11.05                      Entire Agreement; Assignment.  This Agreement, together with the Confidentiality Agreement, the Disclosure Schedule, the Limited Guarantee and the Contribution Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) without the prior written consent of the other parties hereto, and any attempt to make any such assignment without such consent shall be null and void, provided that that any of the Buyer Parties may assign this Agreement (i) to any direct or indirect wholly owned subsidiary of Parent or (ii) after the Company Merger Effective Time, to any Person; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if the assignee does not perform its obligations.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 11.06                      Remedies.  Except as otherwise provided in Section 10.04(e), Section 11.07 or elsewhere in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this

Agreement, at law or in equity and the exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.

Section 11.07                      Specific Performance.

(a)                                       The Company Parties and the Buyer Parties agree that irreparable damage would occur in the event that the Company Parties and the Buyer Parties do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions.  Accordingly, prior to any termination of this Agreement pursuant to Section 10.01, and subject to Sections 11.07(b) and (c) and Section 11.09, the Company Parties and the Buyer Parties acknowledge and agree that each Company Party and Buyer Party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by a Company Party or a Buyer Party and to enforce specifically the terms and provisions hereof in the Courts of the State of Maryland (the “Maryland Courts”), this being in addition to any other remedy to which such party is entitled at law or in equity.

(b)                                       Notwithstanding anything herein to the contrary, the Company and the Partnership shall be entitled to seek specific performance to cause Parent, MergerSub and Partnership MergerSub to draw down the Equity Financing or to consummate the Mergers only if:

(i)                                     all of the conditions set forth in Sections 9.01 and 9.02 (other than (x) conditions that, by their nature, are to be satisfied at the Closing and (y) conditions set forth in Sections 9.01(d) and (e) if the Public Parties stood ready, willing and able to consummate the Portfolio Contribution and the Portfolio Contribution did not occur because Parent did not stand ready, willing and able to complete the Closing) have been satisfied;

(ii)                                  all of the conditions to the consummation of the Debt Financing (or any replacement debt financing, if applicable) provided by the Debt Commitment Letter (or any replacement debt financing, if applicable) have been satisfied (other than the funding of the Equity Financing and those conditions that by their nature are to be satisfied at the Closing); and

(iii)                               the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing (or any replacement financing, if applicable) are funded, then the Closing will occur.

(c)                                        Notwithstanding anything herein to the contrary, the Company and the Partnership shall be entitled to specific performance to cause Parent, MergerSub and Partnership MergerSub to draw down the Debt Financing (or any replacement financing, if applicable) only if:

(i)                                     all of the conditions set forth in Sections 9.01 and 9.02 (other than (x) conditions that, by their nature, are to be satisfied at the Closing and (y) conditions set forth in Sections 9.01(d) and (e) if the Public Parties stood ready, willing and able to consummate the Portfolio Contribution and the Portfolio Contribution did not occur because Parent did not stand ready, willing and able to complete the Closing) have been satisfied;

(ii)                                  Parent and MergerSub have failed to complete the Closing by the date the Closing is required to occur pursuant to Section 2.06; and

(iii)                               all of the conditions to the consummation of the Debt Financing (or any replacement financing, if applicable) provided by the Debt Commitment Letter (or any replacement financing, if applicable) have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing).

(d)                                       Nothing in this Section 11.07 or elsewhere in this Agreement shall require Parent, MergerSub or Partnership MergerSub to initiate, prosecute or maintain any Action against any Financing Source or the other Persons providing or obligated to provide the Debt Financing in the event of any breach or purported breach of the Debt Commitment Letter by any such Person.

(e)                                        Each of the Company Parties and the Buyer Parties hereby waives (i) any defense in any Action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

(f)                                         In no event shall the exercise of the Company’s and the Partnership’s right to seek specific performance pursuant to this Section 11.07 reduce, restrict or otherwise limit the Company’s right to terminate this Agreement pursuant to Section 10.01(d)(i) or 10.01(d)(iii) and be paid the Parent Termination Fee.

Section 11.08                      Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) following the Closing, the Indemnified Parties, solely in the case of this Section 11.08(a) and Section 8.05 (and the definitions relating thereto), (b) the Financing Sources, solely in the case of this Section 11.08(b) and Sections 11.04, 11.09(d) and 11.13 (and the definitions relating thereto), (c) following the Company Merger Effective Time and subject to the terms and conditions set forth in this Agreement, the holders of Company Common Shares, Company Stock Options, Company Restricted Stock, Company Restricted Stock Units and Company Dividend Equivalent Rights, solely in the case of this Section 11.08(c) and in respect of their right to receive the Company Common Share Merger Consideration or the Company Option and Stock-Based Consideration in accordance with Article III, (d) following the Partnership Merger Effective Time, the Partnership Unitholders, solely in the case of this Section 11.08(d) and in respect of their right to receive the applicable Partnership Merger Consideration in accordance with Article III, and (e) the Redeeming Partnership Unitholders, solely in this Section 11.08(e) and the representations and warranties of Public REIT set forth in Article VI.  The representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties.  Accordingly, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.  Notwithstanding the foregoing, (i) the provisions of Section 10.04(k) shall be enforceable against the Company Parties (but not the Buyer Parties) by each Financing Source and its successors and assigns, and (ii) the provisions of this Section 11.08 and Section 11.04, Section 11.09(d) and Section 11.13

shall be enforceable against all parties to this Agreement by each Financing Source and its successors and assigns.

Section 11.09                      Governing Law; Forum; Limitations on Suits against Parent Parties and Financing Sources.

(a)                                       This Agreement, the Mergers and the other transactions contemplated hereby and all disputes, claims or controversies (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the internal Laws of the State of Maryland without giving effect to any choice or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Maryland.

(b)                                       Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the Maryland Courts for any litigation (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Maryland Courts and agrees not to plead or claim in any Maryland Court that such litigation brought therein has been brought in any inconvenient forum.  Each of the parties hereto agrees, (i) to the extent such party is not otherwise subject to service of process in the State of Maryland, to appoint and maintain an agent in the State of Maryland as such party’s agent for acceptance of legal process, and (ii) that service of process may also be made on such party by prepaid certified mail to the address for notice set forth in Section 11.02 with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service.  Service made pursuant to clause (i) or (ii) above shall have the same legal force and effect as if served upon such party personally within the State of Maryland.

(c)                                        Without limiting Section 10.04(k) or Section 11.09(d) or the Company’s ability to enforce this Agreement against Public REIT, this Agreement may only be enforced by the Company with respect to the Parent Parties against, and claims or causes of action that are based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement may only be made with respect to the Parent Parties by the Company against, Parent, MergerSub, Partnership MergerSub and the Guarantor (but only to the extent set forth in the Limited Guarantee), and the Company shall not seek to enforce this Agreement against, or make any claims or causes of action that are based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement against, any other Parent Party.

(d)                                       Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees that (i) it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Financing Commitments, the Debt Financing or the definitive agreements executed in connection therewith or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and (ii) any such action, cause of action, claim, cross-claim or third-party claim shall be governed by the laws of the State of New York.  Each of the Company and the Partnership also agrees that (A) neither it nor any of its Affiliates will bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source, in any way relating to this Agreement or the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Financing Commitments, the Debt Financing or the definitive agreements executed in connection therewith or the performance thereof and (B) no Financing Source shall have any liability (whether in contract or in tort or otherwise) to the Company, the Partnership or any of their respective Affiliates or their respective directors, officers, employees, agents, partners, managers, members or equity holders for any obligations or liabilities of any party under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to have been made in connection herewith.

Section 11.10                      Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.11                      Counterparts.  This Agreement may be executed and delivered (including by facsimile or PDF transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 11.12                      Waiver.  Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.  The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 11.13                      Waiver of Jury Trial.  EACH OF THE PARTIES HERETO AND EACH FINANCING SOURCE HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT, ACTION OR OTHER PROCEEDING OR LITIGATION (WHETHER BASED ON CONTRACT, TORT OF OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HERETO AND EACH FINANCING SOURCE (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUIT, ACTION, PROCEEDING OR LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) IN THE CASE OF THE PARTIES

HERETO, ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.13.

Section 11.14                      Authorship.  Each party hereto acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  The parties hereto agree that the terms and language of this Agreement are the result of negotiation between the parties hereto and their respective Representatives and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party hereto.  Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Buyer Parties, Company Parties and Public REIT have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HOME PROPERTIES, INC., a Maryland corporation

By:	/s/ Edward J. Pettinella
Name:	Edward J. Pettinella
Title:	President and Chief Executive Officer

HOME PROPERTIES, L.P., a New York limited partnership

By: HOME PROPERTIES, INC., its general partner

	By:	/s/ Edward J. Pettinella
	Name:	Edward J. Pettinella
	Title:	President and Chief Executive Officer

[Signature Pages to Agreement and Plan of Merger]

LSREF4 LIGHTHOUSE ACQUISITIONS, LLC, a Delaware limited liability company

By:	/s/ Marc L. Lipshy
Name:	Marc L. Lipshy
Title:	Vice President

LSREF4 LIGHTHOUSE CORPORATE ACQUISITIONS, LLC, a Maryland limited liability company

By:	/s/ Marc L. Lipshy
Name:	Marc L. Lipshy
Title:	Vice President

LSREF4 LIGHTHOUSE OPERATING ACQUISITIONS, LLC, a New York limited liability company

By:	/s/ Marc L. Lipshy
Name:	Marc L. Lipshy
Title:	Vice President

[Signature Pages to Agreement and Plan of Merger]

UDR, INC., a Maryland corporation

By:	/s/ Warren L. Troupe
Name:	Warren L. Troupe
Title:	Senior Executive Vice President

[Signature Pages to Agreement and Plan of Merger]